As filed with the Securities and Exchange Commission on October 22, 2009
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FREESEAS INC.
(Exact name of Registrant as specified in its charter)

Republic of the Marshall Islands	4412	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

89 Akti Miaouli & 4 Mavrokordatou Street
185 38, Piraeus, Greece
011-30-210-452-8770
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Broad and Cassel
Attention: A. Jeffry Robinson, P.A.
2 S. Biscayne Boulevard, 21st Floor
Miami, Florida 33131
Telephone: (305) 373-9400
Facsimile: (305) 995-6402
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

A. Jeffry Robinson, Esq.	Stephen P. Farrell, Esq.
Broad and Cassel	Morgan, Lewis & Bockius LLP
2 S. Biscayne Blvd., 21st Floor	101 Park Avenue
Miami, Florida 33131	New York, New York 10178
Office: (305) 373-9400	(212) 309-6000
Fax: (305) 373-9443

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate	Registration
Securities to be Registered	Offering Price(1)(2)	Fee
Common Stock, par value U.S. $0.001 per share	$15,000,000	$837
Preferred Share Purchase Rights(3)	—	—

(1)	Includes shares of common stock, if any, that may be sold to cover the exercise of an over-allotment option granted to the underwriter.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(3)	The preferred stock purchase rights are initially attached to and trade with the shares of our common stock registered hereby. Value attributed to such rights, if any, is reflected in the market price of our common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, OCTOBER 22, 2009

PRELIMINARY PROSPECTUS

FreeSeas Inc.

           Shares of Common Stock

We are offering          shares of common stock. Our common stock is currently quoted on the NASDAQ Global Market under the symbol “FREE.” On October 21, 2009, the last reported sale price of our common stock was $1.62 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 12 to read about the risks you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to us, before expenses	$	$

The underwriter has a 30-day option to purchase up to           additional shares of our common stock from us to cover any over-allotments, if any, at the offering price, less underwriting discounts and commissions.

The underwriter expects to deliver the shares to purchasers on or about          , 2009.

DAHLMAN ROSE & COMPANY

The date of this prospectus is          , 2009

We have not authorized anyone to give any information or to make any representations other than those contained in this prospectus. Do not rely upon any information or representations made outside of this prospectus. This prospectus is not an offer to sell, and it is not soliciting an offer to buy (1) any securities other than shares of our common stock or (2) shares of our common stock in any circumstances in which our offer or solicitation is unlawful. The information contained in this prospectus may change after the date of this prospectus. Do not assume after the date of this prospectus that the information contained in this prospectus is still correct.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

ENFORCEABILITY OF CIVIL LIABILITIES

FreeSeas Inc. is a Marshall Islands company and our executive offices are located outside of the United States in Piraeus, Greece. All of our directors, officers and some of the experts named in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

ii

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements.

We use the term “deadweight tons,” or “dwt,” in describing the capacity of our drybulk carriers. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. Drybulk carriers are generally categorized as Handysize, Handymax, Panamax and Capesize. The carrying capacity of a Handysize drybulk carrier typically ranges from 10,000 to 39,999 dwt and that of a Handymax drybulk carrier typically ranges from 40,000 to 59,999 dwt. By comparison, the carrying capacity of a Panamax drybulk carrier typically ranges from 60,000 to 79,999 dwt and the carrying capacity of a Capesize drybulk carrier typically is 80,000 dwt and above.

Unless otherwise indicated, all references to “$” and “dollars” in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with the U.S. generally accepted accounting principles.

References in this prospectus to “FreeSeas,” “we,” “us” or “our company” refer to FreeSeas Inc. and our subsidiaries, but, if the context otherwise requires, may refer only to FreeSeas Inc.

Our Company

We are an international drybulk shipping company incorporated under the laws of the Republic of the Marshall Islands with headquarters in Piraeus, Greece. Our existing fleet consists of eight Handysize vessels and two Handymax vessels that carry a variety of drybulk commodities, including iron ore, grain and coal, which are referred to as “major bulks,” as well as bauxite, phosphate, fertilizers, steel products, cement, sugar and rice, or “minor bulks.” As of October 21, 2009, the aggregate dwt of our fleet was approximately 300,000 dwt and the average age of our fleet was approximately 14 years.

We are currently focusing on the Handysize and Handymax sectors, which we believe are more versatile in the types of cargoes that they can carry and trade routes they can follow, and offer less volatile returns than larger vessel classes. We may, however, acquire larger drybulk vessels if appropriate opportunities present themselves.

We have contracted the management of our fleet to Free Bulkers, S.A., or Free Bulkers, a company owned by Ion G. Varouxakis, our chairman, chief executive officer and president. Free Bulkers provides technical management of our fleet, accounting services and office space and has subcontracted the charter and post-charter management of our fleet to Safbulk Pty Ltd., or Safbulk, a company controlled by the Restis family. We believe that Safbulk has achieved a strong reputation in the international shipping industry for efficiency and reliability that should create new employment opportunities for us with a variety of well known charterers. While Safbulk is responsible for finding and arranging charters for our vessels, the final decision to charter our vessels remains with us.

Our Fleet

The following table details the vessels in our fleet as of October 21, 2009:

Vessel Name	Type	Built	Dwt	Employment

M/V Free Destiny	Handysize	1982	25,240	26 day trip time charter at $9,075 per day through November 2009
M/V Free Envoy	Handysize	1984	26,318	30-35 day trip time charter at $8,000 per day through November 2009
M/V Free Goddess	Handysize	1995	22,051	Balance of time charter at $10,500 per day through January/February 2010 (plus 50% profit sharing above $12,500 per day)
M/V Free Hero	Handysize	1995	24,318	40-50 day trip time charter at $13,500 per day through November 2009
M/V Free Impala	Handysize	1997	24,111	60 day trip time charter at $10,000 per day through December 2009
M/V Free Jupiter	Handymax	2002	47,777	Balance of time charter at $25,216 per day through February 2011 and $28,000 per day through March 2011
M/V Free Knight	Handysize	1998	24,111	60-65 day trip time charter at $7,000 per day through December 2009
M/V Free Lady	Handymax	2003	50,246	Balance of time charter at $51,150 per day through May 2010
M/V Free Maverick	Handysize	1998	23,994	60-65 day trip time charter at $9,000 or $11,000 per day through December 2009
M/V Free Neptune	Handysize	1996	30,838	30-35 day trip time charter at $20,000 per day through November 2009

Competitive Strengths

We believe that we possess the following competitive strengths:

•	Experienced management team. Our management team has significant experience in commercial, technical, operational and financial areas of our business and has developed relationships with leading charterers, ship brokers and financial institutions. Since 1997, Ion G. Varouxakis, our chairman, chief executive officer and president, has served in various management roles for shipping companies in the drybulk sector.

•	Strong customer relationships. Through Free Bulkers, our ship management company, and Safbulk, our commercial manager, we have established and maintained customer relationships with leading charterers around the world, such as major international industrial companies, commodity producers and traders and a number of chartering brokerage houses. Free Bulkers has subcontracted the charter and post-charter management of our fleet to Safbulk. We believe that the established customer base and the reputation of our fleet managers enable us to secure favorable employment for our vessels with well-known charterers. In addition, in light of current economic conditions, we have worked to maintain our relationships with our customers by negotiating strategically appropriate modifications to charters when determined to be in our best long-term interests.

•	Cost effective and efficient operations. Through Free Bulkers, we believe that we have established a strong track record in the technical management of drybulk carriers, which has enabled us to maintain cost-efficient operations. We actively monitor and control vessel operating expenses while maintaining the high quality of our fleet through regular inspections, balanced maintenance programs, high standards of operation, and retaining and training qualified crew members. The cost structure of our vessel management enables us to significantly increase the number of vessels we operate without a significant increase in per vessel operating expense.

Business Strategy

The following are highlights of our business strategy:

•	Leveraging our strategic relationships. Free Bulkers, Safbulk, and their affiliates have extensive experience and relationships in the ship brokerage and financial industries as well as directly with industrial charterers and commodity traders. We use these relationships to identify chartering and acquisition opportunities and make available to us sources of additional financing, make contacts, and gain market intelligence.

•	Handysize and Handymax focus. Currently, our fleet of drybulk carriers consists of Handysize and Handymax vessels, although we may consider acquiring larger vessels if we identify appropriate opportunities. Based on the relatively low number of drybulk newbuildings on order in the Handysize and Handymax categories, we believe there will be continued high demand for such vessels. Handysize and Handymax vessels are typically shallow-drafted and equipped with onboard cranes. This makes Handysize and Handymax vessels more versatile and able to access a wider range of loading and discharging ports than larger ships, which are unable to service many ports due to their size or the local port infrastructure. Many countries in the Asia Pacific region, including China, as well as countries in Africa and South America, have shallow ports. We believe that our vessels, and any Handysize or Handymax vessels that we acquire, should enable us to transport a wider variety of cargoes and to pursue a greater number of chartering opportunities than if we owned larger drybulk vessels. Handysize and Handymax vessels have also historically achieved greater charter rate stability than larger drybulk vessels.

•	Renew and expand our fleet. We intend to continue growing our fleet in a disciplined manner through acquisition of well-maintained, secondhand vessels, preferably not more than 15 years old. We perform technical review and financial analysis of each potential acquisition and only purchase vessels as market conditions and opportunities dictate and warrant. We are focused on purchasing such vessels, because we believe that secondhand vessels, when operated in a cost-efficient manner, should provide significant value given the prevailing charter rate environment and currently provide better returns as compared to newbuildings. The recent upheaval in the credit markets has led a number of shipowners which had ordered newbuildings at the peak of the market to seek to sell them prior to taking delivery because they lacked necessary financing or their credit situation had deteriorated. We may seek to take advantage of such opportunities, selectively, as they arise. Furthermore, as part of our fleet renewal, we will continue to sell vessels in order to renew our fleet when we believe it is in the best interests of FreeSeas and our shareholders.

•	Maintain balanced time charter employment. We intend to strategically deploy a portion of our fleet under period employment and our remaining vessels under spot employment depending on market conditions. We pursue time charter coverage to provide adequate cash flow to cover our fleet’s fixed costs, consisting of vessel operating expenses, management fees, debt repayment and interest expense, general and administrative expenses, and dry-docking costs for the upcoming 12-month period. We look to deploy part of our fleet through spot charters, depending on our view of the direction of the markets and other tactical or strategic considerations. We believe this balanced employment strategy will provide us with more predictable operating cash flows and sufficient downside protection, while allowing us to participate in the potential upside of the spot market during periods of rising charter rates.

•	Use of flexible financial strategy. We have used and intend to continue to use a conservative combination of bank debt, cash flow and proceeds from equity offerings to fund our vessel acquisitions. We assess the level of debt we will incur in light of our ability to repay that debt based on the level of cash flow we expect to generate pursuant to our chartering strategy and our operating cost structure. As of June 30, 2009, our ratio of debt to total capitalization was approximately 54%. We believe that the maintenance of a reasonable ratio of debt to total capitalization will be important to our ability to borrow funds to make additional vessel acquisitions, and we have determined to suspend cash dividends to our shareholders while we focus on reducing our debt and expand our fleet.

Recent Developments

Increase in Authorized Common Stock

Our shareholders approved at our Annual Meeting of Shareholders held on September 17, 2009 an amendment to our Amended and Restated Articles of Incorporation increasing the number of authorized shares of common stock from 40,000,000 to 250,000,000 shares.

Amendment and Restatement of HBU Credit Agreement

Effective September 15, 2009, we entered into an amended and restated credit agreement with Hollandsche Bank-Unie N.V., or HBU, which replaces our 2008 credit agreement with HBU. Under the amended and restated credit agreement, we have obtained a new 3.5 year facility, which is payable in 13 quarterly installments of $600,000 beginning on August 1, 2009 and one balloon payment of $19,300,000 on November 1, 2012. This new facility bears interest at the rate of 4.25% above LIBOR. In addition, the amended and restated credit agreement further amends the value to loan covenant ratio previously agreed to in March 2009 (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Long-Term Debt”) as follows: (i) 70% from September 15, 2009 through June 30, 2010, (ii) 100% from July 1, 2010 through June 30, 2011, (iii) 110% from July 1, 2011 through June 30, 2012, (iv) 120% from July 1, 2012 through December 30, 2012, and (v) 125% from December 31, 2012 onwards. We will be required to use 10% of the proceeds of any capital raise, including this offering, to prepay any amounts outstanding (up to a maximum of $3,000,000 over the life of the facilities). Additionally, at the end of each fiscal year, we are required to make a prepayment in an aggregate amount equal to: (i) 75% of excess cash, if the value to loan ratio is less than or equal to 70%, (ii) 50% of excess cash, if the value to loan ratio is less than or equal to 100%, (iii) 25% of excess cash, if the value to loan ratio is less than 110%, or (iv) zero, if the value to loan ratio is equal to or greater than 110%

Acquisition of M/V Free Neptune

In August 2009, we purchased and took delivery of a Handysize vessel from an unaffiliated third party for approximately $11 million. We financed the acquisition using a portion of the net proceeds of our public offering in July 2009. With the acquisition of the M/V Free Neptune, our fleet increased from nine to 10 vessels. The M/V Free Neptune is a 30,838 dwt Handysize vessel built in 1996 in Japan. The M/V Free Neptune was fixed for a spot time charter trip of approximately 30-35 days through November 2009 at a daily rate of $20,000.

Public Offering

In July 2009, we completed a public offering of 10,041,151 shares of our common stock at $1.80 per share, including 1,309,715 shares sold upon exercise of the underwriter’s overallotment option. The offering resulted in net proceeds of approximately $16.7 million, after deducting underwriting fees and estimated offering expenses. Of these net proceeds, approximately $11 million was used for the acquisition of the M/V Free Neptune and approximately $1.7 million was used to prepay a portion of our debt outstanding to HBU, with the remaining balance used for general working capital purposes.

Extension of Class W Warrants

In July 2009, we extended the expiration date and reduced the exercise price of our 786,265 outstanding Class W warrants currently listed on the NASDAQ Global Market under the symbol “FREEW.” The expiration date of the Class W warrants has been extended to December 31, 2009 from July 29, 2009, and the exercise price per share has been reduced to $2.50 per share from $5.00 per share. Each Class W warrant entitles the holder to purchase one share of our common stock. All other terms of the Class W warrants remain unchanged.

Loan Covenant Waivers

In July 2009, certain of our lenders agreed to extend or modify certain of the financial covenants in our credit agreements. First Business Bank S.A., or FBB, agreed to extend the previously provided waivers of the vessel value to debt ratio covenant and the parent company leverage ratio covenant from January 1, 2010 to July 1, 2010. In connection with this extension, we agreed to an increase in the interest rate on the loan by 0.75%. HBU agreed to modify our interest coverage and debt service coverage ratios requirements. For 2009 and 2010, the interest coverage ratio will defined as EBITD/net financing charges and is to be at least 3.75 until July 1, 2010 and at least 3.00 through December 31, 2010. During this period, the debt service coverage ratio must be at least 1.00 through December 31, 2010. The foregoing ratios for 2011 will be determined based on the prevailing market conditions at that time. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Long-Term Debt — Loan Agreement Covenants and Waivers.”

Our Corporate History

We were incorporated on April 23, 2004 under the name “Adventure Holdings S.A.” pursuant to the laws of the Republic of the Marshall Islands to serve as the parent holding company of our ship-owning entities. On April 27, 2005, we changed our name to “FreeSeas Inc.”

On December 15, 2005, we completed a merger with Trinity Partners Acquisition Company Inc., or Trinity, a blank check company formed to serve as a vehicle to complete a business combination with an operating business, in which we were the surviving corporation. At the time of the merger we owned three drybulk carriers. Each outstanding share of Trinity’s common stock and Class B common stock was converted into the right to receive an equal number of shares of our common stock, and each Trinity Class W warrant and Class Z warrant was converted into the right to receive an equal number of our Class W warrants and Class Z warrants.

As of October 21, 2009, we had outstanding 31,212,480 shares of our common stock, 786,265 Class W warrants, which expire on December 31, 2009 and 1,655,006 Class Z warrants, which expire on July 29, 2011.

Our common stock, Class W warrants and Class Z warrants currently trade on the NASDAQ Global Market under the trading symbols “FREE,” “FREEW” and “FREEZ,” respectively.

Our Executive Offices

Our executive offices are located at 89 Akti Miaouli & 4 Mavrokordatou Street, 185 38, Piraeus, Greece and our telephone number is 011-30-210-452-8770.

The Offering

Common stock offered by us(1)	shares.

Underwriter’s over-allotment option	Up to shares.

Common stock outstanding after this offering(2)	shares.

Use of proceeds	We estimate that we will receive net proceeds of approximately $ from this offering assuming an offering price of $ per share of common stock, which is the last reported closing price of our common stock on , 2009 after deducting underwriting discounts and commissions, and offering expenses, and assuming the underwriter’s over-allotment option is not exercised.

We intend to use the proceeds of this offering for the purchase of additional vessels, repayment of debt and general working capital purposes. An amount equal to 10% of any capital market proceeds received by us (with a maximum of $3 million over the lifetime of the facilities) shall be applied in prepayment of the HBU facilities. An amount of $1.7 million has already been applied pursuant to our public offering dated July 28, 2009. Each $1.00 increase (decrease) in the assumed public offering public of $ per share would increase (decrease) the net proceeds to us from this offering by $ million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and the estimated expenses payable by us. See “Use of Proceeds.”

NASDAQ Global Market symbols	Common Stock — FREE Class W Warrants — FREEW Class Z Warrants — FREEZ

Dividends	Because of restrictions in certain waivers we received from our lenders and in light of prevailing economic conditions, our board of directors determined in 2009 to suspend payment of cash dividends. See “Dividend Policy.”

Risk factors	Investing in our common stock involves substantial risk. You should carefully consider all the information in this prospectus prior to investing in our common stock. In particular, we urge you to consider carefully the factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page 12.

(1)	Each share of our common stock includes one right that, under certain circumstances, will entitle the holder to purchase from us one one-thousandth of a share of our Series A Participating Preferred Stock at an exercise price of $18.00, subject to specified adjustment.

(2)	The number of shares of common stock outstanding after this offering is based on 31,212,480 shares of our common stock outstanding on October 21, 2009 and excludes the following:

A.	Up to 170,000 shares reserved for issuance upon the exercise of stock options currently outstanding (of which, as of October 16, 2009, options to purchase 140,000 shares had vested), which have an exercise price of $8.25 per share and expire on December 2012, and up to 1,080,000 shares issuable upon exercise of stock options that may be granted in the future under our stock incentive plan;

B.	2,591,271 shares of common stock reserved for issuance upon the exercise of outstanding warrants, as follows:

•	150,000 Class A warrants held by our founding shareholders exercisable at $5.00 per share and expiring July 29, 2011;

•	786,265 Class W warrants exercisable at $2.50 per share and expiring December 31, 2009; and

•	1,655,006 Class Z warrants exercisable at $5.00 per share and expiring July 29, 2011; and

C.	shares that may be issued pursuant to the underwriter’s over-allotment option.

Assuming all outstanding stock options and warrants were exercised for cash, we would receive gross proceeds of approximately $12.15 million.

SUMMARY FINANCIAL INFORMATION AND DATA

The following summary financial information and data were derived from our audited consolidated financial statements for the years ended December 31, 2008, 2007, 2006, 2005 and 2004 and our unaudited condensed consolidated financial statements for the six months ended June 30, 2009 and 2008. The information is only a summary and should be read in conjunction with our historical consolidated financial statements and related notes incorporated by reference into this prospectus and the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The historical data included below and elsewhere in this prospectus are not necessarily indicative of our future performance.

All amounts in the tables below are in thousands of U.S. dollars, except for share data, per share data and per diem amounts.

							From Inception
							(April 23, 2004)
	Six Months Ended June 30,		Year Ended December 31,				to December 31,
	2009	2008	2008	2007	2006	2005	2004

Statement of Operations Data:
Operating revenues	$29,923	$23,755	$66,689	$20,147	$11,727	$10,326	$2,830
Vessel operating expenses	(7,401)	(7,381)	(16,354)	(6,001)	(4,483)	(3,596)	(786)
Voyage expenses	(638)	(255)	(527)	(267)	(689)	(55)	(16)
Depreciation expense	(8,086)	(5,040)	(13,349)	(4,435)	(4,479)	(3,553)	(872)
Amortization of deferred charges	(774)	(274)	(788)	(757)	(442)	(355)	(109)
Management fees to a related party	(838)	(1,032)	(2,634)	(875)	(540)	(488)	(180)
Commissions	(1,589)	(1,160)	(3,383)	(1,095)	(799)	(553)	(127)
Stock-based compensation expense	(6)	(54)	(107)	(96)	(651)	(200)	—
General and administrative expenses	(1,773)	(1,306)	(2,756)	(2,111)	(1,925)	(321)	(34)
Bad debts	—	—	(221)	(118)	—	—	—
Gain on sale of vessel	—	—	—	1,369	—	—	—
Income (loss) from operations	$8,818	$7,253	$26,570	$5,761	$(2,281)	$1,205	$706
Interest and finance costs	(2,446)	(2,520)	(6,209)	(3,204)	(1,004)	(1,076)	(240)
Loss on debt extinguishment	—	(639)	(639)	(2,570)	—	—	—
Change in derivatives fair value	460	(54)	(1,061)	(749)	—	—	—
Interest income	14	535	580	639	19	23	4
Other	(89)	(105)	(49)	(33)	(58)	—	—
Net income (loss)	$6,757	$4,470	$19,192	$(156)	$(3,324)	$152	$470
Basic earnings (loss) per share	$0.32	$0.21	$0.91	$(0.02)	$(0.53)	$0.03	$0.10
Diluted earnings (loss) per share	$0.32	$0.20	$0.91	$(0.02)	$(0.53)	$0.03	$0.10
Basic weighted average number of shares	21,171,329	20,839,854	21,006,497	8,786,287	6,290,100	4,574,588	4,500,000
Diluted weighted average number of shares	21,171,329	21,851,940	21,051,963	8,786,287	6,290,100	4,600,444	4,500,000
Dividends per share	$—	$0.375	$0.45	$0.175	$—	$—	$—

						From Inception
						(April 23, 2004)
	June 30,	December 31,				to December 31,
	2009	2008	2007	2006	2005	2004

Balance Sheet Data:
Current assets, including cash	$19,381	$27,184	$81,440	$1,417	$5,286	$1,443
Fixed assets, net	267,319	275,405	108,021	19,369	23,848	16,188
Total assets	291,350	307,861	191,972	23,086	29,840	18,335
Total current liabilities, including current portion of long-term debt	47,284	50,768	34,097	10,260	10,231	4,971
Derivative financial instruments, net of current portion	817	1,337	749	—	—	—
Long-term debt, including shareholder loans net of current portion	114,560	133,650	44,500	5,819	9,750	9,978
Total liabilities	163,733	187,006	79,346	16,079	20,135	14,949
Total shareholders’ equity	127,617	120,855	112,626	7,007	9,705	3,386

							From Inception
							(April 23, 2004)
	Six Months Ended June 30,		Year Ended December 31,				to December 31,
	2009	2008	2008	2007	2006	2005	2004

Other Financial Data:
Net cash provided by operating activities	$12,851	$4,712	$32,563	$5,071	$1,078	$5,724	$1,246
Net cash used in investing activities	—	(84,090)	(182,539)	(86,979)	—	(10,813)	(17,460)
Net cash provided by (used in) financing activities	(14,138)	37,440	89,960	144,930	(3,991)	7,913	16,675

							From Inception
							(April 23, 2004)
	Six Months Ended June,		Year Ended December 31,				to December 31,
	2009	2008	2008	2007	2006	2005	2004

Performance Indicators:
Adjusted EBITDA(1)	$17,589	$12,462	$40,658	$8,350	$2,582	$5,113	$1,687
Fleet Data:
Average number of vessels(2)	9.00	6.04	7.36	3.30	3.00	2.55	0.67
Ownership days(3)	1,629	1,100	2,688	1,206	1,095	931	244
Available days(4)	1,609	1,046	2,605	1,177	1,005	931	244
Operating days(5)	1,588	949	2,441	1,048	941	893	244
Fleet utilization(6)	97.5%	86.3%	90.8%	86.9%	86.0%	96%	100%
Average Daily Results:
Average TCE rate(7)	$17,441	$23,541	$25,719	$17,925	$10,881	$10,882	$11,012
Vessel operating expenses(8)	4,543	6,710	6,084	4,976	4,094	3,863	3,221
Management fees(9)	514	711	727	726	493	524	738
General and administrative expenses(10)	1,117	1,415	1,129	2,014	2,046	359	139
Total vessel operating expenses(11)	5,057	7,421	6,811	5,702	4,587	4,387	3,959

(1)	Adjusted EBITDA reconciliation to net income:

Beginning in 2008, adjusted EBITDA represents net earnings before interest, taxes, depreciation and amortization, change in the fair value of derivatives and loss on debt extinguishment. Prior to 2008, adjusted EBITDA represents net earnings before taxes, depreciation and amortization, and changes in the fair value of derivatives. In 2007, adjusted EBITDA excludes the loss on debt extinguishment of $2,570. Adjusted EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by United States generally accepted accounting principles, or U.S. GAAP, and our calculation of adjusted EBITDA may not be comparable to that reported by other companies. Adjusted EBITDA is included herein because it is an alternative measure of our liquidity, performance and indebtedness. The following is reconciliation of adjusted EBITDA to net income:

							From Inception
	Six Months Ended						(April 23, 2004)
	June,		Year Ended December 31,				to December 31,
	2009	2008	2008	2007	2006	2005	2004

Net income (loss)	$6,757	$4,470	$19,192	$(156)	$(3,324)	$152	$470
Depreciation and amortization	8,860	5,314	14,137	5,192	4,921	3,908	981
Change in derivatives fair value	(460)	54	1,061	749	—	—	—
Interest and finance cost, net of interest income	2,432	1,985	5,629	2,565	985	1,053	236
Loss on debt extinguishment	—	639	639	—	—	—	—

Adjusted EBITDA	$17,589	$12,462	$40,658	$8,350	$2,582	$5,113	$1,687

(2)	Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of our fleet during the period divided by the number of calendar days in the period.

(3)	Ownership days are the total number of days in a period during which the vessels in our fleet have been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

(4)	Available days are the number of ownership days less the aggregate number of days that our vessels are off-hire due to major repairs, dry-dockings or special or intermediate surveys. The shipping industry uses available days to measure the number of ownership days in a period during which vessels should be capable of generating revenues.

(5)	Operating days are the number of available days less the aggregate number of days that our vessels are off-hire due to any reason, including technical breakdowns and unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels are available to generate revenues.

(6)	We calculate fleet utilization by dividing the number of our fleet’s operating days during a period by the number of ownership days during the period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons such as scheduled repairs, vessels upgrades or dry-dockings or other surveys.

(7)	Time charter equivalent, or TCE, is a non-GAAP measure of the average daily revenue performance of a vessel on a per voyage basis. Our method of calculating TCE is consistent with industry standards and is determined by dividing operating revenues (net of voyage expenses and commissions) by operating days for the relevant period. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by the charter under a time charter contract. TCE is a standard shipping industry performance measure used primarily to compare period-to-period changes in a shipping company’s performance despite changes in the mix of charter types (i.e. spot charters, time charters and bareboat charters) under which the vessels may employed between the periods:

							From Inception
	Six Months						(April 23, 2004)
	Ended June 30,		Year Ended December 31,				to December 31,
	2009	2008	2008	2007	2006	2005	2004

Operating revenues	$29,923	$23,755	$66,689	$20,147	$11,727	$10,326	$2,830
Voyage expenses and commissions	(2,227)	(1,415)	(3,910)	(1,362)	(1,488)	(608)	(143)
Net operating revenues	27,696	22,340	62,779	18,785	10,239	9,718	2,687
Operating days	1,588	949	2,441	1,048	941	893	244

Time charter equivalent daily rate	$17,441	$23,541	$25,719	$17,925	$10,881	$10,882	$11,012

(8)	Average daily vessel operating expenses, is calculated by dividing vessel operating expenses, which includes crew wages and costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs, by ownership days for the relevant time periods:

							From Inception
	Six Months						(April 23, 2004)
	Ended June 30,		Year Ended December 31,				to December 31,
	2009	2008	2008	2007	2006	2005	2004

Vessel operating expenses	$7,401	$7,381	$16,354	$6,001	$4,483	$3,596	786
Ownership days	1,629	1,100	2,688	1,206	1,095	931	244

Daily vessel operating expenses	$4,543	$6,710	$6,084	$4,976	$4,094	$3,863	$3,221

(9)	Daily management fees are calculated by dividing total management fees paid on ships owned by ownership days for the relevant time period.

(10)	Average daily general and administrative expenses are calculated by dividing general and administrative expenses by operating days for the relevant period.

(11)	Total vessel operating expenses, or TVOE, is a measurement of our total expenses associated with operating our vessels. TVOE is the sum of daily vessel operating expense and daily management fees. Daily TVOE is calculated by dividing TVOE by fleet ownership days for the relevant time period.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully all of the material risks described below, together with the other information contained in this prospectus before making a decision to invest in our common stock.

Risk Factors Relating to FreeSeas

Investment in a company in the drybulk shipping industry involves a high degree of risk.

The abrupt and dramatic downturn in the drybulk charter market, from which we derive a large majority of our revenues, has severely affected the drybulk shipping industry. The Baltic Dry Index, or BDI, an index published by The Baltic Exchange of shipping rates for 20 key drybulk routes, fell 94% from a peak of 11,793 in May 2008 to a low of 663 in December 2008. It subsequently rose to a high of 4,291 on June 3, 2009 and then declined to 2,163 as of September 24, 2009. It was 2,728 as of October 16, 2009. The decline in charter rates is due to various factors, including the lack of trade financing for purchases of commodities carried by sea, which has resulted in a significant decline in cargo shipments, and the excess supply of iron ore in China, which has resulted in falling iron ore prices and increased stockpiles in Chinese ports. There is no certainty that the drybulk charter market will experience any further recovery over the next several months and the market could decline from its current level. These circumstances, which result from the economic dislocation worldwide and the disruption of the credit markets, have had a number of adverse consequences for drybulk shipping, including, among other things:

•	a decrease in available financing for vessels;

•	a limited secondhand market for the sale of vessels;

•	a sharp decline in charter rates, particularly for vessels employed in the spot market;

•	charterers seeking to renegotiate the rates for existing time charters;

•	widespread loan covenant defaults in the drybulk shipping industry due to the substantial decrease in vessel values; and

•	declaration of bankruptcy by some operators, charterers and shipowners.

The downturn in the drybulk carrier charter market may have an adverse effect on our earnings, affect compliance with our loan covenants, and require us to raise additional capital in order to remain compliant with our loan covenants.

The decline in charter rates in the drybulk market affects the values of our drybulk vessels, which follow the trends of drybulk charter rates, and earnings on our charters, and similarly, affects our cash flows and liquidity and our compliance with the covenants contained in our loan agreements.

We have received waivers from each of our lenders with respect to the breach of any loan covenants. If the current low charter rates in the drybulk market continue beyond the periods covered by such waivers, however, our earnings will be adversely affected, as well the value of our fleet, with the result that there is a probability we will not be in compliance with the financial covenants in our various loan agreements. There can be no assurances our lenders will be willing to provide further waivers of covenant compliance or modifications to our covenants. In such a situation, in order to remain viable, we would have to continue to withhold payment of dividends, sell vessels in our fleet and/or seek to raise additional capital in the equity markets. If we are able to raise additional capital at a time when the charter rates in the drybulk charter market are low, our shareholders could be significantly diluted and our earnings per share could be adversely affected. Even if we are able to raise additional capital in the equity markets, there is no assurance we will remain compliant with our loan covenants or receive any required waivers from our banks.

The cyclical nature of the international shipping industry has caused us to alter our strategy on a short-term basis and place a significant number of our vessels in the spot market. Although this strategy may yield higher revenues over the long term, it also exposes us to the often volatile changes in spot charter rates, which may reduce our revenues and net income.

We are an independent shipping company that operates in the international drybulk shipping market. Our profitability is dependent upon the charter rates we are able to charge. The supply of and demand for shipping capacity strongly influences charter rates. The demand for shipping capacity is determined primarily by the demand for the type of commodities carried, the distance that those commodities must be moved by sea, and the demand for vessels of a particular size. The demand for commodities is affected by, among other things, world and regional economic and political conditions (including developments in international trade, fluctuations in industrial and agricultural production and armed conflicts), environmental concerns, weather patterns, port congestion, and changes in seaborne and other transportation costs. The size of the existing fleet per size category (i.e., Handysize, Handymax, Panamax or Capesize) in any particular drybulk market, the number of new vessel deliveries, the scrapping of older vessels and the number of vessels out of active service (i.e., laid-up, dry-docked, awaiting repairs or otherwise not available for hire), determines the supply of shipping capacity, which is measured by the amount of suitable tonnage available to carry cargo.

Rates for time charters, which provide income at pre-determined rates over more extended periods of time, declined significantly over the last 12 months and have remained very low. Although it is possible that time charter rates could continue to decline, it is also possible that they may rise in coming months. As a result, we have revised our strategy to strategically place seven of our 10 vessels in the spot market over the coming months as we evaluate the time charter market and decide when the time is optimal to return the majority of our vessels to time charters. If time charter rates rise, this strategy could prove to yield higher returns for us; however, if time charter and spot market rates decline, our revenues may be reduced, possibly significantly. The spot market is also vulnerable to significant short-term variations and is very competitive, which could reduce our revenues and net income, in particular, if charter rates decline. There can be no assurance that we will be successful in keeping our vessels fully employed in the spot market, or that future spot rates will be sufficient to enable those vessels to be operated profitably.

In addition to the prevailing and anticipated charter rates, factors that affect the supply and demand for shipping capacity include the rate of newbuilding, scrapping and laying-up, newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance and insurance coverage, the efficiency and age profile of the existing fleet in the market, and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. These factors are outside of our control, and we cannot predict the nature, timing and degree of changes in industry conditions. Some of these factors may have a negative impact on our revenues and net income.

The market values of our vessels can fluctuate significantly. The market values of our vessels may increase or decrease depending on the following factors:

•	economic and market conditions affecting the shipping industry in general;

•	supply of drybulk vessels, including secondhand vessels;

•	demand for drybulk vessels;

•	types and sizes of vessels;

•	other modes of transportation;

•	cost of newbuildings;

•	new regulatory requirements from governments or self-regulated organizations;

•	prevailing level of charter rates; and

•	availability of financing for purchases of vessels in the secondhand market.

Because the market value of our vessels may fluctuate significantly, we may incur losses when we sell vessels, which may adversely affect our earnings. In addition, any determination that a vessel’s remaining useful life and earnings requires an impairment of its value on our financial statements could result in a charge against our earnings and a reduction in our shareholders’ equity. If for any reason we sell our vessels at a time when prices have fallen, the sale may be less than that vessel’s carrying amount on our financial statements, and we would incur a loss and a reduction in earnings.

When our charters expire, we may not be able to replace such charters promptly or with profitable charters, which may adversely affect our earnings.

We will generally attempt to recharter our vessels at favorable rates with reputable charterers. Seven of our vessels currently operate in the spot market. If the drybulk shipping market is in a period of depression when our vessels’ charters expire, it is likely that we may be forced to re-charter them at substantially reduced rates, if at all. If rates are significantly lower or if we are unable to recharter our vessels, our earnings may be adversely affected.

The current historically low drybulk charter rates and drybulk vessel values and any future declines in these rates and values will affect our ability to comply with various covenants in our loan agreements.

Our loan agreements require that we remain in compliance with certain financial and other covenants. The current historically low drybulk charter rates and drybulk vessel values have adversely affected our ability to comply with these covenants. Noncompliance with these covenants constitutes an event of default under our credit facilities, which would, unless waived by our lenders, provide our lenders with various remedies, including the right to require us to post additional collateral, enhance our equity and liquidity, increase our interest payments, pay down our indebtedness to a level where we are in compliance with our loan covenants, sell vessels in our fleet, reclassify our indebtedness as current liabilities, accelerate our indebtedness, and foreclose our lenders’ liens on our vessels. The exercise of any of the remedies could materially adversely impair our ability to continue to conduct our business. In addition, if the fair value of our vessels deteriorates significantly from their current levels, we may have to record an impairment adjustment to our financial statements, which would adversely affect our financial results and further hinder our ability to raise capital. Moreover, our lenders may require the payment of additional fees, require prepayment of a portion of our indebtedness to them, accelerate the amortization schedule for our indebtedness and increase the interest rates they charge us on our outstanding indebtedness. As of December 31, 2008, March 31, 2009 and June 30, 2009, we were not in full compliance with certain loan covenants, but obtained the waivers from each of our lenders. There can be no assurances, however, that once such waivers expire our lenders will grant us any such waivers in the future if at the time of such expiration we are still not in compliance with certain loan covenants.

We may not have adequate insurance to compensate us adequately for damage to, or loss of, our vessels.

We procure hull and machinery insurance, protection and indemnity insurance, which includes environmental damage and pollution insurance and war risk insurance for our fleet. We currently maintain insurance against loss of hire for seven of our vessels, which covers business interruptions that result in the loss of use of a vessel. We can give no assurance that we are adequately insured against all other risks. We may not be able to obtain adequate insurance coverage for our fleet in the future. Our insurance policies contain deductibles for which we will be responsible and limitations and exclusions which may increase our costs. We cannot assure that the insurers will not default, or challenge, on any claims they are required to pay. If our insurance is not enough to cover claims that may arise or if our insurer denies a claim, we may not be able to repair any damage to our vessels or replace any vessel that is lost or may have to use our own funds for those purposes, thereby reducing our funds available to implement our business strategy.

Our charterers may terminate or default on their charters, which could adversely affect our results of operations and cash flow.

The ability of each of our charterers to perform its obligations under a charter will depend on a number of factors that are beyond our control. These factors may include general economic conditions, the condition of the drybulk shipping industry, the charter rates received for specific types of vessels, hedging arrangements, the ability of charterers to obtain letters of credit from its customers, cash reserves, cash flow considerations and various operating expenses. Many of these factors impact the financial viability of our charterers. Given the downturn in world markets and the factors described above, it is possible that some of our charterers could declare bankruptcy, and as a consequence, default on their obligations to us.

The costs and delays associated with the termination of a charter or the default by a charterer of a vessel may be considerable and may adversely affect our business, results of operations, cash flows and financial condition.

We cannot predict whether our charterers will, upon the expiration of their charters, recharter our vessels on favorable terms or at all. If our charterers decide not to recharter our vessels, we may not be able to recharter them on terms similar to the terms of our current charters or at all. If we receive lower charter rates under replacement charters or are unable to recharter all of our vessels, our business, operating results and financial condition may be adversely affected.

If we receive lower charter rates under replacement charters or are unable to recharter all of our vessels, the amounts available if any, to service debt and/or to pay dividends to our shareholders may be significantly reduced or eliminated.

If we do not successfully employ our vessels or if our charterers fail to meet their obligations to us, our revenues, cash flows and profitability, and our ability to comply with certain of our loan covenants, would be adversely affected.

We currently employ seven vessels in the spot market, all with charters scheduled to expire between November and December of this year, by which time we will have to negotiate new employment for these vessels in the currently depressed charter market. If the current low rates in the charter market continue through the rest of 2009 and into 2010, it will affect the charter revenue we will receive from these vessels, which would have an adverse effect on our revenues, cash flows and profitability, as well as our ability to comply with our debt covenants.

In addition, three of our vessels are employed on time charters that expire between January 2010 and March 2011. The ability and willingness of each of our charterers to perform their obligations under their charters with us will depend on a number of factors that are beyond our control. There can be no assurance that some of our charterers would not fail to pay charter hire or attempt to renegotiate charter rates. Should a charterer fail to honor its obligations under its agreement with us, it may be difficult for us to secure substitute employment for the affected vessel, and any new charter arrangements we secure in the spot market or on a time charter would likely be at lower rates given the currently depressed charter rate levels. If our charterers fail to meet their obligations to us, we would experience material adverse effects on our revenues, cash flows and profitability and our ability to comply with our debt covenants and pay our debt service and other obligations.

We currently rely, and in the future may continue to rely, on spot charters to employ our vessels. The rates on spot charters are very competitive and volatile, which can result in decreased revenues if spot charter rates decline.

Seven of our 10 vessels operate in the spot market. In the future, we may continue to spot charter certain of our vessels. The spot charter market is highly competitive and rates within this market are subject to volatile fluctuations, while longer-term period time charters would provide income at pre-determined rates over more extended periods of time. If we decide to continue to spot charter certain of our vessels, there can be no assurance that we will be successful in keeping those vessels fully employed in these short-term markets or that future spot rates will be sufficient to enable those vessels to be operated profitably.

A decline in the market value of our vessels could lead to a default under our loan agreements and the loss of our vessels.

We have incurred secured debt under loan agreements for all of our vessels. If the market value of our fleet declines, we may not be in compliance with certain covenants of our existing loan agreements that relate to maintenance of asset values and, as a result, we may not be able to refinance our debt or obtain additional financing. As of December 31, 2008, March 31, 2009 and June 30, 2009, we were not in full compliance with certain loan covenants but obtained appropriate waivers from each of our lenders. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Loan Agreement Covenants and Waivers.” There can be no assurances, however, that once such waivers expire, that we will be in compliance with the financial covenants or that our lenders will extend such waivers.

Our loan agreements contain covenants that may limit our liquidity and corporate activities.

Our loan agreements impose operating and financial restrictions on us. These restrictions may limit our ability to:

•	incur additional indebtedness;

•	create liens on our assets;

•	sell capital stock of our subsidiaries;

•	make investments;

•	engage in mergers or acquisitions;

•	pay dividends;

•	make capital expenditures; and

•	change the management of our vessels or terminate or materially amend the management agreements and sell our vessels.

In addition, our credit facilities contain a number of financial covenants and general covenants that require us to, among other things, maintain minimum vessel values, minimum cash balances on deposit, minimum working capital and adequate insurance. Therefore, we may need to seek permission from our lenders in order to undertake certain corporate actions. Our lenders’ interests may be different from ours, and we cannot guarantee that we will be able to obtain our lenders’ permission when needed. This may prevent us from taking actions that are in our best interest.

We are currently in compliance with the terms of our loans only because we have received waivers and/or amendments to our loan agreements waiving our compliance with certain covenants for certain periods of time. The waivers and/or amendments impose additional operating and financial restrictions on us and modify the terms of our existing loan agreements. Any extensions of these waivers, if needed, could contain additional restrictions and might not be granted at all.

Our loan agreements require that we maintain certain financial and other covenants. The current low drybulk charter rates and drybulk vessel values have affected our ability to comply with these covenants. A violation of these covenants constitutes an event of default under our credit facilities and would provide our lenders with various remedies, including the right to require us to post additional collateral, enhance our equity and liquidity, continue to withhold payment of dividends, increase our interest payments, pay down our indebtedness to a level where we are in compliance with our loan covenants, sell vessels in our fleet, or reclassify our indebtedness as current liabilities. Our lenders could also accelerate our indebtedness and foreclose their liens on our vessels. The exercise of any of these remedies could materially adversely impair our ability to continue to conduct our business. Moreover, our lenders may require the payment of additional fees, require prepayment of a portion of our indebtedness to them, accelerate the amortization schedule for our indebtedness and increase the interest rates they charge us on our outstanding indebtedness

As of December 31, 2008, March 31, 2009 and June 30, 2009, we were not in full compliance with certain of our loan covenants, principally those related to the value of our vessels compared to the amounts of our loans. During March and July 2009, we obtained waivers from our lenders of our compliance with these various financial and other covenants. These waivers currently expire between April 2010 and July 2010. As a result of these waivers, we are not in default under any of our credit facilities. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Long-Term Debt — Loan Agreement Covenants and Waivers.” If conditions in the drybulk charter market remain depressed or worsen, we may need to request extensions of these waivers. There can be no assurance that our lenders will provide such extensions. If we require extensions to the waivers and are unable to obtain them, as described above, we would be in default under our credit facilities and your investment in our shares could lose most or all of its value

As a result of these waivers, our lenders may impose operating and financial restrictions on us. These restrictions may limit our ability to:

•	incur additional indebtedness;

•	create liens on our assets;

•	sell capital stock of our subsidiaries;

•	make investments;

•	engage in mergers or acquisitions;

•	pay dividends;

•	make capital expenditures;

•	change the management of our vessels or terminate or materially amend our management agreements; and

•	sell our vessels.

The loan covenant waivers from our lenders that are currently in place restrict us from paying any dividends during the term of the covenant waiver. If we need to extend these covenant waivers, our lenders may impose additional restrictions. In addition to the above restrictions, our lenders may require the payment of additional fees, require prepayment of a portion of our indebtedness to them, accelerate the amortization schedule for our indebtedness, and increase the interest rates they charge us on our outstanding indebtedness. We may be required to use a significant portion of the net proceeds from this offering to repay a portion of our outstanding indebtedness. We have agreed to pay HBU up to 10% of the net proceeds of any capital raise, including this offering, up to a maximum of $3.0 million. These potential restrictions and requirements may limit our ability to pay dividends to you, finance our future operations, make acquisitions or pursue business opportunities.

Servicing debt may limit funds available for other purposes and inability to service debt may lead to acceleration of debt and foreclosure on our fleet.

To finance our fleet, we incurred secured debt under various loan agreements. As of June 30, 2009, we had outstanding an aggregate of $146.85 million in debt. We will be required to dedicate a significant portion of our cash flow from operations to pay the principal and interest on our debt. These payments will limit funds otherwise available for working capital, capital expenditures and other purposes. We will need to incur additional indebtedness as we further expand our fleet, which would increase our ratio of debt to equity. The need to service our debt may limit funds available for other purposes, including distributing cash to our shareholders, and our inability to service debt could lead to acceleration of our debt and foreclosure on our fleet.

If we fail to manage our planned growth properly, we may not be able to successfully expand our market share.

We intend to continue to grow our fleet. Our growth will depend on:

•	locating and acquiring suitable vessels;

•	identifying and consummating acquisitions or joint ventures;

•	integrating any acquired vessel successfully with our existing operations;

•	enhancing our customer base;

•	managing our expansion; and

•	obtaining the required financing.

Growing any business by acquisition presents numerous risks, such as undisclosed liabilities and obligations and difficulty experienced in (1) obtaining additional qualified personnel, (2) managing relationships with customers and suppliers and (3) integrating newly acquired operations into existing infrastructures.

We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with the execution of those growth plans.

We depend entirely on Free Bulkers and Safbulk to manage and charter our fleet.

We currently have no employees and contract all of our financial, accounting, including our financial reporting and internal controls, and other back-office services, and the management of our fleet, including crewing, maintenance and repair, to Free Bulkers, an affiliated company. Free Bulkers has entered into a sub-management agreement with Safbulk, a company controlled by the Restis family, for the commercial management of our fleet, including negotiating and obtaining charters, relations with charter brokers and performance of post-charter activities. We are dependent upon Free Bulkers for technical management of our fleet and upon Safbulk for our ability to attract charterers and charter brokers. The loss of either of their services or their failure to perform their obligations could reduce our revenues and net income and adversely affect our operations and business. Generally, Free Bulkers is not liable to us for any losses or damages, if any, that may result from its management of our fleet unless Free Bulkers or its employees act with negligence or gross negligence or commit a willful default with respect to one of our vessels. Pursuant to its agreement with us, Free Bulkers’ liability for such acts, except in certain limited circumstances, may not exceed ten times the annual management fee payable by the applicable subsidiary to Free Bulkers. Although we may have rights against Free Bulkers, if Free Bulkers defaults on its obligations to us, we may have no recourse against Free Bulkers. In addition, if Safbulk defaults on its obligations to Free Bulkers, we may have no recourse against Safbulk. Further, we expect that we will need approval from our lenders if we intend to replace Free Bulkers as our fleet manager.

If Free Bulkers is unable to perform under its vessel management agreements with us, our results of operations may be adversely affected.

As we expand our fleet, we will rely on Free Bulkers to recruit suitable additional seafarers and to meet other demands imposed on Free Bulkers. We cannot assure you that Free Bulkers will be able to meet these demands as we expand our fleet. If Free Bulkers’ crewing agents encounter business or financial difficulties, they may not be able to adequately staff our vessels. If Free Bulkers is unable to provide the commercial and technical management service for our vessels, our business, results of operations, cash flows and financial position and our ability to pay dividends may be adversely affected.

We, and one of our executive officers, have affiliations with Free Bulkers that could create conflicts of interest detrimental to us.

Our chairman, chief executive officer and president, Ion G. Varouxakis, is also the controlling shareholder and officer of Free Bulkers, which is our ship management company. These dual responsibilities of our officer and the relationships between the two companies could create conflicts of interest between Free Bulkers and us. Each of our operating subsidiaries has a nonexclusive management agreement with Free Bulkers. Free Bulkers has subcontracted the charter and post-charter management of our fleet to Safbulk, which is controlled by FS Holdings Limited, one of our principal shareholders. Although Free Bulkers currently serves as manager for vessels owned by us, neither Free Bulkers nor Safbulk is restricted from entering into management agreements with other competing shipping companies, and Safbulk provides management services to other international shipping companies, including the Restis Group, which owns and operates vessels in the drybulk sector. Free Bulkers or Safbulk could also allocate charter and/or vessel purchase and sale opportunities to others. There can be no assurance that Free Bulkers or Safbulk would resolve any conflicts of interest in a manner beneficial to us.

Operational or financial problems experienced by Free Bulkers, our affiliate, may adversely impact us.

The ability of Free Bulkers to continue providing services for us will depend in part on Free Bulkers’ own financial strength. Circumstances beyond our control could impair Free Bulkers’ financial strength and, as a result, Free Bulkers’ ability to fulfill its obligations to us which could have a material adverse effect on us.

Because our seafaring employees are covered by collective bargaining agreements, failure of industry groups to renew those agreements may disrupt our operations and adversely affect our earnings.

All of the seafarers employed on the vessels in our fleet are covered by collective bargaining agreements that set basic standards. We cannot assure you that these agreements will prevent labor interruptions. Any labor interruptions could disrupt our operations and harm our financial performance.

Increases in interest rates would reduce funds available to purchase vessels and service debt.

We have purchased, and may purchase in the future, vessels with loans that provide for periodic interest payments based on indices that fluctuate with changes in market interest rates. If interest rates increase significantly, it would increase our costs of financing our acquisition of vessels, which could decrease the number of additional vessels that we could acquire and adversely affect our financial condition and results of operations and may adversely affect our ability to service debt.

The performance of our existing charters and the creditworthiness of our charterers may hinder our ability to implement our business strategy by making additional debt financing unavailable or available only at higher than anticipated cost.

The actual or perceived credit quality of our charterers, and any defaults by them, may materially affect our ability to obtain the additional debt financing that we will require to acquire additional vessels or may significantly increase our costs of obtaining such financing. Our inability to obtain additional financing at all, or at a higher than anticipated cost, may materially impair our ability to implement our business strategy.

We are a holding company, and we will depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations or to make dividend payments.

We are a holding company and our subsidiaries, which are all wholly owned by us, conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our wholly owned subsidiaries. As a result, our ability to make dividend payments depends on our subsidiaries and their ability to distribute funds to us. If we are unable to obtain funds from our subsidiaries, our Board of Directors may exercise its discretion not to pay dividends. We and our subsidiaries will be permitted to pay dividends only for so long as we are in compliance with all applicable financial covenants, terms and conditions of our debt. In addition, we and our subsidiaries are subject to limitations on the payment of dividends under Marshall Islands laws discussed above.

As we expand our business, we will need to upgrade our operational and financial systems, and add more staff. If we cannot upgrade these systems or recruit suitable additional employees, our performance may suffer.

Our current operating and financial systems may not be adequate if we significantly expand the size of our fleet, and our attempt to improve those systems may be ineffective. In addition, if we significantly expand our fleet, we will have to rely on Free Bulkers to recruit additional shoreside administrative and management personnel. We cannot assure you that Free Bulkers will be able to continue to hire suitable additional employees as we expand our fleet. If we cannot upgrade our operational and financial systems effectively or recruit suitable additional employees our performance may suffer and our ability to expand our business further will be restricted.

We may be unable to attract and retain key management personnel and other employees in the shipping industry, which may reduce the effectiveness of our management and lower our results of operations.

Our success depends to a significant extent upon the abilities and efforts of our existing management team. The loss of any of these individuals could adversely affect our business prospects and financial condition. Our success will depend on retaining key members of our management team. Difficulty in hiring and retaining personnel could adversely affect our results of operations and ability to pay dividends. We do not maintain “key man” life insurance on any of our officers.

Purchasing and operating previously owned, or secondhand, vessels may result in increased operating costs and vessels off-hire, which could adversely affect our earnings.

Although we inspect the secondhand vessels that we acquire prior to purchase, this inspection does not provide us with the same knowledge about a vessel’s condition and the cost of any required (or anticipated) repairs that we would have had if this vessel had been built for and operated exclusively by us. Generally, we do not receive the benefit of warranties on secondhand vessels.

In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. The average age of our drybulk carriers is currently approximately 14 years. Older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers.

Governmental regulations or safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. We cannot assure you that, as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives. If we sell vessels, it is not certain that the price for which we sell them will equal their carrying amount at that time.

Unless we set aside reserves or are able to borrow funds for vessel replacement, at the end of a vessel’s useful life our revenue will decline, which would adversely affect our business, results of operations and financial condition.

Unless we maintain reserves or are able to borrow or raise funds for vessel replacement, we may be unable to replace the vessels in our fleet upon the expiration of their useful lives, which we expect to be 28 years. Our cash flows and income are dependent on the revenues earned by the chartering of our vessels to customers. If we are unable to replace the vessels in our fleet upon the expiration of their useful lives, our business, results of operations, financial condition and ability to pay dividends will be materially and adversely affected. Any reserves set aside for vessel replacement may not be available for dividends.

Our board of directors has determined to suspend the payment of cash dividends as a result of certain restrictions in waivers we received from our lenders relating to our loan covenants and prevailing market conditions in the international shipping industry. Until such market conditions improve, it is unlikely that we will reinstate the payment of dividends.

In light of a lower freight environment and a highly challenging financing environment that has resulted in a substantial decline in the international shipping industry, our board of directors, beginning in February 2009, suspended the cash dividend on our common stock. Our dividend policy will be assessed by our board of directors from time to time; however, it is unlikely that we will reinstate the payment of dividends until market conditions improve. Further, the waivers we have received from our lenders relating to our loan covenants restrict our ability to pay dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Long-Term Debt — Loan Agreement Covenants and Waivers.” Therefore, there can be no assurance that, if we were to determine to resume paying cash dividends, FBB, HBU or Credit Suisse would provide any required consent.

We are required by Section 404 of the Sarbanes-Oxley Act of 2002 to evaluate our controls, which evaluation requires substantial resources. If these evaluations result in the identification of material weaknesses, we may be adversely affected until these weaknesses can be corrected.

We are required to comply with a variety of laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 (which we refer to as the Sarbanes-Oxley Act), SEC regulations and the NASDAQ Stock Market rules. In particular, Section 404 of the Sarbanes-Oxley Act requires management’s annual review and evaluation of our internal control systems, and attestations as to the effectiveness of these systems by our independent public accounting firm. Our internal controls and procedures are tested on an annual basis. During the course of our annual testing, deficiencies may be identified that we may not be able to remediate to meet the deadline imposed for filing our annual reports. If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. In addition, if we fail to correct any deficiencies we identify, we may not obtain an unqualified attestation report from our independent public accounting firm, which is required since the fiscal year ended December 31, 2008 and for each fiscal year thereafter. Failure to achieve and maintain an effective internal control environment or obtain an unqualified report could have a material adverse effect on the market price of our common stock.

Because we generate all of our revenues in U.S. dollars but will incur a portion of our expenses in other currencies, exchange rate fluctuations could have an adverse impact on our results of operations.

We generate all of our revenues in U.S. dollars, but we expect that portions of our future expenses will be incurred in currencies other than the U.S. dollar. This difference could lead to fluctuations in our net income due to changes in the value of the dollar relative to the other currencies, in particular the Euro. Expenses incurred in foreign currencies against which the dollar falls in value can increase, decreasing net income. Although for the year ended December 31, 2008 and for the six months ended June 30, 2009, the fluctuation in the value of the dollar against foreign currencies had an immaterial impact on us. Further declines in the value of the dollar could lead to higher expenses payable by us.

Investment in derivative instruments such as freight forward agreements could result in losses.

From time to time in the future, we may take positions in derivative instruments including freight forward agreements, or FFAs. FFAs and other derivative instruments may be used to hedge a vessel owner’s exposure to the charter market by providing for the sale of a contracted charter rate along a specified route and period of time. Upon settlement, if the contracted charter rate is less than the average of the rates, as reported by an identified index, for the specified route and time period, the seller of the FFA is required to pay the buyer an amount equal to the difference between the contracted rate and the settlement rate, multiplied by the number of days in the specified period. Conversely, if the contracted rate is greater than the settlement rate, the buyer is required to pay the seller the settlement sum. If we take positions in FFAs or other derivative instruments and do not correctly anticipate charter rate movements over the specified route and time period, we could suffer losses in the settling or termination of the FFA. This could adversely affect our results of operation and cash flow. As of the date of this prospectus, we had no freight forward agreements outstanding.

We may have to pay tax on United States source income, which would reduce our earnings.

Under the United States Internal Revenue Code of 1986, as amended, or the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as our subsidiaries and us, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, exclusive of certain U.S. territories and possessions, may be subject to a 4% U.S. federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the applicable Treasury Regulations thereunder.

For the 2006 tax year, we could not qualify our ship-owning subsidiaries for the benefits of the Section 883 tax exemption and paid U.S. taxes on 4% of our U.S. Source Gross Transportation Income. For the 2007 and 2008 tax years, we claimed the benefits of the Section 883 tax exemption for our ship-owning subsidiaries. We expect that our ship-owning subsidiaries will again claim the benefits of Section 883 for the 2009 tax year. However, there are factual circumstances beyond our control that could cause us to fail to qualify for this tax exemption and thereby subject us to U.S. federal income tax on our U.S. source income. For example, we would fail to qualify for exemption under Section 883 of the Code for a particular tax year if shareholders, each of whom owned, actually or under applicable constructive ownership rules, a 5% or greater interest in the vote and value of the outstanding shares of our stock, owned in the aggregate 50% or more of the vote and value of the outstanding shares of our stock, and “qualified shareholders” as defined by the regulations to Section 883 did not own, directly or under applicable constructive ownership rules, sufficient shares in our closely-held block of stock to preclude the shares in the closely-held block that are not so owned from representing 50% or more of the value of our stock for more than half of the number of days during the taxable year. Establishing such ownership by qualified shareholders will depend upon the status of certain of our direct or indirect shareholders as residents of qualifying jurisdictions and whether those shareholders own their shares through bearer share arrangements and will also require these shareholders’ compliance with ownership certification procedures attesting that they are residents of qualifying jurisdictions, and each intermediary’s or other person’s similar compliance in the chain of ownership between us and such shareholders. Due to the factual nature of the issues involved, we can give no assurances on our tax-exempt status or that of any of our subsidiaries.

If we or our subsidiaries are not entitled to exemption under Section 883 for any taxable year, we or our subsidiaries could be subject for those years to an effective 4% U.S. federal income tax on the shipping income these companies derive during the year that are attributable to the transport of cargoes to or from the U.S. The imposition of this taxation would have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. holders.

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based on our currently anticipated operations, we do not believe that we will be a PFIC with respect to any taxable year. In this regard, we intend to treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that our time chartering activities does not constitute “passive income,” and the assets that we own and operate in connection with the production of that income do not constitute passive assets.

There is, however, no direct legal authority under the PFIC rules addressing our proposed method of operation, and a recent federal court decision characterized income received from vessel time charters as rental rather than services income for U.S. tax purposes. Accordingly, no assurance can be given that the U.S. Internal Revenue Service, or IRS, or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.

If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders will face adverse U.S. tax consequences. Under the PFIC rules, unless those shareholders make an election available under the Code (which election could itself have adverse consequences for such shareholders), such shareholders would be liable to pay United States federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common stock, as if the excess distribution or gain had been recognized ratably over the shareholder’s holding period of our common stock.

Industry Risk Factors Relating to FreeSeas

Charter hire rates for drybulk vessels have decreased significantly and may remain at low rates or further decrease in the future, which may adversely affect our earnings.

The drybulk shipping industry is cyclical with volatility in charter hire rates and profitability. The degree of charter hire rate volatility among different types of drybulk vessels has varied widely. Since the middle of the third quarter of 2008, charter hire rates for drybulk vessels have decreased substantially, and although charter rates have recovered from their lows, they may remain volatile for the foreseeable future and could decline further.

We anticipate that the future demand for our drybulk vessels will be dependent upon existing conditions in the world’s economies, seasonal and regional changes in demand, changes in the capacity of the global drybulk fleet and the sources and supply of drybulk cargo to be transported by sea. Adverse economic, political, social or other developments could have a further material adverse effect on drybulk shipping in general and on our business and operating results in particular.

Our ability to re-charter our drybulk vessels upon the expiration or termination of their current time charter, the charter rates payable under any renewal or replacement charters will depend upon, among other things, the current state of the drybulk shipping market. If the drybulk shipping market is in a period of depression when our vessels’ charters expire, it is likely that we may be forced to re-charter them at reduced rates, including rates whereby we incur a loss, which may reduce our earnings or make our earnings volatile.

In addition, because the market value of our vessels may fluctuate significantly, we may incur losses when we sell vessels, which may adversely affect our earnings. If we sell vessels at a time when vessel prices have fallen and before we have recorded an impairment adjustment to our financial statements, the sale may be at less than the vessel’s carrying amount on our financial statements, resulting in a loss and a reduction in earnings.

Disruptions in world financial markets and in the international charter market could have a material adverse impact on our ability to obtain financing, our results of operations, financial condition and cash flows and could cause the market price of our common stock to decline.

The United States and other countries are experiencing deteriorating economic trends and have entered into a recession. For example, the credit markets worldwide and in the United States have experienced significant contraction, de-leveraging and reduced liquidity, and the United States government and foreign governments have either implemented or are considering a broad variety of governmental action and/or new regulation of the financial markets. Securities and futures markets and the credit markets are subject to comprehensive statutes, regulations and other requirements.

The uncertainty surrounding the future of the global credit markets has resulted in reduced access to credit worldwide and inability of many parties to obtain trade finance, including letters of credit, which, in turn has adversely affected drybulk charter rates. We face risks attendant to changes in economic environments, changes in interest rates, and instability in certain securities markets, among other factors. Major market disruptions and the current adverse changes in global market conditions, and the economic climate in the United States and worldwide, may adversely affect our business or impair our ability to borrow amounts under our credit facilities or any future financial arrangements. The current market conditions may last longer than we anticipate. These recent and developing economic and governmental factors may have a material adverse effect on our results of operations, financial condition or cash flows and could cause the price of our common stock to decline significantly.

The recession currently occurring worldwide has resulted in fewer imports to industrialized nations from Asia, which in turn has resulted in fewer requirements for imports of raw materials from the Asia, and in particular China. This trend has coincided with the credit crisis, which has made the availability of trade credit scarce; documentary letters of credit were largely unavailable in the last quarter of 2008. At the same time, the extreme volatility of commodity prices has substantially increased the risk of physical commodity traders, who have reduced the volume of their trades. The volatility of commodity prices, resulting in particular in a dramatic fall of spot iron ore prices, has shifted the negotiating balance of power in favor of China, the largest iron ore importing country, against iron ore producers based in Brazil and Australia, and has led China to centrally implement a suspension of iron ore imports in order to have more ample negotiating leverage for the conclusion of its longer-term contract prices for iron ore imports.

The combination of all the above factors has caused the volume of seaborne trade to drop dramatically and charter rates to plummet. These conditions may last longer than expected and may continue to adversely affect our results of operations.

A continuing economic slowdown in the Asia Pacific region could have a material adverse effect on our business, financial position and results of operations.

We anticipate a significant number of the port calls made by our vessels will involve the loading or discharging of drybulk commodities in ports in the Asia Pacific region. As a result, continuing negative economic conditions in any Asia Pacific country, but particularly in China, may have an adverse effect on our business, financial position and results of operations, as well as our future prospects. In recent years, China has been one of the world’s fastest growing economies in terms of gross domestic product, which has had a significant impact on shipping demand. Through the end of the third quarter of 2008, China’s gross domestic product was approximately 2.3% lower than it was during the same period in 2007, and it is likely that China and other countries in the Asia Pacific region will continue to experience slowed or even negative economic growth in the near future. Moreover, the current economic slowdown in the economies of the United States, the European Union and Asian countries may further adversely affect economic growth in China and elsewhere. Our business, financial position, results of operations, ability to pay dividends as well as our future prospects, would be materially and adversely affected by a long-lasting or significant economic downturn in any of these countries.

Changes in the economic and political environment in China and policies adopted by the government to regulate its economy may have a material adverse effect on our business, financial condition and results of operations.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in such respects as structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, rate of inflation and balance of payments position. Prior to 1978, the Chinese economy was a planned economy. Since 1978, increasing emphasis has been placed on the utilization of market forces in the development of the Chinese economy. There is an increasing level of freedom and autonomy in areas such as allocation of resources, production, pricing and management and a gradual shift in emphasis to a “market economy” and enterprise reform. Although limited price reforms were undertaken, with the result that prices for certain commodities are principally determined by market forces, many of the reforms are experimental and may be subject to change or abolition. We cannot assure you that the Chinese government will continue to pursue a policy of economic reform. The level of imports to and exports from China could be adversely affected by changes to these economic reforms, as well as by changes in political, economic and social conditions or other relevant policies of the Chinese government, such as changes in laws, regulations or export and import restrictions, all of which could, adversely affect our business, financial condition and operating results.

Continuing turbulence in the financial services markets and the tightening of credit may affect the ability of purchasers of drybulk cargo to obtain letters of credit to purchase drybulk goods, resulting in declines in the demand for vessels.

Continuing turbulence in the credit markets has led many lenders to reduce, and in some cases, cease to provide credit, including letters of credit, to borrowers. Purchasers of drybulk cargo typically pay for cargo with letters of credit. The tightening of the credit markets has reduced the issuance of letters of credit and as a result decreased the amount of cargo being shipped as sellers determine not to sell cargo without a letter of credit. Reductions in cargo results in less business for charterers and declines in the demand for vessels. Any material decrease in the demand for vessels may decrease charter rates and make it more difficult for us to charter our vessels in the future at competitive rates. Reduced charter rates would reduce our revenues.

If the recent volatility in LIBOR continues, it could affect our profitability, earnings and cash flow.

LIBOR has recently been volatile, with the spread between LIBOR and prime lending rates widening significantly at times. These conditions are the result of the disruptions in the international credit markets that began in the fourth quarter of 2008. Because the interest rates borne by our outstanding indebtedness fluctuate with changes in LIBOR, if this volatility were to continue, it would affect the amount of interest payable on our debt, which in turn, would have an effect on our profitability, earnings and cash flow.

Charter rates are subject to seasonal fluctuations, which may adversely affect our operating results.

Our fleet consists of Handysize and Handymax drybulk carriers that operate in markets that have historically exhibited seasonal variations in demand and, as a result, in charter rates. This seasonality may result in quarter-to-quarter volatility in our operating results. The energy markets primarily affect the demand for coal, with increases during hot summer periods when air conditioning and refrigeration require more electricity and towards the end of the calendar year in anticipation of the forthcoming winter period. Grain shipments are driven by the harvest within a climate zone. Because three of the five largest grain producers (the United States, Canada and the European Union) are located in the northern hemisphere and the other two (Argentina and Australia) are located in the southern hemisphere, harvests occur throughout the year and grains require drybulk shipping accordingly. As a result of these and other factors, the drybulk shipping industry is typically stronger in the fall and winter months. Therefore, we expect our revenues from our drybulk carriers to be typically weaker during the fiscal quarters ended June 30 and September 30 and, conversely, we expect our revenues from our drybulk carriers to be typically stronger in fiscal quarters ended December 31 and March 31. Seasonality in the drybulk industry could materially affect our operating results.

The operation of drybulk carriers has certain unique operational risks.

The operation of certain vessel types, such as drybulk carriers, has certain unique risks. With a drybulk carrier, the cargo itself and its interaction with the ship can be a risk factor. By their nature, drybulk cargoes are often heavy, dense, easily shifted, and react badly to water exposure. In addition, drybulk carriers are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold), and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures may be more susceptible to breach to the sea. Hull breaches in drybulk carriers may lead to the flooding of the vessels’ holds. If a drybulk carrier suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessel’s bulkheads leading to the loss of a vessel. If we are unable to adequately maintain our vessels we may be unable to prevent these events. Any of these circumstances or events could negatively impact our business, financial condition, results of operations and ability to pay dividends. In addition, the loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator.

We are subject to regulation and liability under environmental laws that could require significant expenditures and reduce our cash flows and net income.

Our business and the operation of our vessels are materially affected by government regulation in the form of international conventions and national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration. We are also required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our operations. Because such conventions, laws, regulations and permit requirements are often revised, we cannot predict the ultimate cost of complying with such conventions, laws, regulations or permit requirements, or the impact thereof on the resale prices or useful lives of our vessels. Additional conventions, laws and regulations may be adopted that could limit our ability to do business and thereby reduce our revenue or increase our cost of doing business, thereby materially decreasing our net income.

The operation of our vessels is affected by the requirements set forth in the International Safety Management, or ISM, Code. The ISM Code requires shipowners and bareboat charterers to develop and maintain an extensive “Safety Management System.” The system includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and dealing with emergencies. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels, and/or may result in a denial of access to, or detention in, certain ports. Currently, Lloyd’s Register of Shipping has awarded ISM and International Ship and Port Facilities Security, or ISPS, certification to all of our vessels and to Free Bulkers, our ship management company. There can be no assurance, however, that such certification will be maintained indefinitely.

The European Union is considering legislation that will affect the operation of vessels and the liability of owners for oil pollution. It is difficult to predict what legislation, if any, may be adopted by the European Union or any other country or authority. The European Commission has presented various proposals and the European Parliament has endorsed many of them, but the member governments have yet to reach a consensus on legislation to enact.

We currently maintain, for each of our vessels, protection and indemnity insurance, which includes pollution liability coverage, in the amount of one billion dollars per incident. If the damages from a catastrophic incident exceeded our insurance coverage, the payment of these damages may materially decrease our net income.

The International Maritime Organization, or IMO, or other regulatory bodies may adopt further regulations in the future that could adversely affect the useful lives of our vessels as well as our ability to generate income from them. These requirements could also affect the resale value of our vessels.

The United States Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and clean-up of the environment from oil spills. OPA affects all owners and operators whose vessels trade in the United States of America or any of its territories and possessions or whose vessels operate in waters of the United States of America, which includes the territorial sea of the United States of America and its 200 nautical mile exclusive economic zone.

Under OPA, vessel owners, operators and bareboat charterers are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers (fuel).

If any of our vessels fail to maintain their class certification and/or fail any annual survey, intermediate survey, dry-docking or special survey, that vessel would be unable to carry cargo, thereby reducing our revenues and profitability and violating certain loan covenants of our third-party indebtedness.

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention, or SOLAS. Our vessels are currently classed with Lloyd’s Register of Shipping, Korean Register of Shipping, Nippon Kaiji Kyokai, Germanischer Lloyd and Bureau Veritas.

A vessel must undergo annual surveys, intermediate surveys, dry-dockings and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Our vessels are on special survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel is also required to be dry-docked every two to three years for inspection of the underwater parts of such vessel.

If any vessel does not maintain its class and/or fails any annual survey, intermediate survey, dry-docking or special survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable, thereby reducing our revenues and profitability. That could also cause us to be in violation of certain covenants in our loan agreements. In addition, the cost of maintaining our vessels’ classifications may be substantial at times and could result in reduced revenues.

World events outside our control such as terrorism and international and regional hostilities may negatively affect our ability to operate, thereby reducing our revenues and net income or our ability to obtain additional financing, thereby restricting the implementation of our business strategy.

Terrorist attacks such as those in New York on September 11, 2001, the bombings in Spain on March 11, 2004 and in London on July 7, 2005, and the continuing response of the United States and other countries to these attacks, as well as the threat of future terrorist attacks in the United States or elsewhere continue to cause uncertainty in the world financial markets and may adversely affect our business and operating results by increasing security costs and creating delays because of heightened security measures. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea.

Terrorist attacks and international and regional hostilities may also negatively impact our vessels or our customers directly. The continuing conflicts in Iraq and Afghanistan may lead to additional acts of terrorism and armed conflict around the world, which may contribute to economic instability and could result in increased volatility of the financial markets in the United States of America and globally, an economic recession in the United States of America or the world and a corresponding reduction in our business and future prospects. Any of these occurrences could prevent us from obtaining additional financing on terms acceptable to us or at all and have a material adverse impact on our operating results, revenues and costs which would impair our implementation of our business strategy.

Acts of piracy on ocean-going vessels have recently increased in frequency, which could adversely affect our business.

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea and in the Gulf of Aden off the coast of Somalia. Throughout 2008 and 2009, the frequency of piracy incidents has increased significantly, particularly in the South China Sea and the Gulf of Aden off the coast of Somalia, with drybulk vessels and tankers particularly vulnerable to such attacks. For example, in November 2008, the Sirius Star, a tanker vessel not affiliated with us, was captured by pirates in the Indian Ocean while carrying crude oil estimated to be worth $100.0 million and was released in January 2009 upon a ransom payment of $3 million. If these piracy attacks result in regions in which our vessels are deployed being characterized as “war risk” zones by insurers, as the Gulf of Aden temporarily was in May 2008, or as “war and strikes” listed areas by the Joint War Committee, premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew costs, including due to employing onboard security guards, could increase in such circumstances. We may not be adequately insured to cover losses and pay ransoms from these incidents, which could have a material adverse effect on us. In addition, detention of any of our vessels, hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability, of insurance for our vessels, could have a material adverse impact on our business, financial condition, results of operations and ability to pay dividends in the future.

Risks involved with operating ocean-going vessels could affect our business and reputation, which may reduce our revenues.

The operation of an ocean-going vessel has inherent risks. These risks include the possibility of:

•	crew strikes and/or boycotts;

•	marine disaster;

•	piracy;

•	environmental accidents;

•	cargo and property losses or damage; and

•	business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions.

The involvement of any of our vessels in an environmental disaster may harm our reputation as a safe and reliable vessel operator. Any of these circumstances or events could increase our costs or lower our revenues.

Maritime claimants could arrest our vessels, which could interrupt our cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lienholder may enforce its lien by arresting a vessel through foreclosure proceedings. The arresting or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of funds to have the arrest lifted.

In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner or managed by the same manager. Claimants could try to assert “sister ship” liability against one of our vessels for claims relating to another of our vessels or a vessel managed by our manager.

Governments could requisition our vessels during a period of war or emergency, resulting in loss of earnings.

A government could requisition for title or seize our vessels. Requisition for title occurs when a government takes control of a vessel and becomes the owner. A government could also requisition our vessels for hire, which occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of our vessels could reduce our revenues and net income.

Our vessels may suffer damage and we may face unexpected dry-docking costs, which could affect our cash flow and financial condition.

If our vessels suffer damage, they may need to be repaired at a dry-docking facility, resulting in vessel downtime. The costs of dry-dock repairs are unpredictable and can be substantial. We may have to pay dry-docking costs that our insurance does not cover. The inactivity of these vessels while they are being repaired and repositioned, as well as the actual cost of these repairs, would decrease our earnings. In addition, space at dry-docking facilities is sometimes limited and not all dry-docking facilities are conveniently located. We may be unable to find space at a suitable dry-docking facility or we may be forced to move to a dry-docking facility that is not conveniently located to our vessels’ positions. The loss of earnings while our vessels are forced to wait for space or to relocate to dry-docking facilities that are farther away from the routes on which our vessels trade would also decrease our earnings.

Risks Related to this Offering

The market price of our common stock has been and may in the future be subject to significant fluctuations.

The market price of our common stock has been and may in the future be subject to significant fluctuations as a result of many factors, some of which are beyond our control. Among the factors that have in the past and could in the future affect our stock price are:

•	quarterly variations in our results of operations;

•	our lenders’ willingness to extend our loan covenant waivers, if necessary;

•	changes in market valuations of similar companies and stock market price and volume fluctuations generally;

•	changes in earnings estimates or publication of research reports by analysts;

•	speculation in the press or investment community about our business or the shipping industry generally;

•	strategic actions by us or our competitors such as acquisitions or restructurings;

•	the thin trading market for our common stock, which makes it somewhat illiquid;

•	the current ineligibility of our common stock to be the subject of margin loans because of its low current market price;

•	regulatory developments;

•	additions or departures of key personnel;

•	general market conditions; and

•	domestic and international economic, market and currency factors unrelated to our performance.

The stock markets in general, and the markets for drybulk shipping and shipping stocks in particular, have experienced extreme volatility that has sometimes been unrelated to the operating performance of individual companies. These broad market fluctuations may adversely affect the trading price of our common stock.

Investors may experience significant dilution as a result of possible future offerings.

We will have           shares of common stock outstanding (           shares if the underwriters exercise their over-allotment option in full), which represents in the aggregate an increase of     % (     % if the underwriter exercises its over-allotment option in full) in our issued and outstanding shares of common stock. We may sell additional shares of common stock following the conclusion of this offering in order to fully implement our business plans. Such sales could be made at prices below the price at which we sell the shares offered by this prospectus, in which case, investors who purchase shares in this offering could experience some dilution of their investment, which could be significant.

As long as our stock price remains below $5.00 per share, our shareholders will not be able to use our shares as collateral for margin accounts. Further, if our stock price falls below $1.00, we may be subject to delisting or be forced to take action to cure this problem.

The last reported sale price of our common stock on the NASDAQ Global Market on October 21, 2009 was $1.62 per share. If the market price of our shares of common stock remains below $5.00 per share, under Financial Industry Regulatory Authority, or FINRA, rules, our shareholders will not be able to use such shares as collateral for borrowing in margin accounts. This inability to continue to use our common stock as collateral may lead to sales of such shares creating downward pressure on and increased volatility in, the market price of our shares of common stock. In addition, many institutional investors will not invest in stocks whose prices are below $5.00 per share.

Under the rules of the NASDAQ Stock Market, listed companies have historically been required to maintain a share price of at least $1.00 per share and if the share price declines below $1.00 for a period of 30 consecutive business days, then the listed company would have a cure period of at least 180 days to regain compliance with the $1.00 per share minimum. The NASDAQ Stock Market suspended the foregoing rules in October 2008, but reinstated them in July 2009. In the event that our share price declines below $1.00, we may be required to take action, such as a reverse stock split, in order to comply with NASDAQ rules that may be in effect at the time. We may raise additional equity capital at the market and/or in privately negotiated transactions. The effect of this may be to depress our share price and dilute our shareholders’ investment

Future sales of our stock could cause the market price of our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales could occur, may depress the market price for our common stock. These sales could also impair our ability to raise additional capital through the sale of our equity securities in the future. We may issue additional shares of our stock in the future and our shareholders may elect to sell large numbers of shares held by them from time to time.

Because the Republic of the Marshall Islands, where we are incorporated, does not have a well-developed body of corporate law, shareholders may have fewer rights and protections than under typical United States law, such as Delaware, and shareholders may have difficulty in protecting their interest with regard to actions taken by our Board of Directors.

Our corporate affairs are governed by amended and restated articles of incorporation and by-laws and by the Marshall Islands Business Corporations Act, or BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Shareholder rights may differ as well. For example, under Marshall Islands law, a copy of the notice of any meeting of the shareholders must be given not less than 15 days before the meeting, whereas in Delaware such notice must be given not less than 10 days before the meeting. Therefore, if immediate shareholder action is required, a meeting may not be able to be convened as quickly as it can be convened under Delaware law. Also, under Marshall Islands law, any action required to be taken by a meeting of shareholders may only be taken without a meeting if consent is in writing and is signed by all of the shareholders entitled to vote, whereas under Delaware law action may be taken by consent if approved by the number of shareholders that would be required to approve such action at a meeting. Therefore, under Marshall Islands law, it may be more difficult for a company to take certain actions without a meeting even if a majority of the shareholders approve of such action. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, public shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction.

It may not be possible for investors to enforce U.S. judgments against us.

We, and all our subsidiaries, are or will be incorporated in jurisdictions outside the U.S. and substantially all of our assets and those of our subsidiaries and will be located outside the U.S. In addition, most of our directors and officers are or will be non-residents of the U.S., and all or a substantial portion of the assets of these non-residents are or will be located outside the U.S. As a result, it may be difficult or impossible for U.S. investors to serve process within the U.S. upon us, our subsidiaries, or our directors and officers, or to enforce a judgment against us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we or our subsidiaries are incorporated or where our or the assets of our subsidiaries are located would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon the civil liability provisions of applicable U.S. federal and state securities laws or would enforce, in original actions, liabilities against us or our subsidiaries based on those laws.

Anti-takeover provisions in our organizational documents, and under Marshall Islands corporate law, could make it difficult for our shareholders to replace or remove our current Board of Directors or have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common stock.

Several provisions of our amended and restated articles of incorporation and by-laws, and certain provisions of the Marshall Islands corporate law, could make it difficult for our shareholders to change the composition of our Board of Directors in any one year, preventing them from changing the composition of management. In addition, these provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable. These provisions include:

•	authorizing our Board of Directors to issue “blank check” preferred stock without shareholder approval;

•	providing for a classified Board of Directors with staggered, three year terms;

•	prohibiting cumulative voting in the election of directors;

•	authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of a two-thirds majority of the outstanding shares of our common shares, voting as a single class, entitled to vote for the directors;

•	limiting the persons who may call special meetings of shareholders;

•	establishing advance notice requirements for election to our Board of Directors or proposing matters that can be acted on by shareholders at shareholder meetings; and

•	limiting our ability to enter into business combination transactions with certain shareholders.

In addition, we have implemented a shareholder rights plan pursuant to which the holders of our common stock receive one right to purchase one one-thousandth of a share of our Series A Participating Preferred Stock at an exercise price of $18.00, subject to adjustment. The rights become exercisable upon the occurrence of certain change in control events. These anti-takeover provisions and our shareholder rights plan could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements. These forward-looking statements include information about possible or assumed future results of our operations and our performance. Our forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future and other statements other than statements of historical fact. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about our:

•	our future operating or financial results;

•	our financial condition and liquidity, including our ability to comply with our loan covenants and to obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	our ability to pay dividends in the future;

•	drybulk shipping industry trends, including charter rates and factors affecting vessel supply and demand;

•	future, pending or recent acquisitions, business strategy, areas of possible expansion, and expected capital spending or operating expenses;

•	the useful lives and value of our vessels;

•	anticipated levels of drybulk vessel new building orders or drybulk vessel scrapping;

•	changes in the cost of other modes of bulk commodity transportation;

•	availability of crew, number of off-hire days, dry-docking requirements and insurance costs;

•	changes in condition of our vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated dry-docking costs);

•	global and regional economic and political conditions;

•	our ability to leverage to our advantage our manager’s relationships and reputation in the drybulk shipping industry;

•	changes in seaborne and other transportation patterns;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from future litigation and incidents involving our vessels;

•	acts of terrorism and other hostilities; and

•	other factors discussed in the section titled “Risk Factors.”

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws and/or if and when management knows or has a reasonable basis on which to conclude that previously disclosed projections are no longer reasonably attainable.

PRICE RANGE OF OUR PUBLICLY TRADED SECURITIES

Our common stock, Class W warrants and Class Z warrants began trading on the NASDAQ Global Market on November 8, 2007 under the trading symbols FREE, FREEW and FREEZ, respectively. Prior to that time our common stock, Class W warrants and Class Z warrants were traded on the NASDAQ Capital Market under the symbols FREE, FREEW and FREEZ, respectively.

The closing high and low sales prices of our common stock, Class W warrants and Class Z warrants as reported by the NASDAQ Stock Market, for the quarters and months indicated, are as follows:

	Common Stock		Class W Warrants		Class Z Warrants
For the Years Ended:	High	Low	High	Low	High	Low

December 31, 2007	$10.24	$2.76	$5.14	$0.25	$5.20	$0.48
December 31, 2008	7.97	0.90	3.05	0.02	3.35	0.05

	Common Stock		Class W Warrants		Class Z Warrants
For the Quarters Ended:	High	Low	High	Low	High	Low

March 31, 2007	$5.15	$2.76	$1.29	$0.25	$1.15	$0.48
June 30, 2007	7.63	4.55	2.65	0.81	2.76	1.00
September 30, 2007	9.35	6.77	3.30	1.82	3.35	2.10
December 31, 2007	10.24	5.12	5.14	1.68	5.20	1.73
March 31, 2008	6.09	4.49	2.45	1.06	2.45	1.40
June 30, 2008	7.97	5.90	3.05	1.85	3.35	1.85
September 30, 2008	7.07	3.95	2.24	0.97	2.65	1.25
December 31, 2008	4.01	0.90	1.15	0.02	1.46	0.05
March 31, 2009	1.88	0.54	0.24	0.04	0.33	0.08
June 30, 2009	3.49	1.17	0.34	0.07	0.65	0.10
September 30, 2009	2.43	1.57	0.31	0.04	0.55	0.16

	Common Stock		Class W Warrants		Class Z Warrants
For the Months Ended:	High	Low	High	Low	High	Low

April 30, 2009	$1.43	$1.17	$0.20	$0.07	$0.20	$0.10
May 31, 2009	2.79	1.45	0.34	0.08	0.60	0.16
June 30, 2009	3.49	2.11	0.24	0.08	0.65	0.46
July 31, 2009	2.43	1.77	0.22	0.04	0.55	0.28
August 31, 2009	1.87	1.61	0.31	0.14	0.36	0.19
September 30, 2009	1.93	1.57	0.24	0.24	0.39	0.16

DIVIDEND POLICY

In light of prevailing economic conditions, our board of directors determined in February 2009 to suspend payment of cash dividends. In addition, the covenant compliance waivers we have received form the lenders, which currently expire on April 1, 2010 and July 2, 2010, restrict us from paying dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Long-Term Debt — Loan Agreement Covenants and Waivers.”

Declaration and payment of any dividend is subject to the discretion of our board of directors. The timing and amount of dividend payments will be dependent upon our earnings, financial condition, cash requirements and availability, restrictions in our loan agreements or other financing arrangements, the provisions of Marshall Islands law affecting the payment of distributions to stockholders, and other factors. The payment of dividends is not guaranteed or assured, and may be discontinued at any time at the discretion of our board of directors. Because we are a holding company with no material assets other than the stock of our subsidiaries, our ability to pay dividends will depend on the earnings and cash flow of our subsidiaries and their ability to pay dividends to us. If there is a substantial decline in the drybulk carrier market, our earnings would be negatively affected thus limiting our ability to pay dividends. Marshall Islands’ law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent upon the payment thereof. As noted above, our loan agreements contain restrictions on our payment of dividends in certain circumstances. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Long-Term Debt — Loan Agreement Covenants and Waivers.”

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $      from this offering, assuming that the underwriter’s over-allotment option is not exercised and after deducting underwriting discounts and commissions and offering expenses, based on $1.62 per share, which was the closing price of our common stock on October 21, 2009. We intend to use the net proceeds of this offering to purchase additional vessels, for repayment of debt and for general working capital purposes. We are required to use $     of the proceeds of this offering to prepay the HBU facilities. We intend to pursue vessel acquisitions when market conditions prove attractive and may increase the size of the offering as necessary. The registration statement of which this prospectus forms a part will provide us with additional flexibility to raise capital, which is limited under our previously filed shelf registration statement, for the purposes described above.

CAPITALIZATION

The following table sets forth our consolidated capitalization (assuming no exercise of the underwriter’s over-allotment option) as of June 30, 2009:

•	on a historical basis without any adjustment to reflect subsequent events;

•	as adjusted as of June 30, 2009 to give effect to the scheduled loan repayments we made from July 1, 2009 through October 21, 2009;

•	as further adjusted to give effect to our issuance and sale of shares of our common stock at a price of $ per share, net of underwriting fees on certain shares and offering expenses, and application of the net proceeds as described under “Use of Proceeds.”

Other than as set forth in the “As Adjusted” column, there have been no material changes in our capitalization between June 30, 2009 and the date of this prospectus.

	Historical		As Further
	June 30, 2009	As Adjusted	Adjusted
	(U.S. dollars in thousands,
	except share amounts)

Debt:
Long-term debt, current portion	$32,290	$27,290	$
Long-term debt, net of current portion	114,560	107,269

Total debt(1)	$146,850	$134,559	$

Shareholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, none issued	—	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized, 21,171,329, 31,212,480 and shares issued and outstanding actual, as adjusted, and as further adjusted, respectively	21	31
Additional paid-in capital	110,328	127,018
Retained earnings	17,268	17,268

Total shareholders’ equity	127,617	144,317

Total capitalization	$274,467	$278,876	$

(1)	Total debt does not include the fair value of the derivative liabilities, which was $1.35 million as of June 30, 2009.

In July 2009, we completed a public offering of 10,041,151 shares of our common stock at $1.80 per share, resulting in net proceeds to us of approximately $16.7 million. We used approximately $11 million of the net proceeds for the acquisition of the M/V Free Neptune, $1.7 million for the prepayment of HBU debt, and the remaining balance for general working capital purposes.

SELECTED FINANCIAL DATA

The following summary financial information and data were derived from our audited consolidated financial statements for the years ended December 31, 2008, 2007, 2006, 2005 and 2004 and our unaudited condensed consolidated financial statements for the six months ended June 30, 2009 and 2008. The information is only a summary and should be read in conjunction with our historical consolidated financial statements and related notes included elsewhere in this prospectus and the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The historical data included below and elsewhere in this prospectus are not necessarily indicative of our future performance.

All amounts in the tables below are in thousands of U.S. dollars, except for share data, per share data and per diem amounts.

							From Inception
							(April 23, 2004)
	Six Months Ended June 30,		Year Ended December 31,				to December 31,
	2009	2008	2008	2007	2006	2005	2004

Statement of Operations Data:
Operating revenues	$29,923	$23,755	$66,689	$20,147	$11,727	$10,326	$2,830
Vessel operating expenses	(7,401)	(7,381)	(16,354)	(6,001)	(4,483)	(3,596)	(786)
Voyage expenses	(638)	(255)	(527)	(267)	(689)	(55)	(16)
Depreciation expense	(8,086)	(5,040)	(13,349)	(4,435)	(4,479)	(3,553)	(872)
Amortization of deferred charges	(774)	(274)	(788)	(757)	(442)	(355)	(109)
Management fees to a related party	(838)	(1,032)	(2,634)	(875)	(540)	(488)	(180)
Commissions	(1,589)	(1,160)	(3,383)	(1,095)	(799)	(553)	(127)
Stock-based compensation expense	(6)	(54)	(107)	(96)	(651)	(200)	—
General and administrative expenses	(1,773)	(1,306)	(2,756)	(2,111)	(1,925)	(321)	(34)
Bad debts	—	—	(221)	(118)	—	—	—
Gain on sale of vessel	—	—	—	1,369	—	—	—
Income (loss) from operations	$8,818	7,253	26,570	5,761	(2,281)	1,205	706
Interest and finance costs	(2,446)	(2,520)	(6,209)	(3,204)	(1,004)	(1,076)	(240)
Loss on debt extinguishment	—	(639)	(639)	(2,570)	—	—	—
Change in derivatives fair value	460	(54)	(1,061)	(749)	—	—	—
Interest income	14	535	580	639	19	23	4
Other	(89)	(105)	(49)	(33)	(58)	—	—
Net income (loss)	$6,757	$4,470	$19,192	$(156)	$(3,324)	152	470
Basic earnings (loss) per share	$0.32	$0.21	$0.91	$(0.02)	$(0.53)	0.03	0.10
Diluted earnings (loss) per share	$0.32	$0.20	$0.91	$(0.02)	$(0.53)	0.03	0.10
Basic weighted average number of shares	21,171,329	20,839,854	21,006,497	8,786,287	6,290,100	4,574,588	4,500,000
Diluted weighted average number of shares	21,171,329	21,851,940	21,051,963	8,786,287	6,290,100	4,600,444	4,500,000

						From Inception
						(April 23, 2004)
	June 30,	December 31,				to December 31,
	2009	2008	2007	2006	2005	2004

Balance Sheet Data:
Current assets, including cash	$19,381	$27,184	$81,440	$1,417	$5,286	$1,443
Fixed assets, net	267,319	275,405	108,021	19,369	23,848	16,188
Total assets	291,350	307,861	191,972	23,086	29,840	18,335
Total current liabilities, including current portion of long-term debt	47,284	50,768	34,097	10,260	10,231	4,971
Derivative financial instruments, net of current portion	817	1,337	749	—	—	—
Long-term debt, including shareholder loans net of current portion	114,560	133,650	44,500	5,819	9,750	9,978
Total liabilities	163,733	187,006	79,346	16,079	20,135	14,949
Total shareholders’ equity	127,617	120,855	112,626	7,007	9,705	3,386

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our consolidated financial condition and results of operations together with our consolidated financial statements and notes thereto that appear elsewhere in this prospectus. FreeSeas’ consolidated financial statements have been prepared in conformity with US GAAP. This discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements.

The historical consolidated financial results of FreeSeas described below are presented in United States dollars.

Overview

We are an international drybulk shipping company incorporated under the laws of the Republic of the Marshall Islands with headquarters in Piraeus, Greece. Our existing fleet consists of eight Handysize vessels and two Handymax vessels that carry a variety of drybulk commodities, including iron ore, grain and coal, which are referred to as “major bulks,” as well as bauxite, phosphate, fertilizers, steel products, cement, sugar and rice, or “minor bulks.” As of October 21, 2009, the aggregate dwt of our fleet is approximately 300,000 dwt and the average age of our fleet is approximately 14 years.

We are currently focusing on the Handysize and Handymax sectors, which we believe are more versatile in the types of cargoes that they can carry and trade routes they can follow, and offer less volatile returns than larger vessel classes. We may, however, acquire larger drybulk vessels if appropriate opportunities present themselves.

We have contracted the management of our fleet to Free Bulkers, a company owned by Ion G. Varouxakis, our chairman, chief executive officer and president. Free Bulkers provides technical management of our fleet, accounting services and office space and has subcontracted the charter and post-charter management of our fleet to Safbulk, a company controlled by the Restis family. We believe that Safbulk has achieved a strong reputation in the international shipping industry for efficiency and reliability that should create new employment opportunities for us with a variety of well known charterers. While Safbulk is responsible for finding and arranging charters for our vessels, the final decision to charter our vessels remains with us.

Our Fleet

The following table details the vessels in our fleet as of October 21, 2009:

					Purchase
Vessel Name	Type	Dwt	Employment	Built	Price	Date of Acquisition

M/V Free Destiny	Handysize	25,240	26 day trip time charter at $9,075 per day through November 2009	1982	$7.60 million	August 3, 2004
M/V Free Envoy	Handysize	26,318	30-35 day trip time charter at $8,000 per day through November 2009	1984	$9.50 million	September 29, 2004
M/V Free Goddess	Handysize	22,051	Balance of time charter at $10,500 per day through January/February 2010 (plus 50% profit sharing above $12,500 per day)	1995	$25.20 million	October 30, 2007

					Purchase
Vessel Name	Type	Dwt	Employment	Built	Price	Date of Acquisition

M/V Free Hero	Handysize	24,318	40-50 day trip time charter at $13,500 per day through November 2009	1995	$25.25 million	July 3, 2007
M/V Free Impala	Handysize	24,111	60 day trip time charter at $10,000 per day through December 2009	1997	$37.5 million	April 2, 2008
M/V Free Jupiter	Handymax	47,777	Balance of time charter at $25,216 per day through February 2011 and $28,000 per day through March 2011	2002	$47.00 million	September 5, 2007
M/V Free Knight	Handysize	24,111	60-65 day spot time charter trip at $7,000 per day through December 2009	1998	$39.25 million	March 19, 2008
M/V Free Lady	Handymax	50,246	Balance of time charter at $51,150 per day through May 2010	2003	$65.2 million	July 7, 2008
M/V Free Maverick	Handysize	23,994	60-65 day trip time charter at $9,000 or $11,000 per day through December 2009	1998	$39.6 million	September 1, 2008
M/V Free Neptune	Handysize	30,838	30-35 day trip time charter at $20,000 per day through November 2009	1996	$11.0 million	August 25, 2009

Recent Developments

Increase in Authorized Common Stock

Our shareholders approved at our Annual Meeting of Shareholders held on September 17, 2009, an amendment to our Amended and Restated Articles of Incorporation increasing the number of authorized shares of common stock from 40,000,000 to 250,000,000 shares.

Amendment and Restatement of HBU Credit Agreement

Effective September 15, 2009, we entered into an amended and restated credit agreement with Hollandsche Bank-Unie N.V., or HBU, which replaces our 2008 credit agreement with HBU. Under the amended and restated credit agreement, we have obtained a new 3.5 year facility, the principal of which is payable in 13 quarterly installments of $600,000 beginning on August 1, 2009 and one balloon payment of $19,300,000 on November 1, 2012. This new facility bears interest at the rate of 4.25% above LIBOR. In addition, the amended and restated credit agreement further amends the value to loan covenant ratio previously agreed to in March 2009 (see “ — Long-Term Debt”) as follows: (i) 70% from September 15, 2009 through June 30, 2010, (ii) 100% from July 1, 2010 through June 30, 2011, (iii) 110% from July 1, 2011 through June 30, 2012, (iv) 120% from July 1, 2012 through December 30, 2012, and (v) 125% from December 31, 2012 onwards. We will be required to use 10% of the proceeds of any capital raise, including this offering, to prepay any amounts outstanding (up to a maximum of $3,000,000 over the life of the facilities). Additionally, at the end of each fiscal year, we are is required to make a prepayment in an aggregate amount equal to: (i) 75% of excess cash, if the value to loan ratio is less than or equal to 70%, (ii) 50% of excess cash, if the value to loan ratio is less than or equal to 100%, (iii) 25% of excess cash, if the value to loan ratio is less than 110%, or (iv) zero, if the value to loan ratio is equal to or greater than 110%

Acquisition of M/V Free Neptune

In August 2009, we purchased and took delivery of a Handysize vessel from an unaffiliated third party for approximately $11 million. We financed the acquisition using a portion of the net proceeds of our public offering in July 2009. With the acquisition of the M/V Free Neptune, our fleet increases from nine to 10 vessels. The M/V Free Neptune is a 30,838 dwt Handysize vessel built in 1996 in Japan. The M/V Free Neptune has been fixed for a spot time charter trip of approximately 30-35 days through November 2009 at a daily rate of $20,000.

Public Offering

In July 2009, we completed a public offering of 10,041,151 shares of our common stock at $1.80 per share, including 1,309,715 shares sold upon exercise of the underwriter’s overallotment option. The offering resulted in net proceeds of approximately $16.7 million, after deducting underwriting fees and estimated offering expenses. Of these net proceeds, approximately $11 million was used for the acquisition of the M/V Free Neptune and approximately $1.7 million was used to prepay a portion of our debt outstanding to HBU, with the remaining balance used for general working capital purposes.

Extension of Class W Warrants

In July 2009, we extended the expiration date and reduced the exercise price of our 786,265 outstanding Class W warrants currently listed on the NASDAQ Global Market under the symbol “FREEW.” The expiration date of the Class W warrants has been extended to December 31, 2009 from July 29, 2009, and the exercise price per share has been reduced to $2.50 per share from $5.00 per share. Each Class W warrant entitles the holder to purchase one share of our common stock. All other terms of the Class W warrants remain unchanged.

Expiration of Purchase Option to IPO Underwriter

As part of our 2005 merger with Trinity, we assumed Trinity’s obligations under a purchase option sold to HCFP Brenner, or HCFP, the underwriter of Trinity’s initial public offering. Under that purchase option, HCFP had the right to purchase up to 12,500 Series A Units at a price of $17.325 per unit and up to 65,000 Series B Units at a price of $16.665 per unit. Each Series A Unit consisted of two shares of our common stock, five Class W warrants and five Class Z warrants. Each Series B Unit consisted of two shares of our common stock, one Class W warrant and one Class Z warrant. The exercise price of the warrants included in the units was $5.50 per share. The purchase option expired unexercised on July 29, 2009.

Loan Covenant Waivers

In July 2009, certain of our lenders agreed to extend or modify certain of the financial covenants in our credit agreements. First Business Bank S.A., or FBB, agreed to extend the previously provided waivers of the vessel value to debt ratio covenant and the parent company leverage ratio covenant from January 1, 2010 to July 1, 2010. In connection with this extension, we agreed to an increase in the interest rate on the loan by 0.75%. HBU agreed to modify our interest coverage and debt service coverage ratios requirements. For 2009 and 2010, the interest coverage ratio will defined as EBITD/net financing charges and is to be at least 3.75 until July 1, 2010 and at least 3.00 through December 31, 2010. During this period, the debt service coverage ratio must be at least 1.00 through December 31, 2010. The foregoing ratios for 2011 will be determined based on the prevailing market conditions. See “— Long-Term Debt — Loan Agreement Covenants and Waivers.”

Employment and Charter Rates

The BDI fell 94% from a peak of 11,793 in May 2008 to a low of 663 in December 2008. It subsequently rose to a high of 4,291 on June 3, 2009 and then declined to 2,163 on September 24, 2009. It was 2,728 as of October 16, 2009. The Baltic Handysize Index fell 92% from a peak of 3,407 in May 2008 to a low of 270 in January 2009. It has since risen to 961 as of October 16, 2009. The steep decline in charter rates is due to various factors, including the lack of trade financing for purchases of commodities carried by sea, which has resulted in a significant decline in cargo shipments, and the excess supply of iron ore in China, which has resulted in falling iron ore prices and increased stockpiles in Chinese ports.

As of June 30, 2009, we had six vessels trading in the spot market that are currently exposed to the downturn in the drybulk charter rates. Should drybulk charter rates continue to decline or remain at their current low level, our charter revenue with respect to these vessels will remain low as well. Most of our vessels have employment in the first quarter and the second quarter of 2009 and, while we expect that charter rates will gradually recover as economic activity improves during the course of the year, those vessels that are redelivered earlier in the year are expected to receive lower charter rates.

On March 23, 2009, in order to secure cash flow for a longer period, we announced that we agreed to extend the charter of the M/V Free Goddess, which had been scheduled to expire over the next few months. The charter was extended until January/February 2010 on the following terms: a lump-sum amount of $500,000 was paid by the charterer on February 15, 2009 as an upfront non-refundable performance guarantee; charter rate of $8,000 per day to September 15, 2009, with an additional 50% profit sharing for any amounts earned by our charterers in excess of $10,000 per day; and charter rate of $10,500 per day starting September 15, 2009 (until January/February 2010), with an additional 50% profit sharing for amounts earned by our charterers in excess of $12,500 per day.

The M/V Free Destiny, the M/V Free Envoy, the M/V Free Hero, the M/V Free Knight, the M/V Free Maverick and the M/V Free Impala are being successively chartered in the spot market.

Historically high levels of scrapping have been taking place since October 2008 among older vessels as a result of the adverse rate environment, in particular with respect to smaller size Handysize vessels, the segment in which we operate. It may take some time until the elimination of excess tonnage supply manifests itself in the form of higher charter rates.

A prolonged period of extremely low charter rates may lead owners to face difficulties in meeting their cash flow obligations, and they may seek to find mutual accommodations with charterers in which charterers may pay lower charter rates over a longer period of time. Depending on their overall financial condition, some weaker owners may not be able to service their debt obligations, which may cause them to cease operations or seek protection from creditors.

Change in Auditors

In May 2009, our Audit Committee approved, and the full Board of Directors ratified, the appointment of Ernst & Young (Hellas) Certified Auditors Accountants S.A, or E&Y, as our independent registered public accounting firm for the fiscal year ending December 31, 2009, replacing PricewaterhouseCoopers, S.A., or PWC. The decision to change auditors is not a result of any disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. PWC’s report on our financial statements for the years ended December 31, 2008 and 2007 did not contain an adverse opinion or a disclaimer of opinion nor was such report qualified or modified as to uncertainty, audit scope or accounting principles. The appointment of E&Y as our auditors for the 2009 fiscal year was ratified by our shareholders at our annual meeting held on September 17, 2009.

Dividends on Common Stock

In 2008 we paid quarterly cash dividends to our shareholders of $0.175 per share in February and May, $0.20 per share in August and $0.075 per share in November, however, due to prevailing economic conditions, our board of directors determined in 2009 to suspend payment of cash dividends. In addition, the waivers of covenant defaults that we received from our lenders restrict our ability to pay dividends.

Series A Preferred Shares

We have entered into a shareholders rights agreement with American Stock Transfer & Trust Company, LLC effective January 14, 2009 and declared a dividend of one purchase right, or a right, to purchase one one-thousandth of our Series A Participating Preferred Stock, par value $0.001 per share, for each outstanding share of our common stock. The dividend was paid on January 23, 2009 to our shareholders of record on that date. Each right entitles the registered holder, upon the occurrence of certain events, to purchase from us one one-thousandth of a share of preferred stock at an exercise price of $18.00, subject to adjustment. The rights become exercisable under certain circumstances set forth in the shareholders rights agreement.

Acquisition of Vessels

From time to time, as opportunities arise and depending on the availability of financing, we intend to acquire additional secondhand drybulk carriers. On August 5, 2009 we agreed to purchase the M/V Free Neptune from an unaffiliated third party for approximately $11,000,000. The vessel acquired was free of charter and on September 1, 2009 was fixed for a spot time charter trip of approximately 30 days at a daily rate of $15,000. On September, 29 2009, the M/V Free Neptune has been fixed for a new spot time charter trip of approximately 30-35 days at a daily rate of $20,000. When a vessel is acquired free of charter, we enter into a new charter contract. The shipping industry uses income days (also referred to as “voyage” or “operating” days) to measure the number of days in a period during which vessels actually generate revenues.

Consistent with shipping industry practice, we treat the acquisition of a vessel (whether acquired with or without a charter) as the acquisition of an asset rather than a business. When we acquire a vessel, we conduct, also consistent with shipping industry practice, an inspection of the physical condition of the vessel, unless practical considerations do not allow such an inspection. We also examine the vessel’s classification society records. We do not obtain any historical operating data for the vessel from the seller. We do not consider that information material to our decision on acquiring the vessel.

Prior to the delivery of a purchased vessel, the seller typically removes from the vessel all records and log books, including past financial records and accounts related to the vessel. Upon the change in ownership, the technical management agreement between the seller’s technical manager and the seller is automatically terminated and the vessel’s trading certificates are revoked by its flag state, in the event the buyer determines to change the vessel’s flag state.

When a vessel has been under a voyage charter, the seller delivers the vessel free of charter to the buyer. When a vessel is under time charter and the buyer wishes to assume that charter, the buyer cannot acquire the vessel without the charterer’s consent and an agreement between the buyer and the charterer for the buyer to assume the charter. The purchase of a vessel does not in itself transfer the charter because the charter is a separate service agreement between the former vessel owner and the charterer.

When we acquire a vessel and want to assume or renegotiate a related time charter, we must take the following steps:

•	Obtain the charterer’s consent to us as the new owner;

•	Obtain the charterer’s consent to a new technical manager;

•	Obtain the charterer’s consent to a new flag for the vessel, if applicable;

•	Arrange for a new crew for the vessel;

•	Replace all hired equipment on board the vessel, such as gas cylinders and communication equipment;

•	Negotiate and enter into new insurance contracts for the vessel through our own insurance brokers;

•	Register the vessel under a flag state and perform the related inspections in order to obtain new trading certificates from the flag state, if we change the flag state;

•	Implement a new planned maintenance program for the vessel; and

•	Ensure that the new technical manager obtains new certificates of compliance with the safety and vessel security regulations of the flag state.

Our business comprises the following primary components:

•	Employment and operation of our drybulk carriers; and

•	Management of the financial, general and administrative elements involved in the ownership and operation of our drybulk vessels.

The employment and operation of our vessels involve the following activities:

•	Vessel maintenance and repair;

•	Planning and undergoing dry-docking, special surveys and other major repairs;

•	Organizing and undergoing regular classification society surveys;

•	Crew selection and training;

•	Vessel spares and stores supply;

•	Vessel bunkering;

•	Contingency response planning;

•	Onboard safety procedures auditing;

•	Accounting;

•	Vessel insurance arrangements;

•	Vessel chartering;

•	Vessel hire management; and

•	Vessel performance monitoring.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of those financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies that involve a high degree of judgment and the methods of their application.

Impairment of long-lived assets.  We evaluate the carrying amounts and periods over which long-lived assets are depreciated to determine if events or changes in circumstances have occurred that would require modification to their carrying values or useful lives. In evaluating useful lives and carrying values of long-lived assets, we review certain indicators of potential impairment, such as undiscounted projected operating cash flows, vessel sales and purchases, business plans and overall market conditions. We determine undiscounted projected net operating cash flows for each vessel and compare it to the vessel carrying value. In the event that the undiscounted projected cash flows do not exceed the recorded amount, we would determine the fair value of the related asset and we would record a charge to operations calculated by comparing the asset’s carrying value to the estimated fair market value. We estimate fair market value primarily through the use of valuations performed on an individual vessel basis.

During the six-month period ended June 30, 2009 we concluded that events occurred and circumstances had changed, which may indicate the existence of potential impairment of our long-lived assets. These indicators included a significant decline in our stock price, continued deterioration in the spot market, and the related impact of the current worldwide economic conditions on our expectation for future revenues. As a result, we performed an interim impairment assessment of long-lived assets. Unless these indicators improve, it is likely we will be required to perform an interim impairment analysis in future quarters.

The interim testing was a review of the undiscounted projected net operating cash flows for each vessel compared to its carrying value. The significant factors and assumptions we used in our undiscounted projected net operating cash flow analysis included: earnings, remaining useful life, dry-docking costs, average daily operating expenses of $4,500 with an increase factor of 2.5% each year and residual value. Earnings assumptions were based on time charter rates, spot market rates, FFA rates through 2012 and 10 years of historical charter rates, adjusting for the current economic assumptions. The assumed charter rates ranged from $8,000 to $14,900 and $23,000 for Handysize and Handymax vessels, respectively. Our assessment concluded that step two of the impairment analysis was not required and no impairment of vessels existed as of June 30, 2009, as the undiscounted projected net operating cash flows exceeded the carrying value for each vessel. A material impairment charge would occur for certain vessels if the forecasted charter rates were to range from $6,000 to $8,000 until 2012 and were less than $14,900 from 2013 onwards until the remaining lives of the vessels.

Although we believe our underlying assumptions supporting this assessment are reasonable, if charter rate trends and the length of the current market downturn vary significantly from our forecasts, we may be required to perform step two of the impairment analysis in the future. Therefore, there can be no assurances that we would not have material impairment charges in the future.

Depreciation.  We record the value of our vessels at their cost (which includes acquisition costs directly attributable to the vessel and expenditures made to prepare the vessel for its initial voyage) less accumulated depreciation. We depreciate each of our vessels on a straight-line basis over its estimated useful life. Depreciation is based on cost less the estimated residual scrap value. Furthermore, we estimate the residual values of our vessels to be $250 per lightweight ton as of June 30, 2009, which is in line with historical average scrap values in the shipping industry. An increase in the useful life of the vessel or in the residual value would have the effect of decreasing the annual depreciation charge and extending it into later periods. A decrease in the useful life of the vessel or in the residual value would have the effect of increasing the annual depreciation charge. See “Liquidity and Capital Resources” for a discussion of the factors affecting the actual useful lives of our vessels. However, when regulations place limitations on the ability of a vessel to trade on a worldwide basis, the vessel’s useful life is adjusted to end at the date such regulations become effective. Effective April 1, 2009, and following our reassessment of the useful lives of our assets, the vessels’ useful life was increased from 27 to 28 years. Our estimate was based on the current vessels’ operating condition and the conditions prevailing in the market for same type of vessels. The effect of this change in accounting estimate, which did not require retrospective adoption as per SFAS No. 154 “Accounting Changes and Error Corrections,” was to increase net income for the six-month periods ended June 30, 2009 by $313,000 or $0.01 per share.

Deferred dry-dock and special survey costs.  Our vessels are required to be dry-docked approximately twice in any 60-month period for major repairs and maintenance that cannot be performed while the vessels are operating. The vessels are required to undergo special surveys every 60 months that occasionally coincide with dry-docking due dates, in which case the procedures are combined in a cost-efficient manner. We follow the deferral method of accounting for special survey and dry-docking costs, whereby actual costs incurred are deferred and amortized on a straight line basis over the period through the date the next dry-docking or special survey becomes due. If a special survey or dry-docking is performed prior to the scheduled date, the remaining unamortized balances are immediately written off.

Costs capitalized as part of the dry-dock include all work required by the vessel’s classification societies, which may consist of actual costs incurred at the dry-dock yard, including but not limited to, dry-dock dues and general services for vessel preparation, coating of water ballast tanks, cargo holds, steelworks, piping works and valves, machinery work and electrical work.

All work that may be carried out during dry-dock time for routine maintenance according to our planned maintenance program and not required by the vessel’s classification societies are not capitalized but expensed as incurred. Unamortized dry-docking costs of vessels that are sold are written off and included in the calculation of resulting gain or loss in the year of the vessel’s sale.

Accounting for revenues and expenses.  Revenues and expenses resulting from each time charter are accounted for on an accrual basis. Time charter revenues are recognized on a straight-line basis over the rental periods of such signed charter agreements, as service is performed, except for loss generating time charters, in which case the loss is recognized in the period when such loss is determined. Time charter revenues received in advance are recorded as a liability until charter service is rendered.

Vessel operating expenses are accounted for on an incurred basis. Certain vessel operating expenses payable by us are estimated and accrued at period end.

We generally enter into profit-sharing arrangements with charterers, whereby we may receive additional income equal to an agreed upon percentage of net earnings earned by the charterer, where those earnings are over the base rate of hire, to be settled periodically, during the term of the charter agreement. Revenues generated from profit-sharing arrangements are recognized based on the amounts settled for a respective period.

Insurance claims.  Insurance claims comprise claims submitted and/or claims in the process of compilation or submission (claims pending) relating to hull and machinery or protection and indemnity insurance coverage. The insurance claim recoveries receivable are recorded, net of any deductible amounts, at the time when the fixed asset suffers the insured damages and the damage is quantified by the insurance adjuster’s preliminary report or otherwise reasonably quantified or when crew medical expenses are incurred and management believes that recovery of an insurance claim is probable. The non-recoverable amounts are classified as operating expenses in our statement of operations. Probability of recovery of a receivable is determined on the basis of the nature of the loss or damage covered by the policy, the history of recoverability of such claims in the past and the receipt of the adjuster’s preliminary report on the quantification of the loss. We pay the vendors involved in remedying the insured damage, submit claim documentation and upon collection offset the receivable. The classification of insurance claims (if any) into current and non-current assets is based on management’s expectations as to their collection dates.

Important Measures for Analyzing Results of Operations

We believe that the important measures for analyzing trends in the results of our operations consist of the following:

•	Ownership days. We define ownership days as the total number of calendar days in a period during which each vessel in the fleet was owned by us. Ownership days are an indicator of the size of the fleet over a period and affect both the amount of revenues earned and the amount of expenses that we incur during that period.

•	Available days. We define available days as the number of ownership days less the aggregate number of days that our vessels are off-hire due to major repairs, dry-dockings or special or intermediate surveys. The shipping industry uses available days to measure the number of ownership days in a period during which vessels are actually capable of generating revenues.

•	Operating days. We define operating days as the number of available days in a period less the aggregate number of days that vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

•	Fleet utilization. We calculate fleet utilization by dividing the number of operating days during a period by the number of ownership days during that period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for any reason including scheduled repairs, vessel upgrades, dry-dockings or special or intermediate surveys.

•	Off-hire. The period a vessel is unable to perform the services for which it is required under a charter. Off-hire periods typically include days spent undergoing repairs and dry-docking, whether or not scheduled.

•	Time charter. A time charter is a contract for the use of a vessel for a specific period of time during which the charterer pays substantially all of the voyage expenses, including port costs, canal charges and bunkers expenses. The vessel owner pays the vessel operating expenses, which include crew wages, insurance, technical maintenance costs, spares, stores and supplies and commissions on gross voyage revenues. Time charter rates are usually fixed during the term of the charter. Prevailing time charter rates do fluctuate on a seasonal and year-to-year basis and may be substantially higher or lower from a prior time charter agreement when the subject vessel is seeking to renew the time charter agreement with the existing charterer or enter into a new time charter agreement with another charterer. Fluctuations in time charter rates are influenced by changes in spot charter rates.

•	Voyage charter. A voyage charter is an agreement to charter the vessel for an agreed per-ton amount of freight from specified loading port(s) to specified discharge port(s). In contrast to a time charter, the vessel owner is required to pay substantially all of the voyage expenses, including port costs, canal charges and bunkers expenses, in addition to the vessel operating expenses.

•	Time charter equivalent (TCE). The time charter equivalent, or TCE, equals voyage revenues minus voyage expenses divided by the number of operating days during the relevant time period, including the trip to the loading port. TCE is a non-GAAP, standard seaborne transportation industry performance measure used primarily to compare period-to-period changes in a seaborne transportation company’s performance despite changes in the mix of charter types (i.e., spot charters, time charters and bareboat charters) under which the vessels may be employed during a specific period.

•	Adjusted EBITDA. We consider adjusted EBITDA to represent net earnings before interest, taxes, depreciation and amortization, unrealized gains or losses from changes in the value of derivatives and non-cash charges such as losses on debt extinguishment. Under the laws of the Marshall Islands, we are not subject to tax on international shipping income. However, we are subject to registration and tonnage taxes, which have been included in vessel operating expenses. Accordingly, no adjustment for taxes has been made for purposes of calculating Adjusted EBITDA. Adjusted EBITDA is a non-GAAP measure and does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by U.S. GAAP, and our calculation of Adjusted EBITDA may not be comparable to that reported by other companies. Adjusted EBITDA is included herein because it is an alternative measure of our liquidity performance and indebtedness.

Revenues

Our revenues were driven primarily by the number of vessels we operate, the number of operating days during which our vessels generate revenues, and the amount of daily charter hire that our vessels earn under charters. These, in turn, are affected by a number of factors, including the following:

•	The nature and duration of our charters;

•	The amount of time that we spent repositioning its vessels;

•	The amount of time that our vessels spent in dry-dock undergoing repairs;

•	Maintenance and upgrade work;

•	The age, condition and specifications of our vessels;

•	The levels of supply and demand in the drybulk carrier transportation market; and

•	Other factors affecting charter rates for drybulk carriers under voyage charters.

A voyage charter is generally a contract to carry a specific cargo from a load port to a discharge port for an agreed-upon total amount. Under voyage charters, voyage expenses such as port, canal and fuel costs are paid by the vessel owner. A trip time charter is a short-term time charter for a voyage between load port(s) and discharge port(s) under which the charterer pays fixed daily hire rate on a semi-monthly basis for use of the vessel. A period time charter is charter for a vessel for a fixed period of time at a set daily rate. Under trip time charters and time charters, the charterer pays voyage expenses. Under all three types of charters, the vessel owners pay for vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs. The vessel owners are also responsible for each vessel’s dry-docking and intermediate and special survey costs.

Vessels operating on period time charters provide more predictable cash flows, but can yield lower profit margins than vessels operating in the spot charter market for single trips during periods characterized by favorable market conditions.

Vessels operating in the spot charter market generate revenues that are less predictable, but can yield increased profit margins during periods of improvements in drybulk rates. Spot charters also expose vessel owners to the risk of declining drybulk rates and rising fuel costs. Our vessels were chartered on period time charters as well as in the spot market during the six months ended June 30, 2009.

A standard maritime industry performance measure is the “time charter equivalent” or “TCE.” TCE rates are defined as our time charter revenues less voyage expenses during a period divided by the number of our available days during the period, which is consistent with industry standards. Voyage expenses include port charges, bunker (fuel oil and diesel oil) expenses, canal charges and commissions. Our average TCE rate for financial year 2008 and the six months ended June 30, 2009 was $25,719 and $17,441, respectively.

Vessel Operating Expenses

Vessel operating expenses include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Vessel operating expenses generally represent costs of a fixed nature.

Seasonality

Coal, iron ore and grains, which are the major bulks of the drybulk shipping industry, are somewhat seasonal in nature. The energy markets primarily affect the demand for coal, with increases during hot summer periods when air conditioning and refrigeration require more electricity and towards the end of the calendar year in anticipation of the forthcoming winter period. The demand for iron ore tends to decline in the summer months because many of the major steel users, such as automobile makers, reduce their level of production significantly during the summer holidays. Grains are completely seasonal as they are driven by the harvest within a climate zone. Because three of the five largest grain producers (the United States of America, Canada and the European Union) are located in the northern hemisphere and the other two (Argentina and Australia) are located in the southern hemisphere, harvests occur throughout the year and grains require drybulk shipping accordingly.

Principal Factors Affecting Our Business

The principal factors that affected our financial position, results of operations and cash flows include the following:

•	Number of vessels owned and operated;

•	Charter market rates and periods of charter hire;

•	Vessel operating expenses and direct voyage costs, which are incurred in both U.S. dollars and other currencies, primarily Euros;

•	Depreciation expenses, which are a function of vessel cost, any significant post-acquisition improvements, estimated useful lives, estimated residual scrap values, and fluctuations in the market value of our vessels;

•	Financing costs related to indebtedness associated with the vessels; and

•	Fluctuations in foreign exchange rates.

Performance Indicators

The following performance measures were derived from our unaudited condensed consolidated financial statements for the six months ended June 30, 2009 and 2008, included elsewhere in this prospectus. The historical data included below is not necessarily indicative of our future performance.

	Six Months Ended
	June 30,
	2009	2008
	(U.S. dollars in thousands, except
	per diem amounts)

Adjusted EBITDA(1)	$17,589	$12,462
Fleet Data:
Average number of vessels(2)	9.00	6.04
Ownership days(3)	1,629	1,100
Available days(4)	1,609	1,046
Operating days(5)	1,588	949
Fleet utilization(6)	97.5%	86.3%
Average Daily Results:
Average TCE rate(7)	$17,441	$23,541
Vessel operating expenses(8)	4,543	6,710
Management fees(9)	514	711
General and administrative expenses(10)	1,117	1,415
Total vessel operating expenses(11)	5,057	7,421

(1)	Adjusted EBITDA reconciliation to net income:

Adjusted EBITDA represents net earnings before interest, taxes, depreciation and amortization, change in the fair value of derivatives and loss on debt extinguishment. Adjusted EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by U.S. GAAP and our calculation of adjusted EBITDA may not be comparable to that reported by other companies. Adjusted EBITDA is included herein because it is an alternative measure of our liquidity, performance and indebtedness. The following is a reconciliation of adjusted EBITDA to net income:

	Six Months Ended
	June 30,
	2009	2008
	( U.S. dollars in thousands)

Net income	$6,757	$4,470
Depreciation and amortization	8,860	5,314
Change in derivatives fair value	(460)	54
Interest and finance costs, net	2,432	1,985
Loss on debt extinguishment	—	639

Adjusted EBITDA	$17,589	$12,462

(2)	Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of our fleet during the period divided by the number of calendar days in the period.

(3)	Ownership days are the total number of days in a period during which the vessels in our fleet have been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

(4)	Available days are the number of ownership days less the aggregate number of days that our vessels are off-hire due to major repairs, dry-dockings or special or intermediate surveys. The shipping industry uses available days to measure the number of ownership days in a period during which vessels should be capable of generating revenues.

(5)	Operating days are the number of available days less the aggregate number of days that our vessels are off-hire due to any reason, including technical breakdowns and unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels are available to generate revenues.

(6)	We calculate fleet utilization by dividing the number of our fleet’s operating days during a period by the number of ownership days during the period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons such as scheduled repairs, vessel upgrades, or dry-dockings or other surveys.

(7)	TCE is a non-GAAP measure of the average daily revenue performance of a vessel on a per voyage basis. Our method of calculating TCE is consistent with industry standards and is determined by dividing operating revenues (net of voyage expenses and commissions) by operating days for the relevant time period. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by the charterer under a time charter contract. TCE is a standard shipping industry performance measure used primarily to compare period-to-period changes in a shipping company’s performance despite changes in the mix of charter types (i.e., spot charters, time charters and bareboat charters) under which the vessels may be employed between the periods:

	Six Months Ended
	June 30,
	2009	2008
	(U.S. dollars in thousands, except
	per diem amounts)

Operating revenues	$29,923	$23,755
Voyage expenses and commissions	(2,227)	(1,415)

Net operating revenues	27,696	22,340
Operating days	1,588	949

Time charter equivalent daily rate	$17,441	$23,541

(8)	Average daily vessel operating expenses, which includes crew wages and costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs, is calculated by dividing vessel operating expenses by ownership days for the relevant time periods:

	Six Months Ended
	June 30,
	2009	2008
	(U.S. dollars in thousands, except per diem amounts)

Vessel operating expenses	$7,401	$7,381
Ownership days	1,629	1,100

Daily vessel operating expenses	$4,543	$6,710

(9)	Daily management fees are calculated by dividing total management fees charged on ships owned by ownership days for the relevant time period.

(10)	Average daily general and administrative expenses are calculated by dividing general and administrative expenses by operating days for the relevant period.

(11)	Total vessel operating expenses, or TVOE, is a measurement of our total expenses associated with operating our vessels. TVOE is the sum of daily vessel operating expense and daily management fees. Daily TVOE is calculated by dividing TVOE by fleet ownership days for the relevant time period.

Results of Operations

Six Months Ended June 30, 2009 as Compared to Six Months Ended June 30, 2008

REVENUES — Operating revenues for the six months ended June 30, 2009 were $29,923,000 compared to $23,755,000 generated during the comparable period in 2008. The increase of $6,168,000 is primarily attributable to an increase in the average number of vessels in our fleet to nine in the six months ended June 30, 2009 compared to six in the same period in 2008.

OPERATING EXPENSES — Vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs, totaled $7,401,000 in the six months ended June 30, 2009 as compared to $7,381,000 in the six months ended June 30, 2008. This small increase of $20,000 in vessel operating expenses, despite the considerable increase of the average number of vessels owned to nine during the six-month period ended June 30, 2009 as compared to six during the six-month period ended June 30, 2008, is a result of our monitoring of vessel operating expenses and the more efficient operation of our vessels resulting from repairs completed in 2008 to bring the newly purchased vessels to our operational standards.

Consequently, the total daily vessel operating expenses per vessel owned, including management fees, were $5,057 for the six months ended June 30, 2009 as compared to $7,421 for the comparable period in 2008, a decrease of 31.9%.

VOYAGE EXPENSES AND COMMISSIONS — Voyage expenses, which include bunkers, cargo expenses, port expenses, port agency fees, tugs, extra insurance and various expenses, were $638,000 for the six months ended June 30, 2009, as compared to $255,000 for the six months ended June 30, 2008. Six of our vessels were chartered in the spot market during the six months ended June 30, 2009. The variation in voyage expenses reflects mainly the bunkers delivery — redelivery transactions which expired during the six-month period of 2009.

For the six months ended June 30, 2009, commissions charged amounted to $1,589,000 as compared to $1,160,000 for the six months ended June 30, 2008. The commission fees represent commissions paid to Free Bulkers and unaffiliated third parties. Commissions paid to Free Bulkers equal 1.25% of gross hire or freight for vessels chartered through Safbulk commencing with the charters secured by it for the M/V Free Envoy and the M/V Free Destiny in March 2007. This agreement is for an initial one-year term and renews automatically until terminated by either party, with or without cause, upon one month’s notice. The increase of $429,000 over the six months ended June 30, 2009 as compared to the same period in 2008 relate directly to the increase in charter revenues in the respective period.

DEPRECIATION AND AMORTIZATION — For the six-month period ended June 30, 2009, depreciation expense totaled $8,086,000 as compared to $5,040,000 for the same period in 2008. The increase in depreciation expense resulted from the growth of our fleet from an average of six to an average of nine vessels and the related investment in fixed assets. This increase in depreciation expense has been mitigated by the change of our depreciation policy as described below. For the six-month period ended June 30, 2009, amortization of dry-dockings and special survey costs totaled $774,000, an increase of $500,000 over the expenses reported in the comparable period of 2008. During the period ended June 30, 2008, we amortized only three vessels’ scheduled dry-dockings and special surveys. However, during the period ended June 30, 2009, we amortized five vessels’ scheduled dry-docking and special surveys. As a result, amortization of deferred dry-dockings and special survey costs increased for the period ended June 30, 2009.

Effective April 1, 2009, and following our reassessment of the useful lives of our assets, our vessels’ useful life was increased from 27 to 28 years. Our estimate was based on the current vessels’ operating condition and the conditions prevailing in the market for same type of vessels. The effect of this change in accounting estimate, which did not require retrospective adoption as per SFAS No. 154 “Accounting Changes and Error Corrections,” was to increase net income for the six-month period ended June 30, 2009 by $313,000 or $0.01 per share.

For the six-month periods ended June 30, 2009 and June 30, 2008, back-log asset’s amortization expense amounted to $907,000 and $0, respectively, and is included in voyage revenue.

MANAGEMENT FEES — Management fees for the six months ended June 30, 2009 totaled $838,000, as compared to $1,032,000, which included $782,000 of management fees and $250,000 for accounting services, for the comparable period in 2008. The increase in management fees from $782,000 to $838,000 resulted from the fees charged in connection with the increased number of vessels under the technical management by our affiliate, Free Bulkers. Pursuant to the management agreements related to each of our current vessels, we pay Free Bulkers a monthly management fee equal to $15,000 per vessel (based on the rate of $1.30 per Euro) from the date of the relevant purchase memorandum of agreement. In September 2009 we amended these management agreements with Free Bulkers to increase the monthly technical management fee to $16,500 (based on $1.30 per Euro) plus a fee of $400 per day for superintendant attendance. In addition, we reimburse at cost the travel and other personnel expenses of the Free Bulkers staff, including the per diem charged by Free Bulkers, when Free Bulkers’ employees are required to attend our vessels at port, both prior to and after taking delivery. These agreements have no specified termination date. We anticipate that Free Bulkers would manage any additional vessels that we may acquire in the future on comparable terms. We believe that the management fees charged by Free Bulkers are comparable to those charged by unaffiliated management companies.

GENERAL AND ADMINISTRATIVE EXPENSES — General and administrative expenses, which include, among other things, management remuneration, legal, audit, audit related expense, international safety code compliance expenses, travel expenses, communications expenses, accounting and financial reporting fess, totaled $1,773,000 for the six months ended June 30, 2009 as compared to $1,306,000 for the six months ended June 30, 2008. The difference was primarily due to the change of the classification of accounting and financial reporting fees account from “management fees” to “general and administrative expenses” account.

STOCK-BASED COMPENSATION EXPENSE — For the six months ended June 30, 2009, compensation cost totaled $6,000 as compared to $54,000 for the six months ended June 30, 2008. Compensation costs reflect non-cash, equity-based compensation of our executive officers valued by the Black Scholes fair value method as of the date such options were granted. As of June 30, 2009, there was $19,000 of total unrecognized compensation cost related to non-vested option-based compensation arrangements granted under our stock option plan. The cost is expected to be recognized over a weighted-average period of 1.48 years. No options vested during the period ended June 30, 2009.

FINANCING COSTS — Financing costs amounted to $2,446,000 in the six months ended June 30, 2009, compared to $2,520,000 in the six months ended June 30, 2008. The decrease of $74,000 is mainly the result of the decreased interest rates during 2009. Our financing costs represent primarily the interest incurred, the amortized financing fees in connection with the bank loans used for the acquisition of our vessels, and the interest differential paid under the interest rate swap contracts.

The amortization of financing costs for the six-month period ended June 30, 2009 totaled $220,000 or an increase of $120,000 over the amortized expenses reported in the comparable period of 2008. The increase was mainly due to the amortized portion of the finance costs related to the HBU overdraft facility IV.

NET INCOME — Net income for the six months ended June 30, 2009 was $6,757,000 as compared to $4,470,000 for the six months ended June 30, 2008. The substantial increase in net income for the six-month period resulted primarily from increased revenues due to the increased number of operating vessels.

Year ended December 31, 2008 (“fiscal 2008”) as compared to year ended December 31, 2007 (“fiscal 2007”)

REVENUES — Operating revenues for fiscal 2008 were $66,689,000, an increase of $46,542,000 over fiscal 2007. Revenues increased primarily as a result of the increase in the size of our fleet, and the delay in the receipt of time charter earnings of approximately $3,232,000 that were not received during 2007 because of the M/V Free Jupiter’s casualty incident in September 2007.

OPERATING EXPENSES — Vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs, totaled $16,354,000 for fiscal 2008 as compared to $6,001,000 for fiscal 2007. This increase of $10,353,000 in vessel operating expenses reflects primarily the increase in the size of our fleet to nine vessels at the end of fiscal 2008 from five vessels at the end of fiscal 2007. These expenses in fiscal 2008 also include approximately $182,000 associated with two unscheduled repairs during fiscal 2008, causing expenses beyond normal operation and maintenance costs (i.e., main engine turbocharger of the M/V Free Envoy and the main engine of the M/V Free Impala). As a result, the total daily vessel operating expenses per vessel owned, including the management fees charged by our affiliate, Free Bulkers, was $6,811 for fiscal 2008 and $5,702 for fiscal 2007, a net increase of $1,109, or 19.45%, for fiscal 2008.

VOYAGE EXPENSES — Voyage expenses, which include bunkers, cargo expenses, port expenses, port agency fees, tugs, extra insurance and various expenses, were $527,000 for fiscal 2008 as compared to $267,000 for fiscal 2007. The increase in voyage expenses reflected primarily the shore crane hire cost for an amount of $53,000 and bunkers costs of $189,000 due to delivery and re-delivery operations during fiscal 2008.

DEPRECIATION AND AMORTIZATION — For fiscal 2008, depreciation expense totaled $13,349,000 as compared to depreciation expense of $4,435,000 for fiscal 2007. The increase in depreciation expense resulted primarily from the increase in the number of our vessels from five to nine vessels during fiscal 2008. For fiscal 2008 amortization of dry-docking and special survey costs and amortization of financing costs totaled $1,141,000, an increase of $384,000 compared to $757,000 reported in fiscal 2007, primarily resulting from the financing costs related to the availability of the credit facilities secured for the purchase of the new vessels and the incurrence of costs for dry-docking and special survey for the M/V Free Envoy, the M/V Free Hero, and the M/V Free Goddess during fiscal 2008.

MANAGEMENT FEES — Management fees for fiscal 2008 totaled $2,634,000 as compared to $875,000 for fiscal 2007. The increase resulted primarily from the larger number of vessels under management during fiscal 2008, from an additional fee of $300,000 charged by Free Bulkers as partial contribution for the refurbishment of our office space in December 2008 and from an increase in the annual fee from $500,000 to $1,200,000 commencing in October 2008 in connection with Free Bulkers undertaking to provide additional services to FreeSeas including execution and supervision of all of FreeSeas’ operations under the direction and supervision of the FreeSeas’ board.

Commencing on January 1, 2008, an annual fee of $500,000 was paid to Free Bulkers quarterly as compensation for services, including but not limited to, services related to our accounting and financial reporting obligations and implementation of Sarbanes-Oxley internal control over financial reporting procedures, general and administrative operation, the purchase and sale of vessels, and negotiations with our lenders. On October 1, 2008, in connection with Free Bulkers undertaking to provide additional services to FreeSeas, including execution and supervision of all of our operations under the direction and supervision of our board, the annual fee of $500,000 was increased to $1,200,000. An additional fee of $300,000 was paid to Free Bulkers as partial contribution for the refurbishment of our office space. Management fees are paid to our affiliate, Free Bulkers, for the technical management of our vessels and for accounting services related to the vessels’ operations and our public financial reporting obligations. Pursuant to the management agreements related to each of our current vessels, we pay Free Bulkers a monthly management fee of $15,000 per vessel commencing from the date of the relevant purchase memorandum of agreement and ending two months after delivery of the vessel to its new owners. In addition, we reimburse at cost the travel and other personnel expenses of the Free Bulkers staff, including the per diem paid by Free Bulkers, when Free Bulkers’ employees are required to attend our vessels at port, both prior to and after taking delivery. These agreements have no specified termination date. We anticipate that Free Bulkers would manage any additional vessels that we may acquire in the future on comparable terms. We believe that the management fees paid to Free Bulkers are comparable to those charged by unaffiliated management companies.

COMMISSIONS AND GENERAL AND ADMINISTRATIVE EXPENSES — For fiscal 2008, commissions charged totaled $3,383,000 as compared to $1,095,000 for fiscal 2007. These commissions represent commissions paid to Free Bulkers and other related and unrelated third parties. Commissions paid to Free Bulkers equal 1.25% of freight or hire collected from the employment of our vessels. Free Bulkers has entered into a commercial sub-management agreement with Safbulk, an affiliate of FS Holdings Limited, one of our principal shareholders, pursuant to which Safbulk has agreed to perform charter and post charter management services for our fleet. Free Bulkers has agreed to pay Safbulk a fee equal to 1.25% of freight or hire collected from the employment of our vessels. The increase of $2,288,000 for fiscal 2008 as compared to fiscal 2007 related directly to the increase of operating revenues in the respective periods. General and administrative expenses, which included, among other things, international safety code compliance expenses, travel expenses and communications expenses, totaled $2,756,000 in comparison with $2,111,000 for fiscal 2007. Our general and administrative expenses increased by $645,000 mainly due to managers and directors’ fees and expenses, which increased by $163,000, rent and utilities, which increased by $139,000, legal expenses, which increased by $130,000, and investor relations expenses, which increased by $200,000.

STOCK-BASED COMPENSATION EXPENSE — For fiscal 2008 stock compensation expenses totaled $107,000 as compared to $96,000 for fiscal 2007. Compensation costs reflect non-cash, equity based compensation of our executive officers.

INTEREST AND FINANCE COSTS — For fiscal 2008, financing costs were $6,209,000 compared to $3,204,000 for fiscal 2007. Our financing costs represent primarily the interest paid in connection with the bank loans for our vessels. The increase in financing costs resulted from financing costs incurred to secure the financing sources related to the acquisition of new vessels.

LOSS ON DEBT EXTINGUISHMENT — During fiscal 2008, we expensed the unamortized financing costs of $639,000 in comparison with a related expenses incurred for fiscal 2007 of $2,570,000. The $639,000 unamortized financing cost relates to the refinancing of the HSH Nordbank AG loan facility with a new credit facility from Credit Suisse.

CHANGE IN FAIR VALUE OF DERIVATIVES — During fiscal 2007 we entered into a swap agreement with respect to the loan from HSH Nordbank AG, which swap converted this loan into a fixed rate loan. The interest rate swap did not qualify for hedge accounting; therefore, the “marked to market” fair value adjustment is recorded in the statement of income. We recorded an unrealized loss of $1,061,000 during fiscal 2008. On April 9, 2008, we entered into a novation for this swap agreement in connection with the refinancing of the loan from HSH Nordbank AG with a new credit facility from Credit Suisse.

NET INCOME/(LOSS) — Net income for fiscal 2008 was $19,192,000 as compared to a net loss of $156,000 for fiscal 2007. The significant increase in our net income reflected primarily the increased revenues due to the increased number of vessels and due to the favorable charter rates environment prevailing during the first nine months of 2008.

Year ended December 31, 2007 (“fiscal 2007”) as compared to year ended December 31, 2006 (“fiscal 2006”)

REVENUES — Operating revenues for fiscal 2007 were $20,147,000, an increase of $8,420,000 over fiscal 2006. Revenues increased primarily as a result of the increase the size of our fleet and the improved time charter rates, despite the deferral of time charter earnings of approximately $3,232,000 that were not received during 2007 by the M/V Free Jupiter’s casualty incident in September 2007.

OPERATING EXPENSES — Vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs, totaled $6,001,000 for fiscal 2007 as compared to $4,483,000 for fiscal 2006. This increase of $1,518,000 in vessel operating expenses reflects primarily the increase in the size of our fleet to five vessels at the end of fiscal 2007 from three vessels at the end of 2006. These expenses in 2007 also include approximately $230,000 associated with two unscheduled repairs during February 2007, causing expenses beyond normal operation and maintenance costs (i.e., main engine turbocharger of the M/V Free Envoy; and the main generator of the M/V Free Destiny) and $100,000 of insurance deductibles associated with the grounding casualty of M/V Free Jupiter in September 2007 that were partially off set by reductions in certain operating expenses while the vessel was in dry-dock for repairs. Consequently, the total daily vessel operating expenses per vessel owned, including the management fees paid to our affiliate, Free Bulkers, was $5,702 for fiscal 2007, as compared to $4,587 for fiscal 2006, an increase of 24%.

VOYAGE EXPENSES — Voyage expenses, which include bunkers, cargo expenses, port expenses, port agency fees, tugs, extra insurance and various expenses, were $267,000 for fiscal 2007 as compared to $689,000 for fiscal 2006. The decrease in voyage expenses reflected primarily the occurrence of only one twenty-five day voyage charter during fiscal 2007.

DEPRECIATION AND AMORTIZATION — For fiscal 2007, depreciation expense totaled $4,435,000 as compared to $4,479,000 for fiscal 2006. The slight decrease in depreciation expense resulted primarily from the change of the estimated useful life of the M/V Free Fighter to 30 years from 27 years, based on management’s re-evaluation of the useful life following the vessel’s regularly scheduled fifth special survey and docking, as well as the subsequent sale of the M/V Free Fighter in April 2007. For fiscal 2007, amortization of dry-dockings, special survey costs and amortization of financing costs totaled $757,000, an increase of $315,000 from the expense reported in fiscal 2006, reflecting primarily the financing costs related to the availability of the credit facilities secured for the purchase of the new vessels.

MANAGEMENT FEES — Management fees for fiscal 2007 totaled $875,000 as compared to $540,000 for fiscal 2006. The increase resulted primarily from the greater number of vessels under management during fiscal 2007 and from the fees paid in connection with the potential acquisition of the new four vessels starting on the date of the memoranda of agreement. Management fees are paid to our affiliate, Free Bulkers, for the technical management of our vessels and for accounting services related to the vessels’ operations and our public financial reporting obligations. Pursuant to the management agreements related to each of our current vessels, we pay Free Bulkers a monthly management fee of $15,000 per vessel commencing from the date of the relevant purchase memorandum of agreement and ending two months after delivery of the vessel to its new owners. In addition, we reimburse at cost the travel and other personnel expenses of the Free Bulkers staff, including the per diem paid by Free Bulkers, when Free Bulkers’ employees are required to attend our vessels at port, both prior to and after taking delivery. These agreements have no specified termination date. We anticipate that Free Bulkers would manage any additional vessels that we may acquire in the future on comparable terms. We believe that the management fees paid to Free Bulkers are comparable to those charged by unaffiliated management companies.

COMMISSIONS AND GENERAL AND ADMINISTRATIVE EXPENSES — For fiscal 2007, commissions paid totaled $1,095,000 as compared to $799,000 for fiscal 2006. These commissions represent commissions paid to Free Bulkers and unaffiliated third parties. Commissions paid to Free Bulkers equal 1.25% of freight or hire collected from the employment of our vessels. Free Bulkers has entered into a commercial sub-management agreement with Safbulk, an affiliate of FS Holdings Limited, one of our principal shareholders, pursuant to which Safbulk has agreed to perform charter and post charter management services for our fleet. Free Bulkers has agreed to pay Safbulk a fee equal to 1.25% of freight or hire collected from the employment of our vessels. The increase of $296,000 for fiscal 2007 as compared to fiscal 2006 relate directly to the increase of operating revenues in the respective periods. General and administrative expenses, which included, among other things, international safety code compliance expenses, travel expenses and communications expenses, totaled $2,111,000 for fiscal 2007, as compared to $1,925,000 for fiscal 2006. Our general and administrative expenses increased by $186,000 due to the incurrence of $448,891 of advisory fees to third parties in 2007, partly off-set by the reduction resulting from the departure of two of our executive officers in January 2007.

STOCK-BASED COMPENSATION EXPENSE — For fiscal 2007, stock-based compensation expense totaled $96,000 as compared to $651,000 for fiscal 2006. Compensation costs reflect non-cash, equity based compensation of our executive officers. The decrease is primarily a result of the departure of two of our executive officers in January 2007 and forfeitures of their stock options.

INTEREST AND FINANCE COSTS — For fiscal 2007, financing costs were $3,204,000, an increase of $2,200,000 from the $1,004,000 for fiscal 2006. Our financing costs represent primarily the interest paid in connection with the bank loans for our vessels. The increase in financing costs resulted from financing costs incurred to secure the financing sources related to the acquisition of new vessels.

LOSS ON DEBT EXTINGUISHMENT — During the last quarter of 2007, we expensed the unamortized financing costs related to repaid loans of $63,074,000 in accordance with their terms.

CHANGE IN FAIR VALUE OF DERIVATIVES — During fiscal 2007, we entered into a swap agreement with respect to the loan from HSH Nordbank AG, which swap converted such loan into a fixed rate loan. The interest rate swaps did not qualify for hedge accounting, therefore, the “marked to market” fair value adjustment is recorded in the statement of income. We recorded an unrealized loss of $749,000 during fiscal 2007. We entered into a novation for those swap agreements in connection with the refinancing of the loan from HSH Nordbank with a credit facility from Credit Suisse.

NET (LOSS) — Net loss for fiscal 2007 was $156,000 as compared to net loss of $3,324,000 for fiscal 2006. The significant reduction in our net loss reflected primarily the increased revenues due to increased charter rates, recognition of a gain $1,369,000 from the sale of the M/V Free Fighter and somewhat decreased depreciation and amortization expense due to a change in the estimated useful live of the M/V Free Fighter. Additionally, there was a decrease in stock-based compensation expense of $555,000 for fiscal 2007 as compared to the fiscal 2006.

Liquidity and Capital Resources

We have historically financed our capital requirements from equity provided by our shareholders, operating cash flows and long-term borrowings. We have primarily used our funds for capital expenditures to acquire and maintain our fleet, comply with international shipping standards and environmental laws and regulations, fund working capital requirements, make principal repayments on outstanding loan facilities, and payment of dividends. We expect to continue to rely upon operating cash flows, long-term borrowings, and the working capital available to us, as well as possible future equity financings, to fund our future operations and possible growth. In addition, to the extent that the options and warrants currently issued are subsequently exercised, the proceeds from those exercises would provide us with additional funds.

Because of the recent global economic downturn that has affected the international drybulk industry we may not be able to obtain financing either from new credit facilities or the equity markets. Therefore, in the first quarter of 2009, our board of directors suspended the payment of dividends, so as to retain cash from operations to fund our working capital needs, to service our debt and to fund possible vessel acquisitions depending on market conditions and opportunities. We believe that this suspension will enhance our future flexibility by permitting cash flow that would have been devoted to dividends to be used for opportunities that may arise in the current marketplace.

The drybulk carriers we owned had an average age of approximately 14 years as of June 30, 2009. Effective April 1, 2009, and following our reassessment of the useful lives of our assets, the vessels’ useful life was increased from 27 to 28 years. Our estimate was based on the current vessels’ operating condition and the conditions prevailing in the market for same type of vessels. The effect of this change in accounting estimate, which did not require retrospective adoption as per SFAS No. 154 “Accounting Changes and Error Corrections” was to increase net income for the six-month periods ended June 30, 2009 by $313 or $0.01 per share. However, economics, rather than a set number of years, determines the actual useful life of a vessel. As a vessel ages, the maintenance costs rise particularly with respect to the cost of surveys. So long as the revenue generated by the vessel sufficiently exceeds its maintenance costs, the vessel will remain in use. If the revenue generated or expected future revenue does not sufficiently exceed the maintenance costs, or if the maintenance costs exceed the revenue generated or expected future revenue, then the vessel owner usually sells the vessel for scrap.

The M/V Free Destiny, which is 26.7 years old, underwent its scheduled dry-dock and special survey in October/November 2007 and its next intermediate dry-docking is scheduled for the third quarter 2010. The M/V Free Envoy, which is 25.1 years old, completed its special survey dry-docking on June 30, 2008 and its next intermediate dry-docking is scheduled for 2011. If future dry-docking surveys do not require us to make extensive capital outlays to keep the vessels profitably operating, we will continue the operation of M/V Free Destiny and the M/V Free Envoy and will extend their estimated useful lives; otherwise, it is likely that these vessels will be disposed of and replaced by younger vessels.

Our business is capital intensive and our future success will depend on our ability to maintain a high-quality fleet through the timely acquisition of additional vessels and the possible sale of selected vessels. Such acquisitions will be principally subject to management’s expectation of future market conditions as well as our ability to acquire drybulk carriers on favorable terms and secure partial financing at appropriate terms.

As of June 30, 2009, we are of the opinion that our working capital is sufficient for our present requirements. We intend to use the net proceeds of this offering to purchase additional vessels, for the repayment of debt and for additional general working capital purposes. See “Use of Proceeds.”

Cash Flows

Six Months Ended June 30, 2009 as Compared to Six Months Ended June 30, 2008

OPERATING ACTIVITIES — Net cash from operating activities increased by $8,139,000 from $12,851,000 for the six months ended June 30, 2009, as compared to $4,712,000 of net cash used for operating activities in the six months ended June 30, 2008. This is attributable to the increased revenues due to the increased number of available days.

INVESTING ACTIVITIES — We have not been engaged into any major investing activities during the six months ended June 30, 2009 as compared to $84,090,000 for the six months ended June 30, 2008 associated with the acquisition of the M/V Free Knight on March 19, 2008 for the purchase price of $39,250,000, exclusive of commissions and pre-purchase expenses, with the acquisition of the M/V Free Impala on April 2, 2008 for the purchase price of $37,500,000, exclusive of commissions and pre-purchase expenses and with the advance of $6,520,000 paid for the acquisition of the M/V Free Lady on July 7, 2008 for a purchase price of $65,200,000.

FINANCING ACTIVITIES — The cash used in financing activities during the six months ended June 30, 2009 was $14,138,000 as compared to cash provided by $37,440,000 from financing activities for the six months ended June 30, 2008, a net decrease of $51,578,000 attributable mainly to the proceeds from the HBU rollover eight-year loan facility and the proceeds from the FBB loan facility we utilized for the purchase of the M/V Free Knight and the purchase of the M/V Free Impala respectively.

Fiscal 2008 as Compared to Fiscal 2007

We consider highly liquid investments such as time deposits with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents are primarily held in U.S. dollars. The decrease in fiscal year 2008 as compared to fiscal year 2007 was attributable to the acquisition of four additional newer built vessels in 2008: the Handysize vessels the M/V Free Knight on March 19, 2008 for the purchase price of $39,250,000, exclusive of commission and pre-purchase expenses, and the M/V Free Impala on April 2, 2008 for a purchase price of $37,500,000; the Handymax vessel the M/V Free Lady on July 7, 2008 for a purchase price of $65,200,000; and the Handysize vessel the M/V Free Maverick on September 1, 2008 for a purchase price of $39,600,000. These acquisitions were partly financed by bank debt and the remainder of the purchase prices were paid from our available cash on hand.

OPERATING ACTIVITIES — Net cash from operating activities increased by $27,492,000, or 542.1%, to $32,563,000 during fiscal 2008 as compared to $5,071,000 during fiscal 2007. This increase was primarily attributable to the increase in charter revenues and the increase in the number of vessels in 2008. Net cash from operating activities increased by $3,993,000, or 370.4%, to $5,071,000 during fiscal 2007 as compared to $1,078,000 during fiscal 2006. This increase reflected primarily the increase in charter revenues received in 2007.

INVESTING ACTIVITIES — We used $182,539,000 of cash in investing activities during fiscal 2008 as compared to $86,979,000 used in investing activities during fiscal 2007. The increase was primarily a result of the purchases of the M/V Free Knight, the M/V Free Impala, the M/V Free Lady and the M/V Free Maverick. We used $86,979,000 of cash in investing activities during fiscal 2007 as compared to no cash used in investing activities during fiscal 2006. The increase was primarily a result of the deposits placed for the purchases of the M/V Free Hero and the M/V Free Jupiter, and the anticipated purchases of two additional vessels that were subsequently cancelled, which was offset by the proceeds received from the sale of the M/V Free Fighter.

FINANCING ACTIVITIES — Net cash from financing activities during fiscal 2008 was $89,960,000 and consists of $153,650,000 obtained from long-term loans to finance the acquisition of additional vessels, $13,157,000 in cash dividends paid on our common stock, and $49,600,000 of payments on bank loans. Net cash from financing activities during fiscal 2007 was $144,930,000, $104,743,000 from a long-term loan obtained to finance the acquisition of additional vessels, $95,153,000 in net proceeds from our public offering of common stock in 2007, and $14,000,000 of proceeds from a shareholder loan, which shareholder loan was repaid in full in 2007. Net cash used in financing activities in fiscal 2006 was $3,991,000, which primarily reflects payments of $8,250,000 of long-term debt offset by the proceeds of borrowings and the movement of a bank overdraft of $4,330,000.

Long-Term Debt

We and our subsidiaries have obtained financing from affiliated and unaffiliated lenders for our vessels.

HBU Credit Facility

On August 12, 2008, we amended our existing 2008 credit facility with HBU, and were granted a new credit facility of $34,600,000 from HBU in addition to the then-outstanding facility of $32,125,000. The breakdown of the facility amount of $66,725,000 is as follows: (i) the pre-existing overdraft facility I in the outstanding amount of $2,500,000, which amount was reduced to $0 as December 2008; (ii) an unused overdraft facility II in the amount of $1,375,000, the availability of which will be reduced quarterly by $125,000 beginning three months after the first draw down date; (iii) an overdraft facility III in the amount of $3,000,000 which can be drawn down when the overdraft facility IV has been repaid and, except for earlier alteration the limit of the overdraft facility III, will be reduced to zero on April 1, 2016; (iv) an overdraft facility IV in the amount of $34,600,000, which has been used to finance a portion of the purchase price of the M/V Free Maverick; and (v) the then-outstanding amount of $25,250,000 of the rollover eight-year loan facility, the original principal amount of which was $27,000,000. The $27,000,000 was drawn on March 18, 2008 to finance a portion of the purchase price of the M/V Free Knight.

On March 20, 2009, we entered into a term sheet with HBU, pursuant to which HBU agreed to refinance the balloon payment due on August 1, 2009 on overdraft facility IV amounting to $27,100,000 with a new 3.5 year facility which is payable in 13 quarterly installments of $600,000 beginning on August 1, 2009 and one balloon payment of $19,300,000 on November 1, 2012. Pursuant to this term sheet, the facility would bear interest at the rate of 3.00% above LIBOR, increased by a “liquidity premium” to be determined following the signing of the restated agreement. The existing conditional HBU overdraft facility III amounting to $3,000,000 was terminated upon the refinancing of the balloon payment in August 2009. Based on this term sheet, HBU agreed to waive any breach of the 70% loan to value ratio in our existing credit agreements during the period from October 1, 2008 through July 1, 2010. A new value to loan covenant ratio was introduced to the existing credit agreement, as well as to the new $27,100,000 facility and is as follows: (i) 100% as per July 1, 2010, (ii) 110% as per July 1, 2011, (iii) 120% as per July 1, 2012, (iv) 125% as per December 31, 2012. In addition, commencing March 1, 2009, interest due on the continuing term loan and overdraft facilities increased. In May 2009, we initiated discussions with HBU in order to obtain a waiver for the covenant breaches related with the interest coverage ratio and debt service coverage ratio, which according to management estimates, it is probable would not be met in the 12-month period following the balance sheet date. These discussions were concluded on July 17, 2009 when we obtained a waiver amending the terms of these covenants for a period up to and including December 31, 2010. (see “Loan Agreement Covenants and Waivers” below).

As of June 30, 2009, the outstanding loan balances under the amended HBU facility totaled $19,250,000 for the M/V Free Knight, $27,100,000 for the M/V Free Maverick and $0 for the M/V Free Destiny. The remaining undrawn availability as of June 30, 2009 totaled $875,000.

Effective September 15, 2009, we entered into an amended and restated credit agreement and related agreements with HBU based on the term sheet discussed above, amending the loan to value ratio introduced in the term sheet and incorporating the modified interest coverage and debt service coverage ratios introduced in the waiver letter obtained on July 17, 2009 discussed below under “Loan Agreement Covenants and Waivers.” The facility, as amended and restated, bears interest at the rate of 4.25% above LIBOR, which includes the “liquidity premium” described above.

Credit Suisse Credit Facility

During 2008, Credit Suisse provided us with a $91,000,000 rollover loan facility in two tranches; (i) Tranche A of $48,700,000, which amount was reduced by $5,000,000 on July 31, 2009, for the refinancing of the M/V Free Hero, the M/V Free Goddess and the M/V Free Jupiter.  This facility replaced previous financings of $68,000,000 received from HSH Nordbank under a senior loan and from BTMU Capital Corporation under a $21,500,000 junior loan; and (ii) Tranche B of $42,300,000, which amount shall be reduced on July 31, 2009, for partly financing the acquisition of the M/V Free Lady acquired on July 7, 2008. On March 23, 2009, in connection with the waiver of certain loan covenants, Credit Suisse increased the interest rate from March 23, 2009 to March 31, 2010 to 2.25% above LIBOR.

FBB Credit Facility

During 2008, we obtained a loan of $26,250,000 from FBB, to partially finance the acquisition of the M/V Free Impala. As of June 30, 2009, this facility had an outstanding balance of $23,250,000. On March 17, 2009, in connection with the waiver of certain loan covenants, FBB increased the interest rate to 2.00% above LIBOR and restricted our ability to pay dividends through the end of the waiver period.

As of June 30, 2009, our total indebtedness was $146,850,000.

All of the above credit facilities bear interest at LIBOR plus a margin, ranging from 2.00% to 4.25%, and are secured by mortgages on the financed vessels and assignments of vessels’ earnings and insurance coverage proceeds. They also include affirmative and negative financial covenants of the borrowers, including maintenance of operating accounts, minimum cash deposits, minimum market values and minimum charter rates. Each borrower is restricted under its respective loan agreement from incurring additional indebtedness or changing the vessels’ flags without the lender’s consent, and distributing earnings only in case of default under any credit agreement.

Loan Agreement Covenants and Waivers

Our loan agreements contain various financial covenants as follows:

HBU Credit Facility

The HBU facility required (i) the interest coverage ratio should not be less than 2.5; (ii) the debt service coverage ratio should not be less than 1.10; (iii) the gearing ratio should not exceed 2.5; and (iv) the outstanding loan balance should not be more than 70% of the fair market value of the financed vessels.

On July 17, 2009, we agreed with HBU to an extension and modification of the above-mentioned financial covenants. Current interest coverage ratio and debt service ratio covenants have been waived until January 1, 2011. Pursuant to the amended and restated facility agreement we signed effective September 15, 2009, the “Interest Cover Ratio” will be defined as EBITD/net financing charges (instead of EBIT/net financial charges) and is to be at least 3.75 up to and including July 1, 2010; thereafter, the ratio must be at least 3.00 up to and including December 31, 2010. The “Debt Service Ratio” should not be less than 1.00. These ratios will be calculated on a 12-month rolling basis during the waiver period. The aforementioned ratios will be reexamined for the year 2011 based on the prevailing market conditions at that time. In addition, the new value to loan covenant ratio, as ultimately agreed to in the amended and restated facility agreement, is as follows: (i) 70% from September 15, 2009 until and including June 30, 2010, (ii) 100% from July 1, 2010 until and including June 30, 2011, (iii) 110% from July 1, 2011 until and including June 30, 2012, (iv) 120% from July 1, 2012 until and including December 30, 2012, and (v) 125% from December 31, 2012 and thereafter. In addition, pursuant to the amended and restated facility agreement, an amount equal to 10% of any capital market proceeds received by us (with a maximum of $3,000,000 over the lifetime of the facility) shall be applied to prepay the HBU facility. We may also required to make additional prepayments if, based on our financial statements for the fiscal year-end:

•	if the value to loan ratio for a fiscal year is less than or equal to 70%, we must prepay an amount equal to 75% of excess cash for that fiscal year;

•	if the value to loan ratio for a fiscal year is less than or equal to 100% and greater than 70%, we must prepay an amount equal to 50% of excess cash for that fiscal year;

•	if the value to loan ratio for a fiscal year is less than 110% and greater than 100%, we must prepay an amount equal to 25% of excess cash for that fiscal year; and

•	if the value to loan ratio for a fiscal year is equal to or greater than 110%, no prepayment is required for that fiscal year.

Credit Suisse Credit Facility

Under our Credit Suisse facility, we must maintain minimum cash balance of $375,000 for each of our vessels covered by the loan agreement; and the aggregate fair market value of the financed vessels must not be less than 135% of the outstanding loan balance.

FBB Credit Facility

Under our FBB facility, we must maintain on average corporate liquidity of at least $3,000,000; free cash balance as of June 30, 2009 being $2,091,000. In addition, the leverage ratio of FreeSeas, the corporate guarantor, should not at any time exceed 68%; the ratio of EBITDA to net interest expense must not be less than 3; and the fair market value of the financed vessel must not be less than 130% of the outstanding loan balance.

If we are not in compliance with the covenants in our loan agreements such as the ones identified above, including due to a sharp decline in the market value of our vessels, we may be at risk of default under our loan agreements. If we default, our lender would have the option of accelerating our loan, meaning that we could be required to immediately pay the amount due on our loan including accrued interest. If we were unable to pay the accelerated indebtedness due, or to refinance under our loan agreements, our lenders may foreclose on their liens, in which case we would lose vessels in our fleet.

We may need to seek permission from our lenders in order to engage in some corporate actions that would otherwise put us at risk of default. Any declines in the market value of our vessels and in the drybulk charter market may increase our risk of default under the covenants described above. Our lenders’ interests may be different from ours and we may not be able to obtain our lenders’ permission or waivers when needed. This may limit our ability to continue to conduct our operations, pay dividends to you, finance our future operations, make acquisitions or pursue business opportunities.

Waivers Received as of June 30, 2009

As of June 30, 2009, we obtained the following waivers:

On March 17, 2009, FBB agreed to waive any breach of the 130% value to loan covenant for the mortgaged vessel and any breach of the leverage ratio by the corporate guarantor from January 1, 2009 until January 1, 2010. Further, FBB has confirmed that no event of default had occurred as of December 31, 2008. Effective as January 1, 2009, the interest rate increased. In May 2009, we initiated discussions with FBB in order to further extend the waiver related to the value to loan covenant until July 1, 2010; this request was approved on July 17, 2009, as described below.

On March 23, 2009, Credit Suisse agreed to waive any breach of the 135% value to loan covenant from October 1, 2008 until March 31, 2010 and reduce the minimum charter rate requirements. In consideration of the waiver, we agreed to a prepayment of $5,000,000 on July 31, 2009. In addition, from March 23, 2009 until March 31, 2010, the interest rate on the loan shall increase, the amounts available under Tranche A and B will be reduced on July 31, 2009 and we are restricted from paying dividends.

Waivers Received Subsequent to June 30, 2009

On July 17, 2009, we obtained from HBU and FBB extensions and further modifications of certain financial covenants as follows:

•	HBU: Current interest coverage ratio and debt service ratio covenants waived until January 1, 2011. These ratios will be calculated on a 12-month rolling basis. During the waiver period, “Interest Cover Ratio” will be defined as EBITD/net financing charges (instead of EBIT/net financial charges) and is to be at least 3.75 up to and including July 1, 2010; thereafter the ratio to be at least 3.00 up to and including December 31, 2010; and “Debt Service Ratio” should not be less than 1.00. The aforementioned ratios will be reexamined for the year 2011 based on the prevailing market conditions at that time.

•	FBB: The bank agreed to extend until July 1, 2010 the waivers provided to us, as described above.

Scheduled Debt Repayments

The table below presents the repayment schedule of the outstanding debt under the above credit facilities as of June 30, 2009 and subsequently. The table reflects all changes to the original debt repayment schedule resulting from the waivers received from our lenders. Based on the waivers and waiver renewals received above, all of the debt continues to be classified as long-term, except for the principal payments falling due in the next 12 months and the $10,890,000 with Credit Suisse which has been recorded as current portion to reflect the difference between today’s vessel market value and value to loan covenant requirement coming into effect in the second quarter of 2010. These waivers expire between April 2010 and July 2010; there can be no assurance they will be extended, if necessary.

	Long-Term Debt Repayment Due by Period
					More than
	Total	Up to 1 Year	1-3 Years	3-5 Years	5 Years
	(U.S. dollars in thousands)

HBU	$46,350	$5,400	$10,800	$25,900	$4,250
Credit Suisse	77,250	23,890	16,000	16,000	21,360
FBB	23,250	3,000	6,000	6,000	8,250

As of June 30, 2009	$146,850	$32,290	$32,800	$47,900	$33,860

Quantitative and Qualitative Disclosures of Market Risk

Interest Rate Fluctuation

The international drybulk industry is a capital-intensive industry, requiring significant amounts of investment. Much of this investment is provided in the form of long-term debt. Our debt usually contains interest rates that fluctuate with LIBOR. Increasing interest rates could adversely impact future earnings. To mitigate this risk, we have entered into two interest rate swap contracts (see Note 6 to our Unaudited Condensed Consolidated Financial Statements included elsewhere in this prospectus).

Our interest expense is affected by changes in the general level of interest rates. As an indication of the extent of our sensitivity to interest rate changes, an increase of 100 basis points would have decreased our net income and cash flows in the next six months of 2009 by approximately $705,000 based upon our debt level in the second half of 2009 during which we had debt outstanding.

The following table sets forth for a period of five years the sensitivity of the loans on each of the vessels owned by us during the six-month period ended June 30, 2009 in U.S. dollars to a 100-basis-point increase in LIBOR.

	Second
	Half of
Vessel Name	2009	2010	2011	2012	2013
	(U.S. dollars in thousands)

Free Impala	$113	$202	$171	$141	$110
Free Knight/Free Destiny/Free Envoy	96	167	137	107	76
Free Hero/Free Goddess/Free Jupiter	196	347	297	247	195
Free Maverick	135	249	225	170	—
Free Lady	165	298	268	238	207

Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Long Term Debt” for a full description of each of these loans.

Currency and Exchange Rates

We generate all of our revenue in U.S. dollars. The majority of our operating expenses are in U.S. dollars except primarily for our management fees and our executive office rental expenses which are denominated in

Euros. This difference could lead to fluctuations in net income due to changes in the value of the U.S. dollar relative to the Euro, but we do not expect such fluctuations to be material.

As of June 30, 2009, we had no open foreign currency exchange contracts.

Inflation

We do not consider inflation to be a significant risk to direct expenses in the current and foreseeable future.

Off-Balance Sheet Arrangements

As of June 30, 2009, we did not have off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated by the SEC.

Contractual Obligations and Commercial Commitments

The following tables summarize our contractual obligations as of June 30, 2009:

	Payments Due by Period
		Less than			More than
	Total	1 Year	1-3 Years	3-5 Years	5 Years
	(U.S. dollars in thousands)

Long-term debt	$146,850	$32,290	$32,800	$47,900	$33,860
Interest on variable-rate debt	21,727	5,415	9,467	5,002	1,843
Services fees to Free Bulkers	13,099	1,367	2,844	2,844	6,044

Total obligations	$181,676	$39,072	$45,111	$55,746	$41,747

The above table does not include our share of the monthly rental expenses for our offices of approximately Euro 10,000. The rental agreement expires on November 11, 2011.

In September 2009, we amended our services agreement with Free Bulkers to increase the annual fee from $1,200,000 to $1,422,000 (based on $1.35 per Euro). Effective October 1, 2009, we will pay an annual fee of $1,422,000.

BUSINESS

Overview

We are an international drybulk shipping company incorporated under the laws of the Republic of the Marshall Islands with headquarters in Piraeus, Greece. Our existing fleet consists of eight Handysize vessels and two Handymax vessels that carry a variety of drybulk commodities, including iron ore, grain and coal, which are referred to as “major bulks,” as well as bauxite, phosphate, fertilizers, steel products, cement, sugar and rice, or “minor bulks.” As of June 30, 2009, the aggregate dwt of our fleet is approximately 300,000 dwt and the average age of our fleet is approximately 14 years.

We are currently focusing on the Handysize and Handymax sectors, which we believe are more versatile in the types of cargoes that they can carry and trade routes they can follow, and offer less volatile returns than larger vessel classes. We may, however, acquire larger drybulk vessels if appropriate opportunities present themselves.

We have contracted the management of our fleet to Free Bulkers, a company owned by Ion G. Varouxakis, our chairman, chief executive officer and president. Free Bulkers provides technical management of our fleet, accounting services and office space and has subcontracted the charter and post-charter management of our fleet to Safbulk, a company controlled by the Restis family. We believe that Safbulk has achieved a strong reputation in the international shipping industry for efficiency and reliability that should create new employment opportunities for us with a variety of well known charterers. While Safbulk is responsible for finding and arranging charters for our vessels, the final decision to charter our vessels remains with us.

Our Fleet

The following table details the vessels in our fleet as of October 21, 2009:

Vessel Name	Type	Built	Dwt	Employment

M/V Free Destiny	Handysize	1982	25,240	26 day trip time charter at $9,075 per day through November 2009
M/V Free Envoy	Handysize	1984	26,318	30-35 day trip time charter at $8,000 per day through November 2009
M/V Free Goddess	Handysize	1995	22,051	Balance of time charter at $10,500 per day through January/February 2010 (plus 50% profit sharing above $12,500 per day)
M/V Free Hero	Handysize	1995	24,318	40-50 day trip time charter at $13,500 per day through November 2009
M/V Free Impala	Handysize	1997	24,111	60 day trip time charter at $10,000 per day through December 2009
M/V Free Jupiter	Handymax	2002	47,777	Balance of time charter at $25,216 per day through February 2011 and $28,000 per day through March 2011
M/V Free Knight	Handysize	1998	24,111	60-65 day trip time charter at $7,000 per day through December 2009
M/V Free Lady	Handymax	2003	50,246	Balance of time charter at $51,150 per day through May 2010
M/V Free Maverick	Handysize	1998	23,994	60-65 day trip time charter at $9,000 or $11,00 per day through December 2009
M/V Free Neptune	Handysize	1996	30,838	30-35 day trip time charter at $20,000 per day through November 2009

All of our vessels except the M/V Free Neptune have been provided as collateral to secure the bank loans discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Long Term Debt.”

The global drybulk carrier fleet is divided into three categories based on a vessel’s carrying capacity. These categories are:

•	Capesize. Capesize vessels have a carrying capacity of 80,000 dwt. and above. Only the largest ports around the world possess the infrastructure to accommodate vessels of this size. Capesize vessels are primarily used to transport iron ore or coal and, to a much lesser extent, grains, primarily on long-haul routes.

•	Panamax. Panamax vessels have a carrying capacity of between 60,000 and 79,999 dwt. These vessels are designed to meet the physical restrictions of the Panama Canal locks (hence their name “Panamax” — the largest vessels able to transit the Panama Canal, making them more versatile than larger vessels). These vessels carry coal, grains, and, to a lesser extent, minerals such as bauxite/alumina and phosphate rock. As the availability of capesize vessels has dwindled, panamaxes have also been used to haul iron ore cargoes.

•	Handymax. Handymax vessels have a carrying capacity of between 40,000 and 59,999 dwt. These vessels operate on a large number of geographically dispersed global trade routes, carrying primarily grains and minor bulks. The standard vessels are usually built with 25-30 ton cargo gear, enabling them to discharge cargo where grabs are required (particularly industrial minerals), and to conduct cargo operations in countries and ports with limited infrastructure. This type of vessel offers good trading flexibility and can therefore be used in a wide variety of bulk and neobulk trades, such as steel products.

•	Handysize. Handysize vessels have a carrying capacity of up to 39,999 dwt. These vessels are almost exclusively carrying minor bulk cargo. Increasingly, vessels of this type operate on regional trading routes, and may serve as trans-shipment feeders for larger vessels. Handysize vessels are well suited for small ports with length and draft restrictions. Their cargo gear enables them to service ports lacking the infrastructure for cargo loading and unloading.

The supply of drybulk carriers is dependent on the delivery of new vessels and the removal of vessels from the global fleet. The demand for drybulk carrier capacity is determined by the underlying demand for commodities transported in drybulk carriers which in turn is influenced by trends in the global economy.

Vessel Employment

We have employed and continue to employ our vessels in the spot charter market, under trip time charts and period time charters.

A spot time charter, trip time charter and period time charter are each contracts to charter a vessel for an agreed period of time at a set daily rate. Under all three types of charters, the charterer pays for voyage expenses such as port, canal and fuel costs and we pay for vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs. We are also responsible for each vessel’s intermediate dry-docking and special survey costs. Lastly, vessels can be chartered under “bareboat” contracts whereby the charterer is responsible for the vessel’s maintenance and operations, as well as all voyage expenses.

Vessels operating on period time charter provide more predictable cash flows, but can yield lower profit margins than vessels operating in the spot market during periods characterized by favorable market conditions. Vessels operating in the spot market generate revenues that are less predictable but may enable us to increase profit margins during periods of increasing drybulk charter rates. However, we would then be exposed to the risk of declining drybulk charter rates, which may be higher or lower than the rates at which we chartered our vessels. We are constantly evaluating opportunities for period time charters, but only expect to enter into additional period time charters if we can obtain contract terms that satisfy our criteria.

Although we have not previously done so, we may from time to time utilize forward freight agreements that enable us to enter into contractual obligations to sell the spot charter forward and thereby reduce our exposure to a potential deterioration of the charter market.

Customers

During the year ended December 31, 2008, we had contracts with four charterers, and during the six months ended June 30, 2009, we have contracts with nine charterers. We believe that our customer base is composed of established charterers, including MUR Shipping FZCO and Premuda S.p.A.

Management of Operations and Fleet

Pursuant to our amended and restated services agreement with Free Bulkers, a Marshall Islands corporation owned by Ion G. Varouxakis, our chairman, chief executive officer and president, our operations are executed and supervised by Free Bulkers, based on the strategy devised by the board of directors and subject to the approval of our board of directors as described below. The amended services agreement is for a term of 10 years and can be terminated by either party upon prior written notice in certain circumstances. Free Bulkers is entitled to a termination fee if the agreement is terminated upon a “change of control” as defined in the agreement. We pay Free Bulkers a monthly fee of $100,000 (based on an exchange rate of $1.35 to €1.00) in aggregate for these services. Free Bulkers provides us with the following services:

•	General Administration. Free Bulkers provides us with general administrative, office and support services necessary for our operations and our fleet, including technical and clerical personnel, communication, accounting, and data processing services.

•	Financial Accounting Services. Free Bulkers maintains our books, records and accounts and provides all services as are necessary in connection with our compliance with the rules promulgated by the Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Market relating to the preparation and maintenance of the our accounting records in accordance with United States generally accepted accounting principals (U.S. GAAP”), preparing and filing financial statements with the SEC and NASDAQ in accordance with applicable financial reporting requirements, and developing, implementing, monitoring and assessing our internal controls;

•	Sale and Purchase of Vessels. Free Bulkers advises our board of directors when opportunities arise to purchase, including through newbuildings, or to sell any vessels. All decisions to purchase or sell vessels require the approval of our board of directors. Any purchases or sales of vessels approved by our board of directors are arranged and completed by Free Bulkers. This involves the appointment of superintendents to inspect and take delivery of vessels and to monitor compliance with the terms and conditions of the purchase contracts.

We also contract the technical and commercial management of our vessels to Free Bulkers. Free Bulkers has a separate management contract with each of our ship-owning subsidiaries and provides a wide range of services on a fixed fee per vessel basis. These services include vessel operations, maintenance, regulatory compliance, crewing, supervising dry-docking and repairs, arranging insurance for vessels, vessel supplying, advising on the purchase and sale of vessels, and performing certain accounting and other administrative services, including financial reporting and internal controls requirements.

Free Bulkers has entered into a sub-management agreement with Safbulk, an affiliate of FS Holdings Limited, one of our principal shareholders. Safbulk and FS Holdings Limited are controlled by the Restis family. Safbulk has agreed to perform charter and post-charter management services for our fleet, including obtaining and negotiating vessel employment and related services, freight calculations, correspondence with charterers, and employment of charter brokers. Free Bulkers has agreed to pay to Safbulk 1.25% of gross hire or freight for vessels chartered through Safbulk, commencing with the charters secured by it for the M/V Free Envoy and the M/V Free Destiny in March 2007. This agreement is for an initial one-year term and renews automatically until terminated by either party, with or without cause, upon one month’s notice. We believe that the reputation of Safbulk, and its long-standing relationships with charterers and charter brokers, enhances the commercial operation of our fleet and our ability to obtain employment for our fleet, while operational coordination is maintained by Free Bulkers. We believe that using Free Bulkers and Safbulk to perform these functions provides us experienced technical and commercial management for our fleet and enables us to better manage our costs.

Free Bulkers currently manages only our vessels, but we anticipate that Free Bulkers may manage any additional vessels we may acquire in the future. Safbulk performs management services to other international shipping entities, including the Restis group of companies.

Pursuant to the management agreements, we pay Free Bulkers a monthly (pro rata for the calendar days) management fee of $15,000 (effective as of January 1, 2008, the fee has been paid on the basis of an exchange rate of $1.30 to €1.00) per vessel, paid in advance, from the date of signing the memorandum of agreement for the purchase of the vessel until two months after delivery of the vessel to its new owners pursuant to its subsequent sale. In September 2009, we amended our management agreements with Free Bulkers to increase the monthly technical management fee to $16,500 (based on $1.30 per Euro) plus a fee of $400 per day for superintendant attendance. In addition, we have agreed to pay Free Bulkers a 1% commission on the gross purchase price of any new vessels acquired or the gross sales price of any vessels we sell with the assistance of Free Bulkers. We also reimburse, at cost, the travel and other personnel expenses of the Free Bulkers staff, including the per diem paid by Free Bulkers to its staff, when they are required to attend our vessels at port. Our ship management agreements with Free Bulkers remain in effect indefinitely unless, in each case, it is terminated by either party upon two months’ advance notice.

Generally, Free Bulkers is not liable to us for any losses or damages, if any, that may result from its management of our fleet unless Free Bulkers or its employees act with negligence or gross negligence or commit a willful default with respect to one of our vessels. Pursuant to its agreement with us, Free Bulkers’ liability for such acts, except in certain limited circumstances, may not exceed ten times the annual management fee payable by the applicable subsidiary to Free Bulkers.

We believe that we pay Free Bulkers industry-standard fees for these services.

Crewing and Employees

As of October 21, 2009 Free Bulkers, our affiliate, employed approximately 23 people, all of whom are shore-based. In addition, Free Bulkers is responsible for recruiting, either directly or through a crewing agent, the senior officers and all other crew members for our vessels. We currently employ two officers and no other employees.

Charter Hire Rates

Charter hire rates fluctuate by varying degrees among drybulk carrier size categories. The volume and pattern of trade in a small number of commodities (major bulks) affect demand for larger vessels. Therefore, charter rates and vessel values of larger vessels often show greater volatility. Conversely, trade in a greater number of commodities (minor bulks) drives demand for smaller drybulk carriers. Accordingly, charter rates and vessel values for those vessels are subject to less volatility.

Charter hire rates paid for drybulk carriers are primarily a function of the underlying balance between vessel supply and demand, although at times other factors may play a role. Furthermore, the pattern seen in charter rates is broadly mirrored across the different charter types and the different drybulk carrier categories. However, because demand for larger drybulk vessels is affected by the volume and pattern of trade in a relatively small number of commodities, charter hire rates (and vessel values) of larger ships tend to be more volatile than those for smaller vessels.

In the time charter market, rates vary depending on the length of the charter period and vessel specific factors such as age, speed and fuel consumption.

In the voyage charter market, rates are influenced by cargo size, commodity, port dues and canal transit fees, as well as commencement and termination regions. In general, a larger cargo size is quoted at a lower rate per ton than a smaller cargo size. Routes with costly ports or canals generally command higher rates than routes with low port dues and no canals to transit. Voyages with a load port within a region that includes ports where vessels usually discharge cargo or a discharge port within a region with ports where vessels load cargo also are generally quoted at lower rates, because such voyages generally increase vessel utilization by reducing the unloaded portion (or ballast leg) that is included in the calculation of the return charter to a loading area.

Within the drybulk shipping industry, the charter hire rate references most likely to be monitored are the freight rate indices issued by the Baltic Exchange. These references are based on actual charter hire rates under charters entered into by market participants as well as daily assessments provided to the Baltic Exchange by a panel of major shipbrokers.

Property

Free Bulkers provided us with our office space at no rental cost to us until February 5, 2007. On that date, and in conjunction with moving into new office space, we entered into an agreement with Free Bulkers pursuant to which we agreed to pay Free Bulkers one-half of the rents due from Free Bulkers to the lessor of our rented office space, commencing on January 1, 2007. During 2007, the amount paid under that agreement totaled approximately $67,000 (€48,200 based on an exchange rate of $1.39 to €1.00). Beginning on January 1, 2008 and in conjunction with a further expansion of our office space, we agreed to pay Free Bulkers one half of the monthly rent of €9,704 plus one half of the apportioned common expenses charged by the lessor. Reimbursement of rental and common expenses continue on the same basis under our amended services agreement with Free Bulkers. See “Certain Relationships and Related Transactions.”

Competition

We operate in markets that are highly competitive and based primarily on supply and demand. Ownership of drybulk carriers is highly fragmented and is divided among approximately 1,400 drybulk carrier owners. We compete for charters on the basis of price, vessel location, size, age and condition of the vessel, as well as on our reputation. There are many drybulk shipping companies which are publicly traded on the U.S. stock markets, such as DryShips Inc., Diana Shipping Inc., Eagle Bulk Shipping Inc., Euroseas Ltd. and Excel Maritime Carriers Ltd., which are significantly larger than we are and have substantially more capital, more and larger vessels, personnel, revenue and profits and which are in competition with us. There is no assurance that we can successfully compete with such companies for charters or other business.

Free Bulkers arranges our charters (whether spot charters, period time charters, bareboat charters or pools) through the use of brokers, who negotiate the terms of the charters based on market conditions. We compete with other owners of drybulk carriers in the Capesize, Panamax, Handysize and Handymax sectors. Charters for our vessels are negotiated by Free Bulkers utilizing a worldwide network of shipbrokers. These shipbrokers advise Free Bulkers on a continuous basis of the availability of cargo for any particular vessel. There may be several shipbrokers involved in any one charter. The negotiation for a charter typically begins prior to the completion of the previous charter in order to avoid any idle time. The terms of the charter are based on industry standards.

Seasonality

Coal, iron ore and grains, which are the major bulks of the drybulk shipping industry, are somewhat seasonal in nature. The energy markets primarily affect the demand for coal, with increases during hot summer periods when air conditioning and refrigeration require more electricity and towards the end of the calendar year in anticipation of the forthcoming winter period. The demand for iron ore tends to decline in the summer months because many of the major steel users, such as automobile makers, reduce their level of production significantly during the summer holidays. Grains are completely seasonal as they are driven by the harvest within a climate zone. Because three of the five largest grain producers (the United States of America, Canada and the European Union) are located in the northern hemisphere and the other two (Argentina and Australia) are located in the southern hemisphere, harvests occur throughout the year and grains required drybulk shipping accordingly.

Environmental and Other Regulations

Government regulation significantly affects the ownership and operation of our vessels. The vessels are subject to international conventions and national, state and local laws and regulations in force in the countries in which our vessels may operate or are registered.

A variety of governmental and private entities subject our vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (United States Coast Guard, harbor master or equivalent), classification societies, flag state administration (country of registry) and charterers. Certain of these entities require us to obtain permits, licenses, financial assurances and certificates for the operation of our vessels. Failure to maintain necessary permits or approvals could require us to incur substantial costs or result in the temporary suspension of operation of one or more of our vessels.

We believe that the heightened level of environmental and quality concerns among insurance underwriters, regulators and charterers is leading to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the industry. Increasing environmental concerns have created a demand for vessels that conform to the stricter environmental standards. We are required to maintain operating standards for all of our vessels that will emphasize operational safety, quality maintenance, continuous training of its officers and crews and compliance with U.S. and international regulations. We believe that the operation of our vessels is in substantial compliance with applicable environmental laws and regulations; however, because such laws and regulations are frequently changed and may impose increasingly stricter requirements, such future requirements may limit our ability to do business, increase our operating costs, force the early retirement of our vessels, and/or affect their resale value, all of which could have a material adverse effect on our financial condition and results of operations.

International Maritime Organization

The International Maritime Organization, or IMO, the United Nations agency for maritime safety and the prevention of pollution by ships, has adopted the International Convention for the Prevention of Marine Pollution, 1973, as modified by the related Protocol of 1978, or the MARPOL Convention, which has been updated through various amendments. The MARPOL Convention establishes environmental standards relating to oil leakage or spilling, garbage management, sewage, air emissions, handling and disposal of noxious liquids and handling of harmful substances in packaged forms. The IMO adopted regulations that set forth pollution prevention requirements applicable to drybulk carriers. These regulations have been adopted by over 150 nations, including many of the jurisdictions in which our vessels operate.

In September 1997, the IMO adopted Annex VI to the MARPOL Convention to address air pollution from ships. Annex VI sets limits on sulfur oxide and nitrogen oxide emissions from ship exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions. In October 2008, IMO adopted amendments to Annex VI regarding particulate matter, nitrogen oxide, and sulfur oxide emission standards that are expected to enter into force on July 1, 2010. Among other things, the Annex VI amendments will progressively reduce sulfur oxide emissions from ships, with the global sulfur cap reduced initially to 3.50% (from the current 4.50%), effective from January 2012; then progressively to 0.50%, effective from January 2020. The limits applicable in Sulfur Emission Control Areas (SECAs) will be reduced to 1.00%, beginning on July 2010 (from the current 1.50%); being further reduced to 0.10%, effective from January 2015. The United States ratified the Annex VI amendments in October 2008, thereby rendering its emission standards equivalent to IMO requirements. The United States has requested IMO to designate the area extending 200 miles from the territorial sea baseline adjacent to the Atlantic/Gulf and Pacific coasts and the Hawaiian Islands as Emission Control Areas under the Annex VI amendments. We believe we are in substantial compliance with current Annex VI requirements, but we may incur costs to comply with the new standards in future years.

The operation of our vessels is also affected by the requirements set forth in the IMO’s Management Code for the Safe Operation of Ships and Pollution Prevention, or the ISM Code. The ISM Code requires shipowners and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a shipowner or management company to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels, and may result in a denial of access to, or detention in, certain ports. Currently, each of our vessels is ISM Code-certified. However, there can be no assurance that such certification will be maintained indefinitely.

Additional or new conventions, laws and regulations may also be adopted that could adversely affect our ability to operate our vessels.

The U.S. Oil Pollution Act of 1990

The United States Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and clean-up of the environment from oil spills. OPA affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in waters of the United States, which includes the United States’ territorial sea and its 200 nautical mile exclusive economic zone. The United States has also enacted the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, which applies to the discharge of hazardous substances other than oil, whether on land or at sea. Both OPA and CERCLA affect our operations.

Under OPA, vessel owners, operators, charterers and management companies are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and removal costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers (fuel).

Effective July 31, 2009, the U.S. Coast Guard adjusted the limits of OPA liability for dry bulk vessels to the greater of $1000 per gross ton or $854,400 and established a procedure for adjusting the limits for inflation every three years. CERCLA contains a liability scheme that is similar to that under the OPA, and liability under CERCLA is limited to the greater of $300 per gross ton or $5 million for vessels carrying a hazardous substance as cargo and the greater of $300 per gross ton or $0.5 million for any other vessel. These limits of liability do not apply if an incident was directly caused by violation of applicable U.S. federal safety, construction or operating regulations or by a responsible party’s gross negligence or willful misconduct, or if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with oil removal activities.

OPA requires owners and operators of vessels to establish and maintain with the United States Coast Guard evidence of financial responsibility sufficient to meet their potential liabilities under OPA. Under the regulations, vessel owners and operators may evidence their financial responsibility by showing proof of insurance, surety bond, self-insurance, or guaranty. Upon satisfactory demonstration of financial responsibility, a Certificate of Financial Responsibility, or COFR, is issued by the United States Coast Guard. This certificate must be carried aboard the vessel to comply with these financial responsibility regulations. We have complied with these financial responsibility regulations by obtaining a COFR for five of our vessels and carrying such COFRs on each of these vessels. These COFRs are effective January 2007 through April 2011, but we may incur costs to comply with increased limits of liability.

OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for oil spills. In some cases, states, which have enacted such legislation, have not yet issued implementing regulations defining vessels owners’ responsibilities under these laws. We currently comply, and intend to continue to comply in the future, with all applicable state regulations in the ports where our vessels call.

We currently maintain pollution liability coverage as part of our protection and indemnity insurance for each of our vessels in the amount of $1 billion per incident. If the damages from a catastrophic pollution liability incident exceed our insurance coverage, the payment of those damages may materially decrease our net income.

The United States Clean Water Act

The United States Clean Water Act, or CWA, prohibits the discharge of oil or hazardous substances in navigable waters and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under the OPA and CERCLA.

The United States Environmental Protection Agency, or EPA, regulates the discharge of ballast water and other wastewater incidental to the operation of a vessel under the CWA. EPA regulations require vessels greater than 79 feet in length (excluding commercial fishing vessels) to obtain coverage under the Vessel General Permit, or VGP, to discharge ballast water and other wastewaters into U.S. waters by submitting a Notice of Intent. The new VGP requires vessel owners and operators to comply with a range of best management practices, reporting, and other requirements, for various types of discharges and incorporates United States Coast Guard requirements for ballast water management and exchange. In order to remain covered by the VGP, vessels must comply with numerous inspection, monitoring, reporting and recordkeeping requirements. Vessel owners/operators must, among other things, conduct and document routine self-inspection to track compliance with the VGP, and must conduct a comprehensive vessel inspection every 12 months. We will likely incur certain costs to obtain coverage under the VGP for our vessels and to meet its requirements.

Other Environmental Initiatives

The European Union is considering legislation that will affect the operation of vessels and the liability of owners for oil pollution In 2005, the European Union adopted a directive on ship-source pollution, imposing criminal sanctions for intentional, reckless or negligent pollution discharges by ships. The directive could result in criminal liability for pollution from vessels in waters of European countries that adopt implementing legislation. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims. It is difficult to predict what legislation, if any, may be adopted by the European Union or any other country or authority.

Although the United States is not a party thereto, many countries have ratified and currently follow the liability plan adopted by the IMO and set out in the International Convention on Civil Liability for Oil Pollution Damage of 1969, or the 1969 Convention. Under this convention, and depending on whether the country in which the damage results is a party to the 1992 Protocol to the International Convention on Civil Liability for Oil Pollution Damage, a vessel’s registered owner is strictly liable for pollution damage caused in the territorial waters of a contracting state by discharge of persistent oil, subject to certain complete defenses. The limits on liability outlined in the 1992 Protocol use the International Monetary Fund currency unit of Special Drawing Rights, or SDR. Under an amendment to the 1992 Protocol that became effective in November 2003, for vessels of 5,000 to 140,000 gross tons, liability is limited to approximately 4.51 million SDR plus 631 SDR for each additional gross ton over 5,000. For vessels of over 140,000 gross tons, liability is limited to 89.77 million SDR. The exchange rate between SDRs and U.S. dollars was 0.62966 SDR per U.S. dollar on October 13, 2009. Under the 1969 Convention, the right to limit liability is forfeited where the spill is caused by the owner’s actual fault; under the 1992 Protocol, a shipowner cannot limit liability where the spill is caused by the owner’s intentional or reckless conduct. Vessels trading in jurisdictions that are parties to these conventions must provide evidence of insurance covering the liability of the owner. In jurisdictions where the 1969 Convention has not been adopted, including the United States, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or in a manner similar to that convention. We believe that our protection and indemnity insurance will cover the liability under the plan adopted by the IMO.

The U.S. National Invasive Species Act, or NISA, was enacted in 1996 in response to growing reports of harmful organisms being released into U.S. ports through ballast water taken on by ships in foreign ports. The United States Coast Guard adopted regulations under NISA that impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering U.S. waters. These requirements can be met by performing mid-ocean ballast exchange, which is the exchange of ballast water on the waters beyond the exclusive economic zone from an area more than 200 miles from any shore, by retaining ballast water on board the ship or by using environmentally sound alternative ballast water management methods approved by the United States Coast Guard. However, mid-ocean ballast exchange is mandatory for ships heading to the Great Lakes or Hudson Bay. Mid-ocean ballast exchange is the primary method for compliance with the United States Coast Guard regulations, since holding ballast water can prevent ships from performing cargo operations upon arrival in the United States, and alternative methods are still under development. Vessels that are unable to conduct mid-ocean ballast exchange due to voyage or safety concerns may discharge minimum amounts of ballast water (in areas other than the Great Lakes and the Hudson River), provided that they comply with recordkeeping requirements and document the reasons they could not follow the required ballast water management requirements. The United States Coast Guard recently proposed new ballast water management and discharge standards. Compliance with any new regulations could require the installation of equipment on our vessels to treat ballast water before it is discharged or arranging for disposal at port facilities at potentially substantial costs.

At the international level, the IMO adopted an International Convention for the Control and Management of Ships’ Ballast Water and Sediments, or the BWM Convention, in February 2004. Beginning in 2009, the BWM Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits. The BWM Convention will not be in force until 12 months after it has been adopted by 30 countries, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world’s merchant shipping. As of October 2, 2009, the BWM Convention has been adopted by 18 states, representing approximately 15.36% of the world’s tonnage.

Greenhouse Gas Regulation

In February 2005, the Kyoto Protocol to the United Nations Framework on Climate Change, or Kyoto Protocol, entered into force. Under the Kyoto Protocol adopting countries are required to implement national programs to reduce emissions of certain gases, generally referred to as greenhouse gases, which are suspected of contributing to global warming. Currently, emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol. However, a new treaty may be adopted at the United Nations climate change conference in Copenhagen in December 2009, and restrictions on shipping may be included. The European Union has indicated that it intends to propose an expansion of the existing European Union emissions trading scheme to include greenhouse gas emissions from vessels. In the United States, the EPA has issued a proposed finding that greenhouse gases threaten public health and safety and is considering a petition from the California Attorney General to regulate greenhouse gas emissions from ocean-going vessels. Federal regulations relating to the control of greenhouse gas emissions may follow, and climate change initiatives are being considered by the U.S. Congress. Any passage of climate change legislation or other regulatory initiatives by the IMO, the European Union, the United States or other countries where we operate that restrict emissions of greenhouse gases could require us to make significant financial expenditures that we cannot predict with any certainty at this time.

Vessel Security Regulation

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Security Act of 2002, or MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the United States Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States of America. Similarly, in December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new chapter went into effect in July 2004, and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the newly created ISPS Code. Among the various requirements are:

•	on-board installation of automatic information systems, to enhance vessel-to-vessel and vessel-to-shore communications;

•	on-board installation of ship security alert systems;

•	the development of vessel security plans; and

•	compliance with flag state security certification requirements.

The United States Coast Guard regulations, intended to align with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures provided such vessels have on board, by July 1, 2004, a valid International Ship Security Certificate that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code. Our vessels are in compliance with the various security measures addressed by the MTSA, SOLAS and the ISPS Code. We do not believe these additional requirements will have a material financial impact on our operations.

Inspection by Classification Societies

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and SOLAS.

A vessel must undergo annual surveys, intermediate surveys, dry-dockings and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Our vessels are on special survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel is also required to be dry-docked every two to three years for inspection of the underwater parts of such vessel. If any vessel does not maintain its class and/or fails any annual survey, intermediate survey, dry-docking or special survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable. That could cause us to be in violation of certain covenants in our loan agreements.

At an owner’s application, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. This process is referred to as continuous class renewal.

All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years.

Most insurance underwriters make it a condition for insurance coverage and lending that a vessel be certified as “in class” by a classification society which is a member of the International Association of Classification Societies. Our vessels are certified as being “in class” by their respective classification societies.

The table below lists the classification society, next dry-docking and special surveys scheduled for our each vessel in our fleet, to the extent such dates are known as of the date of this prospectus:

		Next Intermediate	Next Special Survey
Vessel	Classification Society	Dry-docking	Dry-docking

Free Destiny	Korean Register of Shipping	Third quarter 2010	Third quarter 2012
Free Envoy	Korean Register of Shipping	Second quarter 2011	Third quarter 2013
Free Goddess	Bureau Veritas	Third quarter 2013	Third quarter 2010
Free Hero	Bureau Veritas	Fourth quarter 2013	Fourth quarter 2010
Free Impala	Bureau Veritas	Second quarter 2012	Third quarter 2012
Free Jupiter	Bureau Veritas	Second quarter 2010	Second quarter 2012
Free Knight	Bureau Veritas	Second quarter 2010	Second quarter 2013
Free Lady	Bureau Veritas	Second quarter 2011	Second quarter 2013
Free Maverick	Korean Register of Shipping	First quarter 2011	First quarter 2013
Free Neptune	Korean Register of Shipping	Fourth quarter 2009	Third quarter 2011

ISM and ISPS certifications have been awarded to all of our vessels and to Free Bulkers by Lloyd’s Register of Shipping.

Risk of Loss and Liability Insurance

General

The operation of any cargo vessel includes risks such as mechanical failure, physical damage, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon owners, operators and bareboat charterers of any vessel trading in the exclusive economic zone of the United States of America for certain oil pollution accidents in the United States of America, has made liability insurance more expensive for ship owners and operators trading in the

United States of America market. While we believe that our present insurance coverage is adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that we will always be able to obtain adequate insurance coverage at reasonable rates.

Hull and Machinery Insurance

We have obtained marine hull and machinery and war risk insurance, which include the risk of actual or constructive total loss, for all of our vessels. The vessels are each covered up to at least fair market value or such higher amount as may be required to meet the requirements of any outstanding indebtedness on a particular vessel, with deductibles in amounts of approximately $75,000 to $150,000.

We arrange, as necessary, increased value insurance for our vessels. With the increased value insurance, in case of total loss of the vessel, we can recover the sum insured under the increased value policy in addition to the sum insured under the hull and machinery policy. Increased value insurance also covers excess liabilities which are not recoverable in full by the hull and machinery policies by reason of under insurance.

Protection and Indemnity Insurance

Protection and indemnity insurance is provided by mutual protection and indemnity associations, or P&I associations, which covers our third-party liabilities in connection with our shipping activities. This includes third-party liability and other related expenses of injury or death of crew, passengers and other third parties, loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances, and salvage, towing and other related costs, including wreck removal. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by protection and indemnity mutual associations, or “clubs.”

Our current protection and indemnity insurance coverage for pollution is $1 billion per vessel per incident. The 14 P&I associations that comprise the International Group insure approximately 90% of the world’s commercial tonnage and have entered into a pooling agreement to reinsure each association’s liabilities. Each P&I association has capped its exposure to this pooling agreement at $5.4 billion. As a member of a P&I association, which is a member of the International Group, we are subject to calls payable to the associations based on its claim records as well as the claim records of all other members of the individual associations and members of the pool of P&I associations comprising the International Group.

Vessel	Protection and Indemnity Association

Free Destiny	London Steamship Mutual Bilbrough Association Ltd.
Free Envoy	London Steamship Mutual Bilbrough Association Ltd.
Free Goddess	The Standard Club
Free Hero	London Steamship Mutual Bilbrough Association Ltd.
Free Impala	The Standard Club
Free Jupiter	London Steamship Mutual Bilbrough Association Ltd.
Free Knight	The Standard Club
Free Lady	The Standard Club
Free Maverick	London Steamship Mutual Bilbrough Association Ltd.
Free Neptune	The Standard Club

Loss of Hire Insurance

We have obtained loss of hire insurance for seven of our vessels in amounts that we believe to be prudent to cover normal risks in our operations. Loss of hire insurance generally provides coverage against loss of charter hire that results from the loss of use of a vessel. The insurance is subject to various and significant deductibles, conditions and coverage limitations. After the initial policy year, we will review annually whether maintaining this insurance is cost effective. Our ability to obtain loss of hire insurance is subject to market conditions and general availability. We did not maintain insurance against the loss of hire for any of our vessels at the time of the grounding of the M/V Free Jupiter.

Procedures in the Event of an Insured Event

Marine casualties are an inherent risk in the shipping industry. If one of our vessels undergoes a marine casualty, we intend to take prompt action in consultation with the appropriate insurers, as described above, to ascertain the extent of any damage to our vessel, its cargo, the crew, the vessel’s ability to complete its charter and any environmental impact and the appropriate steps to try to mitigate the impact of the casualty on our financial condition and results of operations.

For example, on September 21, 2007, one of our vessels, the M/V Free Jupiter, ran aground off the coast of the Philippines. We have worked in consultation with our insurance brokers and the salvage company, SMIT Singapore PTE Ltd., to address the incident. Operations to re-float the vessel were completed under a Lloyd’s Open Form agreement with the salvage company. This agreement is a standard agreement used internationally for such purposes and imposes obligations on the salvage company to conduct its operations in a manner that will preserve the vessel’s cargo and that will not cause damage to the environment. The vessel was returned to service in February 2008.

We expect that the vessel’s insurance will cover the cost of the re-floating operations and the vessel’s repairs and related expenses, less applicable deductibles. Our insurance policies provide that payments will be made directly by the insurers to the party entitled to receive payment. We did not maintain insurance for loss of charter hire for that vessel, nor would our insurance cover any claims made by our charterers for damages that they may incur in connection with the delays caused by the grounding incident, although our insurance would cover our fees and expenses incurred in defending any claims for damages brought by our charterers.

We are subject to a claim by cargo interests in China of approximately $643,000 (CNY 4.5 million) for certain nickel/ore cargo tonnage off-loaded during the refloating salvage process and eventually abandoned as it could not be delivered to its final destination due to its dangerous condition. This claim has been defended and settled by our P&I club.

Legal Proceedings

We are not currently a party to any material lawsuit that, if adversely determined, we believe would be reasonably likely to have a material adverse effect on our financial position, results of operations or liquidity.

Exchange Controls

Under Marshall Islands law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of our common stock.

MANAGEMENT

Directors and Senior Management

The following sets forth the names of the members of our board of directors and our senior management. Generally, each member of the board of directors serves for a three-year term. Additionally, the directors are divided among three classes, so the term of office of a certain number of directors expires each year. Consequently, the number of directors who stand for re-election each year may vary. Our executive officers are appointed by, and serve at the pleasure of, the board of directors.

			Director
Name	Age	Position	Class

Ion G. Varouxakis	38	Chairman of the Board of Directors, Chief Executive Officer and President	C
Alexandros Mylonas	35	Chief Financial Officer	—
Kostas Koutsoubelis	54	Director, Vice President and Treasurer	A
Alexis Varouxakis	32	Secretary	—
Didier Salomon	63	Director	A
Focko H. Nauta	51	Director	B
Dimitrios Panagiotopoulos	48	Director	C

Ion G. Varouxakis is one of our founders and is the Chairman of our board of directors. He also serves as our President and Chief Executive Officer. In 2003, Mr. Varouxakis founded Free Bulkers, the beginning of a single-vessel, self-financed entrepreneurial venture that led to FreeSeas’ founding and NASDAQ listing in 2005. Under Mr. Varouxakis’ leadership, FreeSeas has grown to be a leader in the Handysize and Handymax segment in the U.S. capital market. Prior to founding Free Bulkers, Mr. Varouxakis held since 1997 management positions in private shipping companies operating in the drybulk sector. Mr. Varouxakis holds a candidature degree in law from the Catholic University of Saint Louis in Brussels and a bachelor of science degree in economics from the London School of Economics and Political Science. Mr. Varouxakis is a member of the Hellenic Committee of the Korean Register of Shipping and is an officer of the reserves of the Hellenic Army. Mr. Varouxakis is the brother of Alexis Varouxakis, our Secretary.

Alexandros Mylonas is our Chief Financial Officer and joined us in October 2009. Prior to joining FreeSeas, Mr. Mylonas was the Banking Executive of Cardiff Marine Inc., a ship management company managing a fleet of tankers and drybulk carriers including the fleet of Dryships Inc. a company listed on the NASDAQ Global Select Market. From 2005 to 2008, Mr. Mylonas was an Account Manager with the Global Shipping Group of Fortis Bank, an international shipping bank. Previously, from 2002 to 2005, Mr. Mylonas was an Investment Associate with NBG Venture Capital, a private equity firm investing in the Southeast Europe. Mr. Mylonas holds an MBA in Finance and Supply Chain Management from Michigan State University and a Bachelor of Business Administration from University of Macedonia in Thessaloniki.

Kostas Koutsoubelis joined our board of directors in 2007 and serves as our Vice President and Treasurer. In addition, Mr. Koutsoubelis is the group financial director of the Restis Group of Companies and also the chairman of Golden Energy Marine Corp. Furthermore, he is a member of the board of directors of First Business Bank, South African Marine Corp. S.A., Seanergy Maritime Holdings Corp. and Swissmarine Corporation Ltd. Before joining the Restis Group, he served as head of shipping of Credit Lyonnais Greece. After graduating from St. Louis University, St. Louis, Missouri, he held various positions in Mobil Oil Hellas S.A. and after his departure he joined International Reefer Services, S.A., a major shipping company, as financial director. In the past he has also served as director of Egnatia Securities S.A., a stock exchange company, and Egnatia Mutual Fund S.A. He is a governor in the Propeller Club — Port of Piraeus and member of the Board of the Association of Banking and Financial Executives of Hellenic Shipping.

Alexis Varouxakis is our Secretary. Mr. Varouxakis holds a bachelor in science degree in economics from City University, London, and a master in arts degree in art management from City University, London. From 2001 to 2004, he was involved in the entertainment industry and produced a number of feature films, award winning short movies, and television commercials. Between 2002 and 2004, Mr. Varouxakis was a member of the board of directors of the New Producers Alliance, UK’s national membership and training organization for producers and filmmakers. From 2005 to 2006, he was general manager of Aello MCPY, a company specializing in the luxury yacht charter business. In 2007, he joined Free Bulkers as assistant operations manager. Mr. Varouxakis is the brother of Ion Varouxakis, our Chairman, Chief Executive Officer and President.

Didier Salomon joined our board of directors in 2008.  He has spent fourteen years as head of global shipping at BNP Paribas. Prior to that, he held similar positions at Banque Louis-Dreyfus, Banque Bruxelles Lambert and Credit Naval. Mr. Salomon holds a diploma in political science (Sciences Po Paris), a degree in law (Paris Assas) and a post graduate diploma in banking (Centre d’Etudes Superieures de Banque). For many years he has been a lecturer on the economy and capital markets at the Conservatoire des Arts et Metiers in Paris.

Focko H. Nauta has been one our directors since 2005.  Since September 2000, he has also been a director of FinShip SA, a ship financing company. He assisted us in arranging debt financing with Hollandsche-Bank Unie N.V. From 1997 through 1999, Mr. Nauta served as a managing director of Van Ommeren Shipbroking, a London-based ship brokering company. Prior to 1997, he was a general manager of a Fortis Bank branch. Mr. Nauta holds a degree in law from Leiden University in the Netherlands.

Dimitrios Panagiotopoulos joined our board of directors in 2007. In addition, he is the head of shipping and corporate banking of Proton Bank, a Greek private bank, where he has served since April 2004. From January 1997 to March 2004, he served as deputy head of the Greek shipping desk of BNP Paribas and before that for four years as senior officer of the shipping department of Credit Lyonnais Greece. From 1990 to 1993, he was working as chief accountant in Ionia Management, a Greek shipping company. Mr. Panagiotopoulos also serves on the board of directors of Seanergy Maritime Holdings Corp. He holds a degree in economics from Athens University and a masters of science in shipping, trade and finance from City University of London. He served his obligatory military duty as an officer of the Greek Special Forces and today is a captain of the reserves of Hellenic Army.

Messrs. Ion and Alexis Varouxakis are brothers. There are no other family relationships among our directors and executive officers.

Compensation

The total gross compensation paid in 2008 to our executive officers and directors as a group was $377,722. Commencing October 1, 2008, in connection with the execution of our amended and restated services agreement with Free Bulkers, our executive officers received salaried compensation from Free Bulkers, which receives a monthly management fee from us to provide overall executive and commercial management of its affairs. See “Principal Shareholders” and “Related Party Transactions.”

Board Practices

The term of our Class A directors expires in 2012, the term of our Class B directors expires in 2010 and the term of our Class C directors expires in 2011. Mr. Nauta was appointed to the board of directors on December 16, 2005. Each of Messrs. Koutsoubelis and Panagiotopoulos were elected to the board on January 5, 2007. Mr. Salomon was appointed to the board of directors on October 31, 2008. There are no agreements between us and any director that provide for benefits upon termination or retirement.

Board Committees

Our board of directors has an audit committee, a compensation committee and a nominating committee. Our board of directors has adopted a charter for each of these committees.

Audit Committee

Our audit committee consists of Messrs. Nauta, Salomon and Panagiotopoulos, each of whom is an independent director. Mr. Nauta has been designated the “Audit Committee Financial Expert” under the SEC rules and the current listing standards of the NASDAQ Marketplace Rules.

The audit committee has powers and performs the functions customarily performed by such a committee (including those required of such a committee under the NASDAQ Marketplace Rules and the SEC). The audit committee is responsible for selecting and meeting with our independent registered public accounting firm regarding, among other matters, audits and the adequacy of our accounting and control systems.

Compensation Committee

Our compensation committee consists of Messrs. Nauta, Salomon and Panagiotopoulos, each of whom is an independent director. The compensation committee reviews and approves the compensation of our executive officers.

Nominating Committee

Our nominating committee consists of Messrs. Nauta, Salomon and Panagiotopoulos, each of whom is an independent director. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors.

Director Independence

Our securities are listed on the NASDAQ Stock Market and we are exempt from certain NASDAQ listing requirements including the requirement that our board be composed of a majority of independent directors. The board of directors has evaluated whether each of Messrs. Nauta, Salomon and Panagiotopoulos is an “independent director” within the meaning of the listing requirements of NASDAQ. The NASDAQ independence definition includes a series of objective tests, such as that the director is not our employee and has not engaged in various types of business dealings with us. In addition, as further required by the NASDAQ requirements, the board of directors made a subjective determination as to each of Messrs. Nauta, Salomon and Panagiotopoulos that no relationships exist which, in the opinion of the board of directors, would interfere with the exercise of his independent judgment in carrying out the responsibilities of a director. In making this determination, the board of directors reviewed and discussed information provided by each of Messrs. Nauta, Salomon and Panagiotopoulos with regard to his business and personal activities as they may relate to us and our management. After reviewing the information presented to it, our board of directors has determined that each of Messrs. Nauta, Salomon and Panagiotopoulos is “independent” within the meaning of such rules. Our independent directors will meet in executive session as often as necessary to fulfill their duties, but no less frequently than annually.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws and the NASDAQ Marketplace Rules.

Employees

We currently have no employees. Free Bulkers, our ship manager, is responsible for employing all of the executive officers and staff to execute and supervise our operations based on the strategy devised by the board of directors and subject to the approval of our board of directors and for recruiting, and employing, either directly or through a crewing agent, the senior officers and all other crew members for our vessels.

Amended and Restated 2005 Stock Incentive Plan

Our Amended and Restated 2005 Stock Incentive Plan was implemented for the purpose of furthering our long-term stability, continuing growth and financial success by retaining and attracting key employees, officers and directors through the use of stock incentives. Our shareholders approved the plan on December 19, 2006. Awards may be granted under the plan in the form of incentive stock options, non-qualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, unrestricted stock, restricted stock units and performance shares. Pursuant to the plan, we have reserved 1,500,000 shares of our common stock for awards.

All of our officers, directors and executive, managerial, administrative and professional employees are eligible to receive awards under the plan. Our board of directors has the power and complete discretion, as provided in the plan, to select which persons will receive awards and to determine for each such person the terms, conditions and nature of the award, and the number of shares to be allocated to each individual as part of each award.

Employment Agreement

In 2005, we entered into an employment agreement with Ion G. Varouxakis, our Chief Executive Officer and President. The agreement was for an initial term of three years, with additional two-year renewal terms so long as we do not give notice of termination at least 30 days before the expiration of the current term. Mr. Varouxakis’ salary was subject to increases as may be approved by our board of directors and he was entitled to receive performance or merit bonuses as determined from time to time by our board or a committee of the board and the reimbursement of expenses and other employee benefits as may be implemented. Effective October 1, 2008, in connection with the execution of an amended and restated services agreement with Free Bulkers, Mr. Varouxakis’ employment agreement was terminated by mutual consent of the parties and all service of Mr. Varouxakis and our Chief Financial Officer are provided to us under the amended services agreement with Free Bulkers.

PRINCIPAL SHAREHOLDERS

The following table sets out certain information regarding the beneficial ownership of our common stock as of October 21, 2009 by each of our officers and directors, all of our officers and directors as a group, and each person or group of affiliated persons who is currently known to us to be the beneficial owner of 5% or more of the shares of our common stock.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of beneficially owned by them.

			Percentage of
	Number of Shares of		Shares of Common
	Common Stock		Stock Beneficially
Name	Beneficially Owned		Owned(1)

Ion G. Varouxakis	2,654,890	(2)	8.3%
Alexandros Mylonas	0		*
Focko H. Nauta	15,000	(3)	*
Dimitrios Panagiotopoulos	15,000	(3)	*
Kostas Koutsoubelis	15,000	(3)	*
Didier Salomon	0		*
Alexis Varouxakis	21,000	(4)	*
All directors and executive officers as a group (seven persons)	2,720,890	(5)	8.7%
FS Holdings Limited	3,240,593	(6)	10.4%

*	Less than 1%.

(1)	For purposes of computing the percentage of outstanding shares of common stock held by each person named above, any shares that the named person has the right to acquire within 60 days under warrants or options are deemed to be outstanding for that person, but are not deemed to be outstanding when computing the percentage ownership of any other person.

(2)	Reflects 2,588,223 shares owned by The Mida’s Touch S.A., a Marshall Islands corporation wholly owned by Mr. Varouxakis, 16,667 shares underlying warrants owned by The Mida’s Touch, and 50,000 shares underlying fully vested options. Does not include 58,969 shares owned by V Estates S.A., which is controlled by his father, 30,600 shares owned by his mother, or 21,000 shares beneficially owned by Alexis Varouxakis, his brother, as to which shares he disclaims beneficial ownership.

(3)	Reflects 15,000 shares underlying fully vested options.

(4)	Includes 6,000 shares owned by Edifice Holdings, S.A. a Marshall Islands corporation wholly owned by Mr. Alexis Varouxakis, and 15,000 shares underlying fully vested options.

(5)	Includes an aggregate of 110,000 shares underlying fully vested options.

(6)	Reflects 2,808,782 shares owned by FS Holdings Limited, a Marshall Islands corporation, and 431,811 shares owned by Benbay Limited, a Republic of Cyprus corporation, each of which is controlled by the Restis Family.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management and Services Agreements

Each of our vessel-owning subsidiaries has entered into a management contract with Free Bulkers, a company owned and operated by Mr. Varouxakis. Pursuant to the management contracts, Free Bulkers is responsible for all aspects of technical management and maintenance for each of the vessels. Each agreement calls for a monthly technical management fee of $15,000 (based on $1.30 per Euro). In September 2009, we amended these management agreements with Free Bulkers to increase the technical management fee to $16,500 (based on $1.30 per Euro) plus a fee of $400 per day for superintendant attendance. FreeSeas also pays Free Bulkers a fee equal to 1.25% of the gross freight or hire from the employment of FreeSeas’ vessels and a 1% commission to be paid to Free Bulkers on the gross purchase price of any new vessels acquired or the gross sales price of any vessels sold by FreeSeas with the assistance of Free Bulkers. FreeSeas also reimburses, at cost, the travel and other personnel expenses of the Free Bulkers staff, including the per diem paid by Free Bulkers to its staff, when they are required to attend FreeSeas’ vessels at port. FreeSeas believes that it pays Free Bulkers industry standard fees for these services.

Free Bulkers has entered into a commercial sub-management agreement with Safbulk, an affiliate of FS Holdings Limited, one of our principal shareholders. Safbulk and FS Holdings Limited are controlled by the Restis family. Safbulk has agreed to perform charter and post-charter management services for our fleet, including obtaining and negotiating vessel employment and related services, freight calculations, correspondence with charterers, and employment of charter brokers. Free Bulkers has agreed to pay to Safbulk the 1.25% fee on hire or freight to be received from us for our vessels chartered through Safbulk, commencing with the charters secured by it for the M/V Free Envoy and the M/V Free Destiny in March 2007. This agreement is for an initial one-year term and renews automatically until terminated by either party, with or without cause, upon one month’s notice.

In September 2007, we entered into an additional agreement with Free Bulkers pursuant to which Free Bulkers provided us services related to our accounting and financial reporting obligations, including our internal controls assessment and reporting obligations. Free Bulkers’ fee for the foregoing services for 2007 was $300,000, payable quarterly, and the fee was increased to $500,000 per year for 2008 through the date of the amended services agreement in order to cover increased costs for staff, installation of a new accounting software and our internal controls reporting requirements. This agreement was for an initial term of one year and has been amended and superseded by the amended service agreement described below.

In October 2008, we entered into an amended and restated services agreement with Free Bulkers pursuant to which the annual fee of $500,000 was increased to $1,200,000. An additional fee of $300,000 was paid to Free Bulkers as partial contribution for the refurbishment of our offices. Under the amended service agreement, Free Bulkers is responsible for executing and supervising all of our operations based on the strategy devised by the board of directors and subject to the approval of our board of directors. Free Bulkers is responsible, among other things, for with general administrative, office and support services necessary for our operations and our fleet, including technical and clerical personnel, communication, accounting, and data processing services; advising our board of directors when opportunities arise to purchase, including through newbuildings, or to sell any vessels; and negotiating all borrowings, deposits and lending arrangements for us. The agreement is for an initial term of 10 years but may be terminated by either party upon written notice in certain circumstances. If the agreement is terminated by Free Bulkers upon a “change in control” as defined in the agreement, Free Bulker is entitled to a termination fee equal to: (i) the total aggregate of the rental fee due for our office from the date of such termination to the end of the term of the agreement; plus (ii) 25 multiplied by the sum of (a) the annualized aggregate ship management fees to which the Free Bulkers would be entitled under the ship management agreements, based on the monthly ship management fees in effect on the date of termination, and (b) the annualized management fee to which the Free Bulkers would be entitled under the agreement, based on the monthly management fee in effect on the date of termination; plus (iii) 25 multiplied by the average of the bonuses previously paid to the Free Bulkers under the agreement (with the dollar value of any bonus paid in shares or other of our securities based on the aggregate fair market value of such shares or securities on the date such bonus was awarded).

In September 2009, we amended our services agreement with Free Bulkers to increase the annual fee from $1,200,000 to $1,422,000 (based on $1.35 per Euro). Effective October 1, 2009, we will pay an annual fee of $1,422,000.

The expenses related to the technical management fee and the services from Free Bulkers under the amended and restated services agreement are reflected in the accompanying condensed consolidated statements of operations as “Management and Other Fees to a Related Party.” The amounts charged for the six months ended June 30, 2009 and 2008 totaled $1,446,000 and $1,032,000, respectively, and for the years ended December 31, 2008, 2007 and 2006 totaled $2,634,000, $875,000 and $540,000, respectively. The balance due from or (to) related party as of June 30, 2009 and 2008 was $1,927,000 and $1,597,000, respectively, and as of December 31, 2008, 2007 and 2006 was $1,622,000, $1,037, 000 and $40,000 respectively. Amounts paid to related parties for office space during the six months ended June 30, 2009 and 2008 totaled $75,000 and $91,000, respectively, and for the years ended December 31, 2008, 2007 and 2006 the amounts were $206,000 (Euro 139,000), $67,000 (Euro 48,000), and $nil, respectively.

Prior to entering into the amended services agreement, Free Bulkers provided us with our office space at no rental cost to us until February 2007. In February 2007, and in conjunction with moving into new office space, we entered into an agreement with Free Bulkers pursuant to which we agreed to pay Free Bulkers one-half of the rents due from Free Bulkers to the lessor of our current office space commencing on January 1, 2007. During 2007, the amount paid under that agreement totaled approximately $67,000 (€48,000 based on the exchange rate of $1.39 to €1.00). Beginning on January 1, 2008 and in conjunction with a further expansion of our office space, we agreed to pay Free Bulkers one half of the monthly rent of $15,526 (€9,704 based on the exchange rate of $1.60 to €1.00) plus one half of the apportioned common expenses charged by the lessor. Reimbursement of rental and common expenses continue on the same basis under our amended services agreement with Free Bulkers.

We believe that the fees charged by Free Bulkers are comparable to those paid by other shipping companies to management companies for similar services.

Loans

In May 2007, FS Holdings agreed to loan us up to $14,000,000 pursuant to an unsecured promissory note for the purpose of financing the acquisition of four new vessels. The loan was fully drawn as of June 2007. The note accrued interest on the then-outstanding principal balance at the annual rate of 12.0%, payable upon maturity of the loan. The loan was due at the earlier of (i) May 7, 2009, (ii) the date of a “Capital Event,” which is defined as any event in which we raise gross proceeds of not less than $40,000,000 in an offering of our common stock or other equity securities or securities convertible into or exchangeable for our equity securities or (iii) the date of acceleration due to a default of the amounts due under the note. The loan was prepayable by us, upon 30 days’ prior written notice to FS Holdings Limited, in whole or in part, in increments of not less than $500,000. In connection with this loan, we agreed to issue to FS Holdings Limited, for every $1,000,000 (or pro rata portion thereof) drawn under the loan, warrants to purchase 50,000 shares of our common stock at an exercise price of $5.00 per share. We issued warrants to acquire a total of 700,000 shares of our common stock, and FS Holdings Limited exercised these warrants in full on November 14, 2007. We used a portion of the net proceeds of the October 2007 offering to repay all the amounts outstanding under this loan.

During 2007, we had outstanding two loans from our principal shareholders. These loans were made in August and September 2004 in connection with the purchases of the M/V Free Destiny and the M/V Free Envoy, respectively. The loans had principal balances at origination of $1,579,447 and $2,554,737, respectively, and were interest-free. In April 2005 and October 2005, the loans were modified to provide for a repayment schedule for each loan of eight equal quarterly installments of $125,000 each in 2006 and 2007, with balloon payments of the balance due on each loan on January 1, 2008. Additionally, the amended terms provide that the loans will become immediately due and payable in the event that we raise additional capital of at least $12,500,000. On January 5, 2007, the shareholder loans due to one of our corporate shareholders were sold to The Mida’s Touch, a corporation controlled by Mr. Varouxakis, for the principal amount outstanding. The Mida’s Touch subsequently sold a portion of such loans to FS Holdings Limited. In November 2007, we used a portion of the net proceeds of the October 2007 offering to repay all the amounts outstanding under these loans.

We obtained a loan from FBB in the aggregate amount of $26,250,000 to partially finance the acquisition of the M/V Free Impala, which as of December 31, 2008 has an outstanding balance of $24,750,000. FS Holdings Limited, one of our principal shareholders, is also a principal shareholder of FBB.

Restructuring of Principal Shareholders

In January 2007, V Capital S.A., a Marshall Islands corporation wholly owned by Ion G. Varouxakis, purchased from the two other co-founding shareholders an aggregate of 2,812,250 shares of our common stock for cash at a price of $3.268 per share and pre-existing promissory notes in the aggregate principal amount of $1,308,500 executed by us for consideration equal to the principal amount of the notes. Simultaneously V Capital S.A. sold 70,600 shares to Mr. Varouxakis’ family members and 2,108,782 shares to FS Holdings Limited. V Capital S.A. also sold 305,921 shares to an institutional investor and sold 327,197 shares to The Mida’s Touch S.A., another Marshall Islands corporation wholly owned by Mr. Varouxakis. All of these sales were for cash at $3.268 per share. In addition, V Capital S.A. transferred $1,108,500 of the principal amount of the shareholder loans to FS Holdings Limited for consideration equal to the principal amount transferred.

Vessel Brokering

Mr. Constantinos Varouxakis, the brother of Mr. Ion Varouxakis, our chairman, chief executive officer and president, is associated with a ship-brokering company. Free Bulkers and Safbulk use such brokering company, from time to time, as one of the shipping brokers for our fleet. This shipping brokerage firm received commissions of approximately $112,000 during the twelve month period ended December 31, 2008, which represents 3.4%, respectively, of the $3.3 million of total commissions paid in the same period. This compares to $36,000 of commissions paid to this firm during the same period in 2007 which represent 3.3% of the $1,095,000 of total commissions paid in the same period. During the twelve month period ended December 31, 2006 the total commissions paid to this firm was nil.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have           shares of common stock outstanding or           shares if the underwriter’s over-allotment option is exercised in full. The           shares sold in this offering, or           shares if the underwriter’s over-allotment option is exercised in full, will be freely transferable in the United States without restriction under the Securities Act of 1933, as amended (the “Securities Act”), except for any shares purchased by one of our “affiliates,” which will be subject to the resale limitations of Rule 144 under Securities Act.

After the consummation of this offering, our existing shareholders will continue to own           shares of common stock which were acquired in private transactions not involving a public offering and these shares are therefore treated as “restricted securities” for purposes of Rule 144. The restricted securities held by certain of these existing shareholders, our officers, directors and certain parties will be subject to the underwriter’s 75-day lock-up agreement. Restricted securities may not be resold except in compliance with the registration requirements of the Securities Act or under an exemption from those registration requirements, such as the exemptions provided by Rule 144, Regulation S and other exemptions under the Securities Act. Securities currently registered under our existing Form F-1 resale registration statement may continue to be registered and sold thereunder by some of our shareholders but may not be sold by certain of our shareholders during the 75-day lock-up period with respect to those shareholders that have executed lock-up agreements.

In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, who owns shares that were acquired from the issuer or an affiliate at least six months ago, would be entitled to sell within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the applicable class of stock, or (ii) an amount equal to the average weekly reported volume of trading in shares of the applicable class of stock on all national securities exchanges and/or reported through the automated quotation system of registered securities associations during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales in reliance on Rule 144 are also subject to other requirements regarding the manner of sale, notice and availability of current public information about us. A person or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the 75 days immediately preceding the sale may sell restricted securities in reliance on Rule 144 without regard to the limitations described above, provided that one year has elapsed since the later of the date on which the same restricted securities were acquired from us or one of our affiliates. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through on or more intermediaries, controls, or is controlled by, or is under common control with, that same issuer.

Our directors and officers and certain of our existing affiliated shareholders, which own 2,720,890 shares during the period beginning from the date of this prospectus and continuing to and including the date 75 days after the date of this prospectus, may not offer, sell, contract to sell or otherwise dispose of any of our securities which are substantially similar to our common stock or which are convertible or exchangeable into securities which are substantially similar to our common stock, without the prior written consent of Dahlman Rose & Company, LLC.

As a result of these lock-up agreements and rules of the Securities Act, the restricted shares will be available for sale in the public market, subject to certain volume and other restrictions, as mentioned above, as follows:

Days After the Date	Number of Shares
of this Prospectus	Eligible for Sales	Comment

Date of prospectus		Shares not locked up and eligible for sale freely or under Rule 144
75 days		Lock-up released

No prediction can be made as to the effect, if any, that future sales or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market, or the perception that those sales may occur, could adversely affect prevailing market prices for our common stock.

DESCRIPTION OF SECURITIES

We have summarized below the material features of our capital stock. This summary is not a complete discussion of our organizational documents and other instruments that create the rights of our shareholders. We urge you to carefully read those documents and instruments. Please see “Where You Can Find Additional Information” for information on how to obtain copies of those documents and instruments.

Our authorized capital stock consists of 250,000,000 shares of common stock, par value, $.001 per share, of which 31,212,480 shares are issued and outstanding as of October 21, 2009, and 5,000,000 shares of blank check preferred stock, par value, $.001 per share, none of which are outstanding. All of our shares of stock must be in registered form.

Common Stock

As of October 21, 2009, 31,212,480 shares of common stock were outstanding out of 250,000,000 shares authorized to be issued, which is 10,041,151 more shares outstanding than on June 30, 2009. As of October 21, 2009, 2,732,271 shares of common stock were reserved for issuance upon the exercise of various outstanding options and warrants. Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to shares of preferred stock that may be issued in the future, holders of shares of common stock are entitled to receive dividends, if any, declared by our board of directors out of funds legally available for dividends. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock that FreeSeas may issue in the future.

Preferred Stock

As of the date of this prospectus, we are authorized to issue up to 5,000,000 shares of “blank check” preferred stock. Our board of directors can determine the rights, designations and preferences of the preferred stock, and authorize the issuance of shares of preferred stock without any further vote or action by our shareholders.

We have entered into a shareholders rights agreement with American Stock Transfer & Trust Company, LLC effective January 14, 2009 and declared a dividend of one purchase right, or a Right, to purchase one one-thousandth of a share of our Series A Participating Preferred Stock, par value $0.001 per share, for each outstanding share of our common stock. The dividend was paid on January 23, 2009 to our shareholders of record on that date. In addition, we authorized the issuance of one Right in respect of each share of common stock that shall become outstanding at any time between January 23, 2009 and the earliest of the “distribution date,” the “redemption date” or the “final expiration date,” as such terms are defined in the shareholders rights agreement, including shares of common stock that become outstanding upon the exercise or conversion of options, warrants or convertible securities as long as they are outstanding on the “distribution date.” Each Right entitles the registered holder, upon the occurrence of certain events, to purchase from us one one-thousandth of a share of Preferred Stock at an exercise price of $18.00, subject to adjustment. The Rights become exercisable under certain circumstances set forth in the shareholders rights agreement.

Other Securities

Class A Warrants

We issued to our founding shareholders warrants to purchase an aggregate of 200,000 shares of our common stock at an exercise price of $5.00 per share, of which 150,000 remain outstanding. The exercise price of the Class A warrants will be adjusted upon the occurrence of certain corporate events such as stock dividends or splits. The warrants will expire on July 29, 2011 and are not callable or redeemable.

Class W Warrants and Class Z Warrants

Each Class W warrant entitles the holder to purchase one share of our common stock at an exercise price of $2.50 per share, and expires on December 31, 2009 or upon earlier redemption. Each Class Z warrant entitles the holder to purchase one share of our common stock at an exercise price of $5.00 per share, and expires on July 29, 2011 or upon earlier redemption. The exercise price of the Class Z and Class W warrants will be adjusted upon the occurrence of certain corporate events such as stock dividends or splits. We may redeem the outstanding Class W warrants and/or Class Z warrants in whole and not in part, at a price of $0.05 per warrant at any time after the warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption to the holders of record of the warrant, if the last sale price of our common stock equals or exceeds $7.50 per share for a Class W warrant or $8.75 per share for a Class Z warrant for any 20 trading days within a 30-trading-day period ending three business days before we send the notice of redemption. Any Class W or Class Z warrant either not exercised or tendered back to us by the end of the date specified in the notice of call will be cancelled on our books and will have no further value except for the $0.05 call price.

Employee Options

Pursuant to our Amended and Restated 2005 Stock Incentive Plan, there are outstanding options to purchase a total of 250,000 shares of our common stock. The options vest at a rate of 1/3 per year. As of June 30, 2009, options to purchase 140,000 shares had vested. The options entitle the holders to purchase shares of our common stock at an exercise price of $5.00 per share until December 16, 2010.

Other Matters

Our Amended and Restated Articles of Incorporation and By-laws

Our purpose, as stated in section 3.B. of our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act, or BCA. Our amended and restated articles of incorporation and by-laws do not impose any limitations on the ownership rights of our shareholders.

Under our by-laws, annual shareholders’ meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called by the board of directors, by our chairman or by our president. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Directors

Our directors are elected by a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. There is no provision for cumulative voting. The board of directors has the authority to fix the amounts that shall be payable to the members of our board of directors for attendance at any meeting or for services rendered to us. Our by-laws provide, generally, that the vote to authorize a transaction by a director who has a financial interest in such transaction, or is an officer or director of the opposite party to the transaction, will be counted if, the material facts of the relationship or interest have been disclosed, and the transaction is approved by the appropriate number of our disinterested directors or by our shareholders.

Anti-Takeover Provisions of Amended and Restated Articles of Incorporation and By-Laws

Several provisions of our amended and restated articles of incorporation and by-laws and our shareholder rights plan may have anti-takeover effects. These are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control, and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire FreeSeas. These anti-takeover provisions, however, could also discourage, delay or prevent (1) the merger or acquisition of FreeSeas by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent directors and officers. These provisions are summarized below.

Blank Check Preferred Stock

Our board of directors has the authority, without any further vote or action by our shareholders, to issue up to 5,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of FreeSeas or the removal of our management.

Classified Board of Directors

Our directors serve staggered, three-year terms. Approximately one-third of our directors are elected each year. The classification of the directors could discourage a third party from making a tender offer for our stock or attempting to obtain control of FreeSeas. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Supermajority Director Voting Requirement to Change Number of Directors

Our board of directors may only change the size of the board by a vote of not less than 66 2/3% of the directors then in office. This provision makes it more difficult to increase the number of directors in an attempt to gain a majority of directors through the addition of more directors.

Election and Removal of Directors

Cumulative voting in the election of directors is not permitted. Our amended and restated by-laws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our amended and restated articles of incorporation provide that directors may be removed only for cause and only upon the affirmative vote of either the holders of at least 66 2/3% of our issued and outstanding voting stock or by our board of directors. They also require advance written notice of any proposals by shareholders to remove a director. These provisions may discourage, delay or prevent the removal of incumbent directors and/or officers.

Limited Actions by Shareholders

The BCA provides that any action required or permitted to be taken by our shareholders must be done at an annual meeting or special meeting of shareholders or by the unanimous written consent of the shareholders. Our by-laws provide that only our board of directors, the chairman or the president may call special meetings of shareholders. The BCA provides that the business that can be transacted at a special meeting of shareholders must be related to the purpose or purposes stated in the notice of the meeting.

Other Supermajority Voting Requirements

Our shareholders can make, alter, amend or repeal our by-laws only upon the affirmative vote of 66 2/3% of the outstanding shares of capital stock entitled to vote generally in the election of directors. The provisions of our amended and restated articles of incorporation with respect to directors and our by-laws can only be amended by the affirmative vote of 66 2/3% of the outstanding shares of capital stock entitled to vote generally in the election of directors. Such supermajority voting requirements make these provisions more difficult to change and thus may discourage, delay or prevent the removal of incumbent directors and/or officers.

Shareholder Rights Plan

We have implemented a shareholder rights plan pursuant to which the holders of our common stock receive one right to purchase one one-thousandth of a share of our Series A Participating Preferred Stock at an exercise price of $18.00, subject to adjustment. The rights become exercisable upon the occurrence of certain change in control events. These anti-takeover provisions and our shareholder rights plan could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is American Stock Transfer & Trust Company, LLC.

MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our amended and restated articles of incorporation and amended and restated by-laws and by the Business Corporations Act of the Republic of the Marshall Islands, or BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. For example, the BCA allows the adoption of various anti-takeover measures such as shareholder “rights” plans. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as U.S. courts. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction that has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders’ rights.

Marshall Islands	Delaware

Shareholders’ Meetings
• Held at a time and place as designated in the by-laws	• May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors
• May be held within or outside the Marshall Islands	• May be held within or outside Delaware
• Notice:	• Notice:

Marshall Islands	Delaware

•   Whenever shareholders are required to take action at a meeting, written notice shall state the place, date and hour of the meeting and, unless it is the annual meeting, indicate that it is being issued by or at the direction of the person or persons calling the meeting. Notice of a special meeting shall also state the purpose for which the meeting is called.
• Whenever shareholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any
• A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting	• Written notice shall be given not less than 10 nor more than 60 days before the date of the meeting
Shareholders’ Voting Rights
• Any action required to be taken by meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote	• Stockholders may act by written consent to elect directors
• Any person authorized to vote may authorize another person to act for him by proxy	• Any person authorized to vote may authorize another person or persons to act for him by proxy
•   Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one third of the shares entitled to vote at a meeting. Once a quorum is present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders
• For non-stock corporations, certificate of incorporation or bylaws may specify the number of members necessary to constitute a quorum. In the absence of this, one-third of the members shall constitute a quorum
• The articles of incorporation may provide for cumulative voting in the election of directors	• For stock corporations, certificate of incorporation or bylaws may specify the number of members necessary to constitute a quorum but in no event shall a quorum consist of less than one-third of the shares entitled to vote at the meeting. In the absence of such specifications, a majority of shares entitled to vote at the meeting shall constitute a quorum
• Any two or more domestic corporations may merge into a single corporation if approved by the board and if authorized by a majority vote of the holders of outstanding shares at a stockholder meeting	• The certificate of incorporation may provide for cumulative voting
•   Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting
• Any two or more corporations existing under the laws of state may merge into a single corporation pursuant to a board resolution and upon the majority vote by stockholders of each constituent corporation at an annual or special meeting

•   Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of a corporation entitled to vote

Marshall Islands	Delaware

•   Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation
• Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of stockholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called stockholder meeting
•   Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the shareholders, unless otherwise provided for in the articles of incorporation or approval off the shareholders is required pursuant to the BCA
• Any mortgage or pledge of a corporation’s property and assets may be authorized without vote or consent of stockholders, except to the extent that the certificate of incorporation otherwise provides
Directors
• Board must consist of at least one member	• Board must consist of at least one member
• Number of members can be changed by an amendment to the by-laws, by the shareholders, or by action of the board under the specific provisions of a bylaw	• Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors
•   If the board is authorized to change the number of directors, it can only do so by majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director
• If the number of directors is fixed by the certificate of incorporation, a change in the number shall be made only by an amendment of the certificate
• Removal	• Removal
• Any or all of the directors may be removed for cause by vote of the shareholders	Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides
• If the articles of incorporation or the by-laws so provide, any or all of the directors may be removed without cause by vote of the shareholders	• In the case of a classified board, stockholders may effect removal of any or all directors only for cause
Dissenter’s Rights of Appraisal
• Shareholders have a right to dissent from a merger or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares	• With limited exceptions, appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation
•   A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

• Alters or abolishes any preferential right of any outstanding shares having preference; or
• Creates, alters or abolishes any provision or right in respect to the redemption of any outstanding shares; or
• Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

Marshall Islands	Delaware

• Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class
Shareholder’s Derivative Actions
•   An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of the transaction of which he complains, or that has shares or his interest therein devolved upon him by operation of law
• In any derivative suit instituted by a stockholder of a corporation, it shall be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which he complains or such stockholder’s stock must have thereafter devolved upon such stockholder by operation of law
• Complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort	• Other requirements regarding derivative suits have been created by judicial decision, including that a stockholder may not bring a derivative suit unless he or she first demands that the corporation sue on its own behalf and that demand is refused (unless it is shown that such demand would have been futile)
• Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic
• Reasonable expenses including attorney’s fees may be awarded if the action is successful
•   Corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and shares have a value of less than $50,000

TAXATION

The following is a discussion of the material Marshall Islands and United States federal income tax consequences relevant to an investment decision by a U.S. Holder, as defined below, with respect to the common stock. This discussion does not purport to deal with the tax consequences of owning common stock to all categories of investors, some of which, such as dealers in securities, investors whose functional currency is not the United States dollar, and investors that own, actually or under applicable constructive ownership rules, 10% or more of the voting power of our stock, may be subject to special rules. This discussion deals only with holders who purchase common stock in connection with this offering and hold the common stock as a capital asset. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under United States federal, state, local or foreign law of the ownership of common stock.

Marshall Islands Tax Consequences

We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our stockholders provided such stockholders are not residents of the Marshall Islands. Holders of our common stock or warrants who are not residents of, domiciled in, or carrying on any commercial activity in the Marshall Islands will not be subject to Marshall Islands tax on the sale or other disposition of our common stock or warrants.

United States Federal Income Tax Consequences

The following are the material United States federal income tax consequences to us of our activities and to U.S. Holders and Non-U.S. Holders, each as defined below, of the ownership and disposition of our common stock. The following discussion of United States federal income tax matters is based on the United States Internal Revenue Code of 1986, as amended, or the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury, all of which are subject to change, possibly with retroactive effect. This discussion below is based, in part, upon Treasury Regulations promulgated under Section 883 of the Code, and in part, on the description of our business as described in “About Our Company” above and assumes that we conduct our business as described in that section.

Taxation of Operating Income: In General

Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a shipping pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as “shipping income,” to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, exclusive of certain US territories and possessions, constitutes income from sources within the United States, which we refer to as “U.S.-Source Gross Transportation Income” or “USSGTI.”

Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. US law prohibits us from engaging in transportation that produces income considered to be 100% from sources within the United States.

Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

In the absence of exemption from tax under Section 883, our USSGTI would be subject to a 4% tax imposed without allowance for deductions as described below.

Exemption of Operating Income from United States Federal Income Taxation

Under Section 883 of the Code, we will be exempt from United States federal income taxation on our U.S.-source shipping income if:

•	we are organized in a foreign country (our “country of organization”) that grants an “equivalent exemption” to corporations organized in the United States; and

either

•	more than 50% of the value of our stock is owned, directly or indirectly, by “qualified shareholders,” that are persons (i) who are “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States, and (ii) who comply with certain documentation requirements, which we refer to as the “50% Ownership Test,” or

•	our stock is primarily and regularly traded on one or more established securities markets in our country of organization, in another country that grants an “equivalent exemption” to United States corporations, or in the United States, which we refer to as the “Publicly-Traded Test.”

The Republic of the Marshall Islands, the jurisdiction where we and our shipowning subsidiaries are incorporated, grants “equivalent exemptions” to United States corporations. Therefore, we will be exempt from

United States federal income taxation with respect to our U.S.-source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test.

For the 2006 tax year, we could not qualify our ship-owning subsidiaries for the benefits of the Section 883 tax exemption and paid US taxes on 4% of our USSGTI (see the next section, Taxation in Absence of Exemption, for further information regarding the 4% tax). For the 2007 and 2008 tax years, we claimed the benefits of the Section 883 tax exemption for our ship-owning subsidiaries on the basis of the Publicly-Traded Test. For 2009 and subsequent tax years, we anticipate that we will need to satisfy the Publicly-Traded Test in order to qualify for benefits under Section 883. While we expect to satisfy the Publicly-Traded Test for such years, there can be no assurance in this regards. Our ability to satisfy the Publicly-Traded Test is discussed below.

The regulations provide, in pertinent part, that the stock of a foreign corporation will be considered to be “primarily traded” on an established securities market in a country if the number of shares of each class of stock that are traded during the taxable year on all established securities markets in that country exceed the number of shares in each such class that are traded during that year on established securities markets in any other single country. Our common stock, our sole class of our issued and outstanding stock, is “primarily traded” on the NASDAQ Global Market.

Under the regulations, our stock will be considered to be “regularly traded” if one or more classes of our stock representing 50% or more of our outstanding shares, by total combined voting power of all classes of stock entitled to vote and by total combined value of all classes of stock, are listed on one or more established securities markets, which we refer to as the “listing threshold.” Our common stock, our sole class of issued and outstanding stock, is listed on the NASDAQ Global Market, and accordingly, we will satisfy this listing requirement.

The regulations further require that with respect to each class of stock relied upon to meet the listing requirement: (i) such class of the stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1 / 6 of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. We believe we will satisfy the trading frequency and trading volume tests. Even if this were not the case, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied by a class of stock if, as we expect to be the case with our common stock, such class of stock is traded on an established market in the United States and such class of stock is regularly quoted by dealers making a market in such stock.

Notwithstanding the foregoing, the regulations provide, in pertinent part, that a class of stock will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class of stock are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own directly or indirectly 5% or more of the vote and value of such class of stock, who we refer to as “5% Shareholders.” We refer to this restriction in the regulations as the “Closely-Held Test.” The Closely-Held Test will not disqualify us, however, if we can establish that our qualified 5% Shareholders own sufficient shares in our closely-held block of stock to preclude the shares in the closely-held block that are owned by non-qualified 5% Shareholders from representing 50% or more of the value of such class of stock for more than half of the days during the tax year, which we refer to as the exception to the Closely-Held Test.

Establishing such qualification and ownership by our direct and indirect 5% Shareholders will depend on their meeting the requirements of one of the qualified shareholder tests set out under the regulations applicable to 5% Shareholders and compliance with certain ownership certification procedures by each intermediary or other person in the chain of ownership between us and such qualified 5% Shareholders. Further, the regulations require, and we must certify, that no person in the chain of qualified ownership owns shares used for qualification that are in bearer form.

For purposes of being able to determine our 5% Shareholders, the regulations permit us to rely on Schedule 13G and Schedule 13D filings with the Securities and Exchange Commission. The regulations further provide that an investment company that is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes.

There can be no assurance regarding whether we will be subject to the Closely-Held Test for any year or whether in circumstances where it would otherwise apply we will be able to qualify for the exception to the Closely-Held Test. For this and other reasons, there can be no assurance that we or any of our subsidiaries will qualify for the benefits of Section 883 of the Code for any year.

Taxation in Absence of Exemption

To the extent the benefits of Section 883 are unavailable, our USSGTI, to the extent not considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions, otherwise referred to as the “4% Tax.” Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our shipping income would never exceed 2% under the 4% gross basis tax regime.

To the extent the benefits of the Section 883 exemption are unavailable and our USSGTI is considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, any such “effectively connected” U.S.-source shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% “branch profits” taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of its U.S. trade or business.

Our U.S.-source shipping income would be considered “effectively connected” with the conduct of a U.S. trade or business only if:

•	We have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

•	substantially all of our U.S.-source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, or permit circumstances that would result in having any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S.-source shipping income will be “effectively connected” with the conduct of a U.S. trade or business.

United States Taxation of Gain on Sale of Vessels

Regardless of whether we qualify for exemption under Section 883, we will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.

United States Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of common stock that is a United States citizen or resident, United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common stock, you are encouraged to consult your tax advisor.

Distributions.  Subject to the discussion of passive foreign investment companies below, any distributions made by us with respect to our common stock to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in his common stock on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a United States corporation, U.S. Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common stock will generally be treated as passive category income or, in the case of certain types of U.S. Holders, general category income for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.

Dividends paid on our common stock to a U.S. Holder who is an individual, trust or estate, which we refer to as a “U.S. Individual Holder,” will generally be treated as “qualified dividend income” that is taxable to such a U.S. Individual Holder at preferential tax rates (through 2010) provided that (1) we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be), (2) our common stock is readily tradable on an established securities market in the United States (such as the NASDAQ Global Market), and (3) the U.S. Individual Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend. There is no assurance that any dividends paid on our common stock will be eligible for these preferential rates in the hands of a U.S. Individual Holder. Any distributions treated as dividends paid by us that are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder.

Special rules may apply to any “extraordinary dividend” generally, a dividend in an amount which is equal to or in excess of ten percent of a stockholder’s adjusted basis (or fair market value in certain circumstances) in a share of our stock paid by us. If we pay an “extraordinary dividend” on our stock that is treated as “qualified dividend income,” then any loss derived by a U.S. Individual Holder from the sale or exchange of such stock will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or Other Disposition of Common Stock.  Assuming we do not constitute a passive foreign investment company for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S.-source income or loss, as applicable, for U.S. foreign tax credit purposes. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Status and Significant Tax Consequences.  Special United States federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a passive foreign investment company for United States federal income tax purposes. In general, we will be treated as a passive foreign investment company with respect to a U.S. Holder if, for any taxable year in which such holder held our common stock, either:

•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether we are a passive foreign investment company, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary’s stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

We may hold, directly or indirectly, interests in other entities that are passive foreign investment companies, or Subsidiary PFICs. If we are a passive foreign investment company, each U.S. Holder will be treated as owning its pro rata share by value of the stock of any such Subsidiary PFICs.

Based on our current operations and future projections, we do not believe that we are, nor do we expect to become, a passive foreign investment company with respect to any taxable year. Although we are not relying upon an opinion of counsel on this issue, our belief is based principally on the position that, for purposes of determining whether we are a passive foreign investment company, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, should not constitute passive assets for purposes of determining whether we are a passive foreign investment company. Internal Revenue Service pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes support this position. However, a recent case reviewing the deductibility of commissions by a foreign sales corporation decided that time charter income constituted rental income under the law due to specific characteristics of the time charters in that case. Tidewater Inc. v. U.S., 565 F.3d 299 (5th Cir., Apr. 13, 2009). While the IRS believed in the Tidewater case that the time charter income should be considered services income, in the absence of any legal authority specifically relating to the statutory provisions governing passive foreign investment companies and time charter income, the Internal Revenue Service or a court could disagree with our position. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a passive foreign investment company with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.

As discussed more fully below, if we were to be treated as a passive foreign investment company for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which election we refer to as a “QEF election.” As an alternative to making a QEF election, provided that our common stock is listed on the NASDAQ Global Market and are treated as “regularly traded” on such market for the year in which the election is made, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common stock, as discussed below.

Taxation of U.S. Holders Making a Timely QEF Election.  If a U.S. Holder makes a timely QEF election, which U.S. Holder we refer to as an “Electing Holder,” the Electing Holder must report each year for United States federal income tax purposes his pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder’s adjusted tax basis in the common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common stock and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common stock. A U.S. Holder would make a QEF election with respect to any year that our company is a passive foreign investment company by filing IRS Form 8621 with his United States federal income tax return. If we were aware that we were to be treated as a passive foreign investment company for any taxable year, we would provide each U.S. Holder with all necessary information in order to make the QEF election described above with respect to our common stock and the stock of any Subsidiary PFIC.

Taxation of U.S. Holders Making a “Mark-to-Market” Election.  Alternatively, if we were to be treated as a passive foreign investment company for any taxable year and our common stock is treated as “marketable stock,” a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common stock, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. Since our stock is listed on the NASDAQ Global Market, our common stock will be treated as “marketable stock” for this purpose, provided that our common stock is regularly traded on such market in accordance with applicable Treasury regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common stock at the end of the taxable year over such holder’s adjusted tax basis in the common stock. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in his common stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder. A mark-to-market election under the passive foreign investment company rules with respect to our common stock would not apply to a Subsidiary PFIC, and a U.S. Holder would generally not be able to make such a mark-to-market election in respect of such U.S. Holder’s indirect interest in a Subsidiary PFIC. Consequently, U.S. Holders could be subject to the passive foreign investment company rules with respect to income of a Subsidiary PFIC, the value of which had already been taken into account indirectly via mark-to-market adjustments with respect to our shares.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election.  Finally, if we were to be treated as a passive foreign investment company for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark-to-market” election for that year, whom we refer to as a “Non-Electing Holder,” would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holders’ aggregate holding period for the common stock;

•	the amount allocated to the current taxable year and any taxable year before we became a passive foreign investment company would be taxed as ordinary income; and

•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our common stock. If a Non-Electing Holder who is an individual dies while owning our common stock, such holder’s successor generally would not receive a step-up in tax basis with respect to such stock.

United States Federal Income Taxation of “Non-U.S. Holders”

A beneficial owner of common stock that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder.”

Dividends on Common Stock.  Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on dividends received from us with respect to our common stock, unless that income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

If the Non-U.S. Holder is entitled to the benefits of a United States income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

Sale, Exchange or Other Disposition of Common Stock.  Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common stock, unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-U.S. Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the common stock, including dividends and the gain from the sale, exchange or other disposition of the stock that is effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, if you are a corporate Non-U.S. Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements. Such payments will also be subject to backup withholding tax if you are a non-corporate U.S. Holder and you:

•	fail to provide an accurate taxpayer identification number;

•	are notified by the Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

•	in certain circumstances, fail to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY, as applicable.

If you sell your stock to or through a United States office or broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption. If you sell your stock through a non-United States office of a non-United States broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell your stock through a non-United States office of a broker that is a United States person or has some other contacts with the United States.

Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

We encourage each stockholder to consult with his, her or its own tax advisor as to particular tax consequences to it of holding and disposing of our shares, including the applicability of any state, local or foreign tax laws and any proposed changes in applicable law.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated          , 2009, Dahlman Rose & Company, LLC, as underwriter, has agreed to purchase and we have agreed to sell to it, the number of shares of common stock indicated below:

Name	Number of Shares

Dahlman Rose & Company, LLC

Total

The address for Dahlman Rose & Company, LLC is 142 West 57th Street, New York, New York.

The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriter is not required to take or pay for the shares of common stock covered by the underwriter’s over-allotment option described below.

The underwriter initially proposes to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at that price less a concession not in excess of $      per share. If all the shares are not sold at the public offering price, the underwriter may change the offering price and the other selling terms.

We have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus, to purchase up to           shares of our common stock at the public offering price less the underwriting discount. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, the underwriter will become obligated, subject to certain conditions, to purchase such shares.

The following table shows the per share and total purchase price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase up to           shares of our common stock.

	Total per	No	Full
	Share	Exercise	Exercise

Purchase price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $     .

Our common stock, Class W warrants and Class Z warrants are listed on the NASDAQ Global Market under the symbols “FREE,” “FREEW” and “FREEZ,” respectively.

We and each of our officers and directors and certain stockholders have agreed that, subject to specified exceptions, without the prior written consent of Dahlman Rose & Company, LLC, we and they will not, during the period ending 75 days from the date of this prospectus:

•	directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for our common stock or file any registration statement under the Securities Act with respect to any of the foregoing; or

•	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of common stock;

whether any such transaction described above is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise. In addition, each such person agrees that, without the prior written consent of Dahlman Rose & Company, LLC, it will not, during the period ending 75 days after the date of this prospectus, exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for shares of common stock.

Notwithstanding the foregoing, if (i) during the last 17 days of the 75-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 75-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 75 day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

In order to facilitate the offering of shares of common stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of common stock. Specifically, the underwriter may sell more shares of common stock than it is obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares of common stock available for purchase by the underwriter under the over-allotment option. The underwriter can close out a covered short sale by exercising the over-allotment option or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out a covered short sale, the underwriter will consider, among other things, the open market price of shares of common stock compared to the price available under the over-allotment option. The underwriter may also sell shares of common stock in excess of the over-allotment option, creating a naked short position. The underwriter must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriter may bid for, and purchase, shares of common stock in the open market to stabilize the price of the shares of common stock.

The underwriter also may impose a penalty bid. Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when Dahlman Rose & Company, LLC repurchases shares of common stock originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may raise or maintain the market price of the shares of common stock above independent market levels or prevent or retard a decline in the market price of the shares of common stock. The underwriter is not required to engage in these activities, which may be effected in the NASDAQ Global Market or otherwise and, if commenced, may end any of these activities at any time.

We and the underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

A prospectus in electronic format may be made available on websites maintained by the underwriter, or selling group members, if any, participating in this offering. Dahlman Rose & Company, LLC may agree to allocate a number of shares of common stock for sale to its online brokerage account holders.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of shares described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriter with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriter, is authorized to make any further offer of the shares on behalf of the sellers or the underwriter.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses that we expect to incur in connection with this distribution. With the exception of the SEC registration fee, all amounts are estimates.

SEC Registration Fee	$	$837
Printing Expenses	$
Legal Fees and Expenses	$
Accounting Fees and Expenses	$
NASDAQ Fee	$
FINRA Fee	$
Transfer Agent Fees	$
Miscellaneous	$
Total	$

The above expenses will be paid by us.

LEGAL MATTERS

The validity of the securities offered in this prospectus are being passed upon for us by Reeder & Simpson, P.C., special Marshall Islands counsel for FreeSeas. Broad and Cassel, Miami, Florida, a general partnership including professional associations, is acting as counsel to FreeSeas connection with United States securities laws. Certain legal matters in connection with this offering will be passed upon for the underwriter by Morgan, Lewis & Bockius LLP, New York, New York.

EXPERTS

The financial statements of FreeSeas Inc. as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) included in this prospectus have been so included in reliance on the audit report of PricewaterhouseCoopers, S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

In May 2009, our audit committee determined to engage Ernst & Young (Hellas) Certified Auditors Accountants S.A. in Athens, Greece as our independent registered public accounting firm for the fiscal year ending December 31, 2009, replacing PricewaterhouseCoopers, S.A., or PWC. This change was ratified by our shareholders at our annual meeting held on September 17, 2009. The replacement of PWC is not a result of any disagreements with them on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. PWC’s report on FreeSeas financial statements for the years ended December 31, 2008, December 31, 2007 and December 31, 2006 did not contain an adverse opinion or a disclaimer of opinion nor was such report qualified or modified as to uncertainty, audit scope or accounting principles.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form F-1 with the SEC in connection with this offering. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement is qualified by reference to that exhibit for a complete statement of its provisions.

We also file annual and others reports and other information with the SEC. You may read and copy any report or document we file, and the registration statement, including the exhibits, may be inspected at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Quotations for the prices of our common stock and warrants currently appear on the NASDAQ Global Market.

As a “foreign private issuer,” we are exempt from the rules under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), prescribing the furnishing and content of proxy statements to shareholders. Although we have opted out of the NASDAQ rules requiring NASDAQ-listed companies to provide proxy statements to shareholders, we currently expect to continue to furnish proxy statements to our shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

FREESEAS INC.

FREESEAS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(All amounts are expressed in thousands of United States dollars)

	June 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,091	$3,378
Trade receivables, net	2,225	812
Insurance claims	9,906	17,807
Due from related party	1,948	1,634
Inventories	618	579
Back log assets	—	907
Restricted cash	1,704	1,095
Prepayments and other	889	972

Total current assets	$19,381	$27,184
Fixed assets, net	267,319	275,405
Deferred charges, net	3,150	3,772
Restricted cash and time deposits	1,500	1,500

Total non-current assets	$271,969	$280,677

Total Assets	$291,350	$307,861

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$11,353	$10,916
Accrued liabilities	1,658	11,347
Due to related party	21	12
Unearned revenue	989	1,320
Derivative Financial instruments — current portion	532	473
Deferred revenue — current portion	441	—
Bank loans — current portion	32,290	26,700

Total current liabilities	$47,284	$50,768
NON-CURRENT LIABILITIES:
Derivative Financial instruments — net of current portion	817	1,337
Deferred revenue — net of current portion	1,072	1,251
Bank loans — net of current portion	114,560	133,650

Total long — term liabilities	$116,449	$136,238
Commitments and Contingencies
SHAREHOLDERS’ EQUITY:
Common stock	$21	$21
Additional paid-in capital	110,328	110,322
Retained earnings	17,268	10,512

Total shareholders’ equity	$127,617	$120,855

Total Liabilities and Shareholders’ Equity	$291,350	$307,861

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FREESEAS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE SIX MONTHS ENDED June 30, 2009 and 2008
(All amounts are expressed in thousands of United States dollars, except for share and per share data)

	2009	2008

OPERATING REVENUES	$29,923	$23,755

OPERATING EXPENSES:
Vessel operating expenses	(7,401)	(7,381)
Voyage expenses	(638)	(255)
Depreciation expense	(8,086)	(5,040)
Amortization of deferred dry docking and special survey costs	(774)	(274)
Management fees to a related party	(838)	(1,032)
Commissions	(1,589)	(1,160)
Stock-based compensation expense	(6)	(54)
General and administrative expenses	(1,773)	(1,306)

Income from operations	$8,818	$7,253
OTHER INCOME (EXPENSES):
Interest and finance costs	$(2,446)	$(2,520)
Loss on debt extinguishment	—	(639)
Change in derivative financial instruments’ fair value	460	(54)
Interest income	14	535
Other	(89)	(105)

	$(2,061)	$(2,783)

Net income	$6,757	$4,470

Basic earnings per share	$0.32	$0.21
Diluted earnings per share	$0.32	$0.20
Basic weighted average number of shares	21,171,329	20,839,854
Diluted weighted average number of shares	21,171,329	21,851,940

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FREESEAS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX-MONTHS ENDED JUNE 30, 2009 AND 2008
(All amounts are expressed in thousands of United States dollars)

	2009	2008

Cash Flows from Operating Activities:
Net income	$6,757	$4,470
Adjustments to reconcile net income to net cash
Depreciation	8,086	5,040
Amortization of deferred charges	220	100
Provision for bad debts	100	48
Amortization of dry docking and special survey costs	774	274
Compensation cost for stock options granted	6	54
Loss on debt extinguishment	—	639
Change in derivative financial instruments’ fair value	(460)	54
Amortization of back log assets	907	—
Amortization of deferred revenue	262	(430)
Changes in:
Trade receivables	(1,413)	(455)
Insurance claims	7,901	(427)
Due from related party	(314)	(560)
Inventories	(39)	(275)
Prepayments and other	83	(162)
Accounts payable	437	6,140
Accrued liabilities	(9,789)	(8,535)
Due to related party	9	—
Unearned revenue	(331)	791
Dry-docking and special survey costs	(345)	(2,054)

Net Cash from Operating Activities	$12,851	$4,712

Cash flows from Investing Activities:
Vessel acquisitions	—	(77,570)
Advances for vessel acquisitions	—	(6,520)

Net Cash used in Investing Activities	$—	$(84,090)

Cash flows from Financing Activities:
Increase in restricted cash	(609)	(775)
Proceeds from long term loan	—	76,750
Payments of bank loans	(13,500)	(32,850)
Shareholders contributions-exercise of options and warrants	—	2,087
Common Stock dividends	—	(7,335)
Deferred financing costs	(29)	(437)

Net Cash from (used in) Financing Activities	$(14,138)	$37,440

Net decrease in cash and cash equivalents	$(1,287)	$(41,938)

Cash and cash equivalents, beginning of period	$3,378	$63,394

Net change in cash	$(1,287)	$(41,938)

Cash and cash equivalents, end of period	$2,091	$21,456

Supplemental Cash Flow Information:
Cash paid for interest	$2,731	$2,090

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

FREESEAS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts are expressed in thousands of United States dollars, except for share and per share data)

1.	Financial Statements

The accompanying unaudited condensed consolidated financial statements include the accounts of FreeSeas Inc. and its wholly owned subsidiaries.

FreeSeas Inc., formerly known as Adventure Holdings S.A., was incorporated in the Marshall Islands on April 23, 2004, for the purpose of being the ultimate holding Company of ship-owning companies. Hereinafter, the consolidated companies referred to below will be referred to as “FreeSeas,” “the Group” or “the Company.”

During the six-month period ended June 30, 2009, the Group owned and operated seven Handysize and two Handymax dry bulk carriers as listed below:

					Date of	Date of
Vessel Name	Owning Company	Type	Dwt	Built	Acquisition	Disposal

M/V Free Destiny	Adventure Two S.A.	Handysize	25.240	1982	3-Aug-04	N/A
M/V Free Envoy	Adventure Three S.A.	Handysize	26.318	1984	29-Sep-04	N/A
M/V Free Fighter	Adventure Four S.A.	Handysize	38.905	1982	14-Jun-05	27-Apr-07
M/V Free Goddess	Adventure Five S.A.	Handysize	22.051	1995	30-Oct-07	N/A
M/V Free Hero	Adventure Six S.A.	Handysize	24.318	1995	3-Jul-07	N/A
M/V Free Knight	Adventure Seven S.A.	Handysize	24.111	1998	19-Mar-08	N/A
M/V Free Jupiter	Adventure Eight S.A.	Handymax	47.777	2002	5-Sep-07	N/A
M/V Free Impala	Adventure Nine S.A.	Handysize	24.111	1997	2-Apr-08	N/A
M/V Free Lady	Adventure Ten S.A.	Handymax	50.246	2003	7-Jul-08	N/A
M/V Free Maverick	Adventure Eleven S.A.	Handysize	23.994	1998	1-Sep-08	N/A

The Company’s fleet is managed by Free Bulkers S.A., a Marshall Islands company,(“Free Bulkers”), a company owned by the chief executive officer of FreeSeas. Free Bulkers is not included in the consolidation.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, for interim financial information. Accordingly, they do not include all the information and notes required by U.S. GAAP for complete financial statements. These condensed consolidated financial statements have been prepared on the same basis, and should be read in conjunction with the financial statements for the year ended December 31, 2008 included in the Company’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 15, 2009 and, in the opinion of management, reflect all normal recurring adjustments considered necessary for a fair presentation of the Company’s financial position, results of operations and cash flows for the periods presented. Operating results for the six months ended June 30, 2009 are not necessarily indicative of the results that might be expected for the fiscal year ending December 31, 2009.

The consolidated balance sheet as of December 31, 2008 has been derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2008, but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements.

2.	Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 160 “Non-controlling Interests in Consolidated Financial Statement-an amendment of ARB No. 51.” SFAS No. 160 amends Accounting Research Bulletin (“ARB”) No. 51, to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. This standard defines a non-controlling interest, previously called

FREESEAS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts are expressed in thousands of United States dollars, except for share and per share data)

a minority interest, as the portion of equity in a subsidiary not attributable, directly or indirectly, to the Company. SFAS No. 160 requires, among other items, that a non-controlling interest be included in the consolidated statement of financial position within equity separate from the Company’s equity; consolidated net income to be reported at amounts inclusive of both the Company’s and non-controlling interest’s shares and, separately, the amounts of consolidated net income attributable to the Company and non-controlling interest all on the consolidated statement of income; and if a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary be measured at fair value and a gain or loss be recognized in net income based on such fair value. This Statement is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008, which corresponds to the Company’s year beginning January 1, 2009. The adoption of SFAS No. 160 did not have any impact on the Company’s consolidated financial statements. In March 2008, the FASB issued SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133.” SFAS No. 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The adoption of SFAS No. 161 did not have any effect on the financial condition, results of operations or liquidity of the Company.

In April 2008, FASB issued FASB FSP No. 142-3 “Determination of the useful life of intangible assets.” This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142 “Goodwill and Other Intangible Assets.” The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under Statement 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141(R), “Business Combinations,” and other U.S. GAAP. This FSP is effective for FreeSeas for fiscal year beginning January 1, 2009. Early adoption was prohibited. The adoption of FSP No. 142-3 did not have any effect on the Company’s consolidated financial statements.

In May 2008, the FASB issued SFAS No. 165 “Subsequent events” which establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, this Statement sets forth: a) The period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements b) The circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements c). The disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This Statement does not result in significant changes in the subsequent events that an entity reports — either through recognition or disclosure — in its financial statements. This Statement introduces the concept of financial statements being available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. In accordance with this Statement, an entity should apply the requirements to interim or annual financial periods ending after June 15, 2009. The Company has adopted SFAS No. 165 for the financial period ended June 30, 2009.

In June 2008, FASB issued EITF Issue No. 07-5 “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”) to provide guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock. According to EITF 07-5 an instrument or embedded feature that is both indexed to an entity’s own stock and potentially

FREESEAS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts are expressed in thousands of United States dollars, except for share and per share data)

settled in shares may be exempt, if certain other criteria are met, from mark-to-market accounting of derivative financial instruments. EITF 07-5 addresses instruments with contingent and other adjustment features that may change the exercise price or notional amount or otherwise alter the payoff at settlement. The Issue is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The guidance in this Issue shall be applied to outstanding instruments as of the beginning of the fiscal year in which this Issue is initially applied. The cumulative effect of the change in accounting principle shall be recognized as an adjustment to the opening balance of retained earnings for that fiscal year, presented separately. The adoption of EITF 07-5 did not have any impact on the Company’s financial position and results of operations.

In October 2008, the FASB issued the FSP No. 157-3, which clarifies the application of SFAS No. 157 “Fair Value Measurements” in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that asset is not active. This FSP applies to financial assets within the scope of accounting pronouncements that require or permit fair value measurements in accordance with SFAS No. 157. The FSP shall be effective upon issuance, including prior periods for which financial statements have not been issued. Revisions resulting from a change in the valuation technique or its application shall be accounted for as a change in accounting estimate (“FASB Statement No. 154 “Accounting changes and Error Corrections,” paragraph 19). The disclosure provisions of SFAS No. 154 for a change in accounting estimate are not required for revisions resulting from a change in valuation technique or its application. The application of FSP No. 157-3 did not have a material effect on the Company’s consolidated financial statements.

In April 2009, the FASB issued FASB Staff Position FAS 157-4, Determining Fair Value when the Volume and Level of Activity for the Asset or Liability have Significantly Decreased and Identifying Transactions that are not Orderly (“FSP 157-4”). FSP 157-4 affirms that the objective of fair value when the market for an asset is not active is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The FSP provides guidance for estimating fair value when the volume and level of market activity for an asset or liability have significantly decreased and determining whether a transaction was orderly. This FSP is applied prospectively and is effective for interim and annual periods ending after June 15, 2009. The adoption of this statement did not have any impact on the Company’s financial condition or results of operations.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP 107-1”). FSP 107-1 requires an entity to provide the annual disclosures required by FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, in its interim consolidated financial statements. This FSP is applied prospectively and is effective for interim and annual periods ending after June 15, 2009. The adoption of this statement did not have any impact on the Company’s financial condition or results of operations.

In June 2009, the FASB issued FASB Statement No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140” (“SFAS 166”). SFAS 166 eliminates the concept of a qualifying special-purpose entity, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies other sale-accounting criteria, and changes the initial measurement of a transferor’s interest in transferred financial assets. SFAS 166 will be effective for transfers of financial assets in fiscal years beginning after November 15, 2009, and in interim periods within those fiscal years with earlier adoption prohibited. The Company does not anticipate that the adoption of SFAS 166 will have any effect on the Company’s consolidated financial statements.

In June 2009, the FASB issued SFAS No. 167 “Amendments to FASB Interpretation No. 46(R). The Board’s objective in issuing this Statement is to improve financial reporting by enterprises involved with

FREESEAS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts are expressed in thousands of United States dollars, except for share and per share data)

variable interest entities. The Board undertook this project to address (1) the effects on certain provisions of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, as a result of the elimination of the qualifying special-purpose entity concept in FASB Statement No. 166, Accounting for Transfers of Financial Assets, and (2) constituent concerns about the application of certain key provisions of Interpretation 46(R), including those in which the accounting and disclosures under the Interpretation do not always provide timely and useful information about an enterprise’s involvement in a variable interest entity. This Statement shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. The Company does not anticipate that the adoption of SFAS 167 will have any effect on the Company’s consolidated financial statements.

In June 2009, the FASB issued FASB Statement No. 168, “The FASB Accounting Standards Codificationtm and the Hierarchy of Generally Accepted Accounting Principles-a replacement of FASB Statement No. 162”. The objective of this Statement is to replace Statement 162 and to establish the FASB Accounting Standards Codificationtm (“Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Statement will be effective for the Company for financial statements issued for interim and annual periods ending after September 15, 2009. On the effective date of this Statement, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. The Company does not anticipate the adoption of SFAS 168 will have any impact on the Company’s financial position or results of operations.

3.  Related Party Transactions

Purchases of services

All vessels listed in Note 1 receive management services from Free Bulkers, pursuant to ship management agreements between each of the ship-owning companies and Free Bulkers. Each agreement provides for a monthly technical management fee of $15 (on the basis that the $/Euro exchange rate is 1.30 or lower; if on the first business day of each month the $/Euro exchange rate exceeds 1.30, then the management fee payable will be increased for the month in question, so that the amount payable in $ will be the equivalent in Euro based on 1.30 $/Euro exchange rate). FreeSeas also pays Free Bulkers a fee equal to 1.25% of the gross freight or hire from the employment of FreeSeas’ vessels and a 1% commission on the gross purchase price of any new vessel acquired or the gross sale price of any vessel sold by FreeSeas with the assistance of Free Bulkers. FreeSeas also reimburses, at cost, the travel and other personnel expenses of the Free Bulkers staff, including the per diem paid by Free Bulkers to its staff, when they are required to attend FreeSeas’ vessels at port. FreeSeas believes that it pays Free Bulkers industry standard fees for these services. In turn, Free Bulkers has entered into an agreement with Safbulk Pty Ltd., a company controlled by one of the Group’s affiliates, for the outsourcing of the Company’s commercial management of the fleet. Free Bulkers is entitled to a termination fee if the agreement is terminated upon a “change of control” as defined in the agreement. Such termination fee would currently amount to approximately $85,000.

Effective January 1, 2008, the Company began to pay an annual fee of $500 to Free Bulkers as compensation for services related to FreeSeas’ accounting and financial reporting obligations and implementation of Sarbanes-Oxley internal control over financial reporting procedures. On October 1, 2008, the Company entered into an amended and restated services agreement. In connection, with the amendment of the

FREESEAS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts are expressed in thousands of United States dollars, except for share and per share data)

services agreement, Free Bulkers is also now responsible for executing and supervising all of the Company’s operations based on the strategy devised by the board of directors and subject to the approval of the Company’s board of directors. Free Bulkers is responsible, among other things, for general administrative, office and support services necessary for the Company’s operations and the Company’s fleet, including technical and clerical personnel, communication, accounting, and data processing services; advising the Company’s board of directors when opportunities arise to purchase, including through newbuildings, or to sell any vessels; and negotiating all borrowings, deposits and lending arrangements for us. The annual fee for the services provided under the amended services agreement was agreed to $1,200 (on the basis that the $/Euro exchange rate is 1.35 or lower; if on the last business day of each month the $/Euro exchange rate exceeds 1.35, then the management fee payable for the following month will be increased, so that the amount payable in $ will be the equivalent in Euro based on 1.35 $/Euro exchange rate), including the $500 mentioned above.

Fees and expenses charged by Free Bulkers are included in the accompanying condensed consolidated statements of income in “Management fees to a related party” and “General and administrative expenses”. The total amounts charged for the six-month periods ended June 30, 2009 and 2008 amounted to $1,446 ($838 of management fees and $608 of accounting fees) and $1,032 ($782 of management fees and $250 of accounting fees), respectively.

The balance due from Free Bulkers as of June 30, 2009 and December 31, 2008 was $1,948 and $1,634, respectively. Amounts charged by related parties for office space during the six months periods ended June 30, 2009 and 2008 were $75 and $91, respectively.

The loan of $26,250 which has been used to partly finance the acquisition of the M/V Free Impala in April 2008, which as of June 30, 2009 has an outstanding balance of $23,250, has been granted by First Business Bank (FBB) in which one of the Company’s major shareholders holds a substantial interest. Interest charged under the loan facility for the six month period ended June 30, 2009 and June 30, 2008, amounts to $294 and $262, respectively and is included in the interest and finance cost in the accompanying condensed consolidated statements of income.

Mr. Constantinos Varouxakis, the brother of Mr. Ion Varouxakis, the Company’s chairman, chief executive officer and president, is associated with a ship-brokering company named Navar Inc. Free Bulkers and Safbulk use such brokering company, from time to time, as one of the shipping brokers for the Company’s fleet. During the six-month period ended June 30, 2009 and 2008, Navar Inc. charged the Company commissions of $21 and $0, respectively, which are included in “Voyage expenses” in the accompanying condensed consolidated statements of income. The balance due to Navar Inc. as of June 30, 2009 and December 31, 2008 was $21 and $12, respectively.

4.	Fixed Assets, net

		Accumulated	Net
	Vessel Cost	Depreciation	Book Value

December 31, 2008	$298,514	$(23,109)	$275,405
Depreciation	—	(8,086)	(8,086)

June 30, 2009	$298,514	$(31,195)	$267,319

During the six months ended June 30, 2009, there were no vessel acquisitions. During the six months ended June 30, 2008 the Company purchased the M/V Free Knight on March 19, 2008, for a cash purchase price of $39,250 and related purchase costs of $400, and the M.V Free Impala on April 2, 2008, for a cash purchase of $37,500 and related costs of $420. Both vessels were purchased from parties affiliated to F.S. HOLDINGS LIMITED, one of our major shareholders. As of June 30, 2008, advances of $6,520 were made to the sellers of the M/V Free Lady which was acquired in July 2008.

FREESEAS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts are expressed in thousands of United States dollars, except for share and per share data)

All of the Company’s vessels have been provided as collateral to secure the bank loans discussed in Note 7 below.

Depreciation.  Effective April 1, 2009, and following management’s reassessment of the useful lives of the Company’s assets, the vessels’ useful life was increased from 27 to 28 years. Management’s estimate was based on the current vessels’ operating condition, as well as the conditions prevailing in the market for same type of vessels. The effect of this change in accounting estimate, which did not require retrospective adoption as per SFAS No. 154 “Accounting Changes and Error Corrections” was to increase net income for the six-month periods ended June 30, 2009 by $313 or $0.01 per share.

5.	Back-log Assets

The Company estimates the fair values of any below or above market time charters assumed when a vessel is acquired. The difference between market and assumed below or above market charter value is discounted using the weighted average cost of capital method and is recorded as deferred revenue or a back-log asset and amortized, on a straight line basis, to revenue over the remaining life of the assumed time charter. The back log asset relating to the acquisition of the Free Maverick which was acquired in September 2008 was fully amortized during the six — month period ended June 30, 2009. There were no back-log assets during the same period of 2008.

6.	Derivatives Financial Instruments at Fair Value

The Company is exposed to interest rate fluctuations associated with its variable rate borrowings and its objective is to manage the impact of such fluctuations on earnings and cash flows of its borrowings. In this respect, the Company uses interest rate swaps to manage net exposure to interest rate fluctuations related to its borrowings and to lower its overall borrowing costs.

During the second half of 2007, in conjunction with the $68,000 HSH Nordbank senior loan, the Company entered into two interest rate swap agreements that did not qualify for hedge accounting. As such, the fair value of these agreements and changes therein were recognized in the balance sheets and statements of income, respectively. On April 14, 2008, upon completion of the refinancing of the HSH Nordbank loan, the aforesaid interest rate swap contracts were assumed by Credit Suisse, the refinancing bank, through the execution of novation agreements.

Under the terms of the two swap agreements, the Company makes quarterly payments to the counterparty based on decreasing notional amounts, standing at $10,500 and $5,600 as of June 30, 2009 at fixed rates of 5.07% and 5.55% respectively, and the counterparty makes quarterly floating-rate payments at LIBOR to the Company based on the same decreasing notional amounts. The swaps mature in September 2015 and July 2015, respectively. There were no further interest rate swaps agreements concluded in 2009 and 2008.

The changes in fair value of the Company’s two interest rate swaps resulted in an unrealized gain of $460 and an unrealized loss of $(54) for the six-month periods ended June 30, 2009, and 2008, respectively, which is separately reflected in the accompanying condensed consolidated statements of income.

Effective January 1, 2008, the Company adopted SFAS No. 157. SFAS No. 157 clarifies the definition of fair value, prescribes methods of measuring fair value, establishes a fair value hierarchy based on the inputs used to measure fair value and expands disclosures about the use of fair value measurements. In accordance with FSP No. 157-2, the Company deferred the adoption of SFAS No. 157 for its nonfinancial assets and nonfinancial liabilities, except those items recognized or disclosed at fair value on an annual or more frequently recurring basis, until January 1, 2009. The adoption of the remaining provisions of SFAS No. 157 did not have a material impact on the Company’s fair value measurements.

FREESEAS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts are expressed in thousands of United States dollars, except for share and per share data)

The Company’s derivative financial instruments are valued using pricing models that are used to value similar instruments. Where possible, the Company verifies the values produced by its pricing models to market prices. Valuation models require a variety of inputs, including contractual terms, market prices, yield curves, credit spreads, measures of volatility and correlations of such inputs. The Company’s derivatives trade in liquid markets, and as such, model inputs can generally be verified and do not involve significant management judgment. Such instruments are typically classified within Level 2 of the fair value hierarchy. The Company classifies the derivative financial instruments within Level 2 of the fair value hierarchy.

7.	Long-term Bank Debt

As of June 30, 2009, the Company’s bank debt is analyzed as follows:

December 31, 2008	$53,850	$81,750	$24,750	$160,350
Additions	—	—	—	—
Payments	(7,500)	(4,500)	(1,500)	(13,500)

June 30, 2009	$46,350	$77,250	$23,250	$146,850

The Company and its subsidiaries have obtained financing from affiliated and unaffiliated lenders for its vessels. On March 20, 2009, the Company entered into a term sheet with Hollandsche Bank-Unie N.V. (“HBU”), pursuant to which HBU agreed to refinance the balloon payment due on August 1, 2009 on overdraft facility IV, amounting to $27,100, with a new 3.5 year facility which is payable as follows: 13 quarterly installments of $600 beginning on August 1, 2009 and one balloon payment of $19,300 on November 1, 2012. The new facility will bear interest at the rate of 3.00% above LIBOR, increased by a “liquidity premium” to be determined following the signing of the restated agreement. The existing conditional HBU overdraft facility III amounting to $3,000 was terminated upon the refinancing of the balloon payment in August 2009. Effective September 15, 2009, the Company entered into an amended and restated agreement with HBU based on the term sheet signed on March 20, 2009, amending the loan-to-value ratio introduced in the term sheet and incorporating the modified interest coverage and debt service coverage ratios introduced in the waiver letter obtained on July 17, 2009, as discussed in Note 10 a. (ii).

All the Company’s credit facilities bear interest at LIBOR plus a margin, ranging from 2.00% to 4.25%, and are secured by mortgages on the financed vessels and assignments of vessels’ earnings and insurance coverage proceeds. They also include affirmative and negative financial covenants of the borrowers, including maintenance of operating accounts, minimum cash deposits, average cash balances to be maintained with the lending banks and minimum ratios for the fair values of the collateral vessels compared to the outstanding loan balances. Each borrower is restricted under its respective loan agreement from incurring additional indebtedness, changing the vessels’ flag without the lender’s consent or distributing earnings.

The weighted average interest rate for the six month periods ended June 30, 2009 and 2008 was 2.3% and 3.0%, respectively. Interest expense incurred under the above loan agreements amounted to $1,795 and $1,930 for the six month periods ended June 30, 2009 and 2008, respectively, and is included in Interest and finance costs in the accompanying unaudited condensed consolidated statements of income.

The Company’s loan agreements contain various financial covenants as follows:

a) Credit Suisse loan agreement: i) the Company should maintain minimum cash balance of $375 for each of the Company’s vessels covered by the loan agreement; ii) the aggregate fair market value of the financed vessels must not be less than 135% of the outstanding loan balance.

b) FBB loan agreement: i) the Company should maintain on average corporate liquidity at least $3,000, the free cash balance as of June 30, 2009 being $2,091; ii) the leverage ratio of the corporate

FREESEAS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts are expressed in thousands of United States dollars, except for share and per share data)

guarantor should not at any time exceed 68%; iii) the ratio of EBITDA to net interest expense must not be less than 3; iv) the fair market value of the financed vessel must not be less than 130% of the outstanding loan balance.

c) HBU loan agreement: i) the interest coverage ratio should not be less than 2.5; ii) the debt service coverage ratio should not be less than 1.10; iii) the gearing ratio should not exceed 2.5; iv) the outstanding loan balance should not be more than 70% of the fair market value of the financed vessels.

In the event of non compliance with the covenants prescribed in the loan agreements, including due to a sharp decline in the market value of the Company’s vessels, such non-compliance would constitute a potential event of default in the absence of available additional assets or cash to secure the Company’s debt and bring the Company into compliance with the debt covenants, and could result in the lenders requiring immediate payment of the loans.

As of December 31, 2008, March 31, 2009 and June 30, 2009, the Company was not in compliance with certain original loan covenants and has obtained the following waivers:

On March 17, 2009, FBB agreed to waive any breach of the 130% value to loan covenant for the mortgaged vessel and any breach of the Company’s ratio of total liabilities to total assets from January 1, 2009 until January 1, 2010. Further, FBB has confirmed that no event of default had occurred as of December 31, 2008. Effective as January 1, 2009, the interest payable increased from 1.375% above LIBOR to 2.00% above LIBOR. In May 2009, the Company initiated discussions with FBB in order to extent the waiver related to the value to loan covenant up to July 1, 2010 which were concluded on July 17, 2009 as discussed in Note 10(a)(i).

On March 20, 2009, based on the term sheet discussed above, HBU agreed to waive any breach of the 70% loan-to value-ratio in the Company’s existing credit agreements during the period from October 1, 2008 through July 1, 2010. A new value-to-loan covenant ratio was introduced to the existing credit agreement, as well as to the new $27,100 facility discussed above and is as follows: (i) 100% as per July 1, 2010, (ii) 110% as per July 1, 2011, (iii) 120% as per July 1, 2012 and (iv) 125% as per December 31, 2012. In addition, commencing March 1, 2009, interest due on the continuing term loan and overdraft facilities increased from 1.30% above LIBOR to 2.25% above LIBOR. In May 2009, the Company initiated discussions with HBU in order to obtain waiver for the covenants related with the interest coverage ratio and debt service coverage ratio which, according to management estimates, is not probable of being achieved in the twelve-month period following the balance sheet date. These discussions were concluded on July 17, 2009 when the Company obtained a waiver amending the terms of these covenants for a period up to and including 31 December 2010 as discussed in Note 10(a) (i).

On March 23, 2009, Credit Suisse agreed to waive any breach of the 135% value-to-loan covenant from October 1, 2008 until March 31, 2010. In consideration of the waiver, the Company agreed to a prepayment of $5,000 on July 31, 2009. In addition, from March 23, 2009 until March 31, 2010, the interest payable on the loan shall increase to 2.25% above LIBOR from 1.25% above LIBOR.

Based on the waivers and waiver renewals discussed above and in Note 10 (a) (i), all of the debt continues to be classified as long-term, except for the principal payments falling due in the next 12 months and the $10,890 with Credit Suisse, which has been recorded as current to reflect the difference between the collateral vessels’ market value and value-to-loan covenant requirements in effect in the second quarter of 2010.

FREESEAS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts are expressed in thousands of United States dollars, except for share and per share data)

The table below presents the repayment schedule of the outstanding debt under the above credit facilities as of June 30, 2009:

	Long-Term Debt Repayment Due by Period
					More than
	Total	Up to 1 Year	1-3 Years	3-5 Years	5 Years

HBU	$46,350	$5,400	$10,800	$25,900	$4,250
CREDIT SUISSE	77,250	23,890	16,000	16,000	21,360
FBB	23,250	3,000	6,000	6,000	8,250

As of June 30, 2009	$146,850	$32,290	$32,800	$47,900	$33,860

The prevailing and anticipated charter rates and vessel values may not be sufficient to bring the Company into compliance with certain of its debt covenants in the future, upon expiration of the waivers received from the Company’s lenders. Management is in continuous contact with the lending banks and believes that the Company will cure any event of non-compliance in a timely manner. In addition, management expects that the lenders would not declare an event of default, therefore not demand immediate repayment of the bank debt, provided that the Company pays loan principal installments and accumulated or accrued interest as they fall due under the existing bank debt. Cash being generated from operations is expected to be sufficient for this purpose. There can be no assurance however that once the waivers discussed above expire, and in the event of non — compliance with such debt covenants in the future years, the lenders will further extend the waiver period.

8.	Commitments and Contingencies

Various claims, suits, and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to the operations of the Company’s vessels. Currently, management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying condensed consolidated financial statements. The Company accrues for the cost of environmental liabilities when management becomes aware that a liability is probable and is able to reasonably estimate the probable exposure. Currently, management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying condensed consolidated financial statements. The Company’s protection and indemnity (P&I) insurance coverage for pollution is $1 billion per vessel per incident.

On September 21, 2007, the vessel M/V Free Jupiter ran aground off the coast of the Philippines. The Company worked in consultation with insurance brokers and the salvage company, SMIT Singapore PTE Ltd., to address the incident. Operations to re-float the vessel were completed under a Lloyd’s Open Form agreement with the salvage company. This agreement is a standard agreement used internationally for such purposes and imposes obligations on the salvage company to conduct its operations in a manner that will preserve the vessel’s cargo and that will not cause damage to the environment. The vessel was returned to service in February 2008. On February 9, 2009, the Company entered into an agreement with the Salvors and hull and machinery insurers pursuant to which a settlement in the amount of $9,500 has been agreed to as the compensation amount under the Lloyd’s Open Form services in connection with the salvage operation. Of the $9,500 settlement amount, the hull and machinery underwriters have agreed to pay $8,500 (and already disbursed $8,310) and the remaining $1,000 balance represents the amount which is expected to be recovered upon completion of the average adjustment and apportionment between insurers. As at June 30, 2009, the outstanding balance of the specific claim receivable amounted to $9,489. The Company believes that the amount of the claim will be received in full.

FREESEAS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts are expressed in thousands of United States dollars, except for share and per share data)

On April 07, 2009, the vessel M/V Free Impala suffered from engine breakdown at Honolulu. Total cost of repairs performed and other costs incurred amounting to $362 are claimable from hull and machinery underwriters. The expenses relating with this incident have been submitted to adjusters’ surveyor and surveyor report is expected in the following months. As at June 30, 2009, the balance of the specific claim receivable amounts to $362. The Company believes that the amount of the claim will be received in full.

9.	Earnings per Share

The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. The computation of the dilutive common shares outstanding does not include the 12,500 Series A and 65,000 Series B Unit options, for 150,000 shares and 260,000 shares respectively, as their exercise price was greater than the average market price and 170,000 options for common shares under the Company’s stock compensation plan of which 140,000 are vested as of June 30, 2009.

The components of the denominator for the calculation of basic earnings per share and diluted earnings per share are as follows:

	June 30, 2009	June 30, 2008

Numerator:
Net income	$6,757	$4,470
Weighted average common shares outstanding	21,171,329	20,839,854
Diluted Weighted average common shares outstanding	21,171,329	21,851,940
Dilutive potential common shares:
Options	—	22,313
Warrants	—	989,773

Dilutive effect	—	1,012,086
Earning per share:
Basic earnings per common share	$0.32	$0.21
Diluted earnings per common share	$0.32	$0.20

At June 30, 2009, 550,000 options and 2,591,271 warrants remained unexercised, the effect of which was anti-dilutive for EPS purposes. In the event all of the Company’s outstanding options and warrants were exercised, these would result to $16,814 proceeds for the Company.

10.  Subsequent Events:

The Company has evaluated subsequent events through October 20, 2009, at which date financial statements were available to be issued.

a.	Loan amendments and waivers obtained

(i). On July 17, 2009 the Company agreed with the lending banks the extension and/or change of certain financial covenants as follows:

HBU Bank:  HBU waived current interest coverage ratio and debt service ratio covenants until January 1, 2011 as discussed in Note 7. These will be calculated on a 12 month rolling basis and during the waived period, ‘Interest Cover ratio’ will be defined as EBITD/Net financing charges (instead of EBIT/Net financial charges) and is to be at least 3.75 up to and including July 1, 2010; thereafter the ratio to be at least 3.00 up to and including December 31, 2010; and “Debt Service ratio” should not be

FREESEAS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts are expressed in thousands of United States dollars, except for share and per share data)

less than 1.00. The aforementioned ratios will be reexamined for the year 2011 based on the prevailing market conditions at that time.

FBB bank:  FBB extended the waivers provided to the Company as discussed in Note 7 up to July 1, 2010

(ii). Effective September 15, 2009 the Company and HBU, based on the term sheet discussed in Note 7 above, amended and restated the credit agreement dated August 12, 2008, with a new 3.5 year facility which is payable as follows: 13 quarterly installments of $600 beginning on August 1, 2009 and one balloon payment of $19,300 on November 1, 2012. The new facility bears interest at the rate of 4.25% above LIBOR. In addition the new value-to-loan covenant ratio introduced by the term sheet discussed in Note 7 , was further amended as follows: (i) 70% from September 15, 2009 until and including June 30, 2010, (ii) 100% from July 1, 2010 until and including June 30, 2011, (iii) 110% from July 1, 2011 until and including June 30, 2012, (iv) 120% from July 1, 2012 until and including December 30, 2012, and v) 125% from December 31, 2012 onwards. Moreover, based on the amended and restated agreement an amount equal to 10% of any capital market proceeds received by the Company (with a maximum of $3,000 over the lifetime of the facilities) shall be applied in prepayment of the HBU Facilities. Additionally, the Company shall procure that at the end of each financial year a prepayment shall be made in an aggregate amount equal to: (i) 75% of excess cash, in the event that the value-to-loan ratio is less than or equal to 70%, (ii) 50% of excess cash, in the event that the value-to-loan ratio is less than or equal to 100%, (iii) 25% of excess cash, in the event that the value-to-loan ratio is less than 110% or (iv) no prepayment shall be made, in the event that the value-to-loan ratio is equal to or greater than 110%.

b.	Conclusion of follow on equity offering:

On July 28, 2009, the Company completed the registered offering of 10,041,151 shares of common stock at $1.80 per share, which includes 1,309,715 shares issued pursuant to the underwriter’s over-allotment option. The offering resulted in net proceeds of approximately $16.7 million, after deducting underwriting fees and estimated offering expenses. Proceeds from the offering were used primarily for the acquisition of the drybulk vessel discussed in Note 10 e., as well as for the repayment of debt and general working capital purposes. The shares were sold under the Company’s previously filed shelf registration statement, which was declared effective by the Securities and Exchange Commission on May 14, 2008.

c.	Changes in the terms of outstanding warrants

On July 29, 2009, the Company extended the expiration date and reduced the exercise price for its 786,265 outstanding Class W warrants currently listed under the ticker FREEW. The expiration date of the Class W warrants is extended to December 31, 2009 and the exercise price per share is reduced to $2.50. The original expiration date of the Class W warrants was July 29, 2009 and the original exercise price per share was $5.00. Each Class W warrant entitles the holder to purchase one share of FreeSeas’ common stock. All other terms of the Class W warrants remain unchanged.

d.	Expiration of purchase options

On March 28, 2005, the Company executed a definitive agreement, which contemplated the merger of Trinity Partners Acquisition Company Inc. (“Trinity”), a blank check company formed to serve as a vehicle to complete a business combination with an operating business, into FreeSeas (the “Transaction”). In connection with Trinity’s initial public offering Trinity had entered into an agreement with HCFP Brenner Securities LLC (“HCFP”) pursuant to which HCFP was engaged to act as Trinity’s non-exclusive investment banker in connection with a business combination and would receive 7,500 shares of the Trinity’s common stock and 15,000 Class Z warrants to purchase Trinity’s common stock at an exercise price $5.00 per share. On

FREESEAS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts are expressed in thousands of United States dollars, except for share and per share data)

December 15, 2005, Trinity was merged with and into the Company and the Company has assumed Trinity’s obligation to HCFP by providing a purchase option to HCFP. Under that purchase option, HCFP had the right to purchase up to 12,500 Series A Units at a price of $17.325 per unit and up to 65,000 Series B Units at a price of $16.665 per unit. Each Series A Unit consisted of two shares of FreeSeas’ common stock, five Class W warrants and five Class Z warrants. Each Series B Unit consisted of two shares of FreeSeas’ common stock, one Class W warrant and one Class Z warrant. The exercise price of the warrants included in the units was $5.50 per share. The purchase option expired on July 29, 2009 without being exercised.

e.	Vessel Acquisition

On August 5, 2009, the Company agreed to purchase a Handysize vessel from an unaffiliated third party for approximately $11,000. The Company financed the acquisition using cash on hand which was raised as part of the follow on equity offering discussed in Note 10 b. With the acquisition of the new vessel, to be named the M/V Free Neptune, the Company’s fleet increased from nine to ten vessels. The vessel is a 30,838 dwt Handysize vessel built in 1996 in Japan, and was delivered to the Company on August 25, 2009.

f.	Change in the Authorized Capital

On September 17, 2009, the Annual Meeting of Shareholders approved an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock from 40,000,000 to 250,000,000 shares, par value $0.001 per share.

g.	Amendment to management agreements

On September 17 2009, each of the Company’s vessel-owning subsidiaries amended its management agreement with Free Bulkers to increase the monthly technical management fee to $16.5 (on the basis that the $/Euro exchange rate is 1.30 or lower; if on the first business day of each month the $/Euro exchange rate exceeds 1.30, then the management fee payable will be increased for the month in question, so that the amount payable in $ will be the equivalent in Euro based on 1.30 $/Euro exchange rate) plus a fee of $0.4 per day for superintendant attendance.

On September 17, 2009, FreeSeas amended its services agreement with Free Bulkers pursuant to which the annual fee of $1,200 was increased to $1,422.

The foregoing amendments became effective on October 1, 2009.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of FreeSeas Inc. and its subsidiaries (the “Company”) at December 31, 2008 and December 31, 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in “Management’s Annual Report on Internal Control over Financial Reporting”, appearing in Item 15(b). Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our audits (which was an integrated audit in 2008). We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers S.A.

Athens
April 14, 2009

FREESEAS INC.

CONSOLIDATED BALANCE SHEETS
(All amounts in tables in thousands of United States dollars, except for share data)

		December 31,	December 31,
	Notes	2008	2007

ASSETS
CURRENT ASSETS:
Cash and cash equivalents		$3,378	$63,394
Trade receivables, net		812	60
Insurance claims		17,807	16,116
Due from related party	11	1,634	1,037
Inventories		579	499
Back log assets	7	907
Restricted cash		1,095
Prepayments and other		972	334

Total current assets		$27,184	$81,440
Fixed assets, net	3	275,405	108,021
Deferred charges, net	4	3,772	2,161
Restricted cash		1,500	350

Total assets		$307,861	$191,972

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	5	$10,916	$3,181
Accrued liabilities	6	11,347	16,713
Unearned revenue		1,320	783
Due to related party	11	12
Derivative financial instruments at fair value — current portion	8	473
Deferred revenue — current portion	7		1,620
Bank loans — current portion	9	26,700	11,800

Total current liabilities		$50,768	$34,097
Derivative financial instruments at fair value — net of current portion	8	1,337	749
Deferred revenue — net of current portion	7	1,251
Bank loans — net of current portion	9	133,650	44,500

Total long term liabilities		$136,238	$45,249
Commitments and Contingencies	10
SHAREHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, none issued	14
Common stock, $0.001 par value, 40,000,000 shares authorized, 21,171,329 shares issued and outstanding	14	21	20
Additional paid-in capital		110,322	115,464
Retained earnings (Accumulated deficit)		10,512	(2,858)

Total shareholders’ equity		$120,855	$112,626

Total liabilities and shareholders’ equity		$307,861	$191,972

The accompanying notes are an integral part of these consolidated financial statements

FREESEAS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(All amounts in tables in thousands of United States dollars, except for share data)

	Year Ended December 31,
	2008	2007	2006

OPERATING REVENUES	$66,689	$20,147	$11,727
OPERATING EXPENSES:
Vessel operating expenses	(16,354)	(6,001)	(4,483)
Voyage expenses	(527)	(267)	(689)
Depreciation expense	(13,349)	(4,435)	(4,479)
Amortization of deferred charges	(788)	(757)	(442)
Management and other fees to a related party	(2,634)	(875)	(540)
Commissions	(3,383)	(1,095)	(799)
Stock-based compensation expense	(107)	(96)	(651)
General and administrative expenses	(2,756)	(2,111)	(1,925)
Bad debts	(221)	(118)
Gains on sale of vessel		1,369

Income (loss) from operations	$26,570	$5,761	$(2,281)

OTHER INCOME (EXPENSE):
Interest and finance costs	(6,209)	(3,204)	(1,004)
Loss on debt extinguishment	(639)	(2,570)
Change in fair value of derivatives	(1,061)	(749)
Interest income	580	639	19
Other	(49)	(33)	(58)

Other income (expense)	$(7,378)	$(5,917)	$(1,043)

Net income (loss)	$19,192	$(156)	$(3,324)

Basic earnings (loss) per share	$0.91	$(0.02)	$(0.53)
Diluted earnings (loss) per share	$0.91	$(0.02)	$(0.53)
Basic weighted average number of shares	21,006,497	8,786,287	6,290,100
Diluted weighted average number of shares	21,051,963	8,786,287	6,290,100

The accompanying notes are an integral part of these consolidated financial statements

FREESEAS INC.

CONSOLIDATED STATEMENT OF CASH FLOWS
(All amounts in tables in thousands of United States dollars, except for share data)

	Twelve Months Ended
	December 31,	December 31,	December 31,
	2008	2007	2006

Cash Flows from Operating Activities:
Net income (loss)	$19,192	$(156)	$(3,324)
Adjustments to reconcile net income (loss) to net cash
Depreciation	13,349	4,435	4,479
Amortization of deferred charges	1,141	757	514
Amortization of debt discount		433	77
Provision for bad debts	221	118	202
Write off of deferred charges			32
Dry-docking and special survey	(2,617)	(907)	(2,069)
Compensation cost for stock options granted	107	96	651
Loss on debt extinguishment	639	2,570
Change in fair value of derivatives	1,061	749
Amortization of deferred revenue	(368)	(1,516)
Gain on sale of vessel		(1,369)
Back log asset	899
Changes in:
Trade receivables	(973)	100	40
Inventories	(80)	(257)	(200)
Prepayments and other	(638)	(334)
Due from related party	(597)	(997)	637
Insurance claims	(1,691)	(15,631)	277
Accounts payable	7,735	1,178	827
Unearned revenue	537	604	7
Accrued liabilities	(5,366)	15,198	(25)
Due to related party	12		(893)
Other liabilities			(154)

Net Cash from Operating Activities	$32,563	$5,071	$1,078
Cash flows from (used in) Investing Activities:
Vessel acquisitions	(182,539)	(97,585)	—
Cash from sale of vessel, net		10,606

Net Cash (used in) Investing Activities	$(182,539)	$(86,979)
Cash flows from (used in) Financing Activities:
(Increase) in restricted cash	(2,245)	(350)
Net movement in bank overdraft		(2,000)	2,000
Proceeds from long term loan	153,650	104,743	2,330
Payments of bank loans	(49,600)	(56,273)	(7,500)
Payments of shareholders loans		(16,614)	(750)
Proceeds from issuance of common shares		95,153
Exercise of warrants	836	8,667
Exercise of stock options	1,250
Shareholders loans		14,000
Common stock dividend	(13,157)
Deferred financing cost	(774)	(2,396)	(71)

Net Cash from (used in) Financing Activities	$89,960	$144,930	$(3,991)
Net increase (decrease) in cash in hand and at bank	$(60,016)	$63,022	$(2,913)
Cash and cash equivalents, Beginning of year	63,394	372	3,285

Cash and cash equivalents, End of year	$3,378	$63,394	$372

Supplemental Cash Flow Information:
Cash paid for interest	$4,410	$2,629	$758
Non-cash shareholder distributions		$6	$25
Discount on promissory note		$1,865
Liability assumed in connection with vessel acquisitions		$3,136

The accompanying notes are an integral part of these consolidated financial statements

FREESEAS INC.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
(All amounts in tables in thousands of United States Dollars, except for share data)

				Retained
			Additional	Earnings
	Common	Common	Paid-in	(Accumulated	Deferred Stock
	Shares	Shares $	Capital	Deficit)	Compensation	Total

Balance January 1, 2006	6,290,100	6	9,242	622	(165)	9,705
Issuance of shares, net (Note 13)	—
Distributions to shareholders	—		(25)			(25)
Stock compensation expense	—		486		165	651
Exercise of warrant conversions	—
Net loss	—			(3,324)		(3,324)

Balance December 31, 2006	6,290,100	6	9,703	(2,702)		7,007
Issuance of shares, net (Note 13)	12,650,000	12	95,141			95,153
Distributions to shareholders	—		(6)			(6)
Stock compensation expense	—		96			96
Stock issued upon exercise of warrants	1,803,356	2	8,665			8,667
Discount on promissory note			1,865			1,865
Net loss	—			(156)		(156)

Balance December 31, 2007	20,743,456	20	115,464	(2,858)		112,626

Dividend payments			(7,335)	(5,822)		(13,157)
Stock compensation expense			107			107
Stock issued upon exercise of warrants	177,873		836			836
Stock issued upon exercise of options	250,000	1	1,250			1,250
Net income				19,192		19,192

Balance December 31, 2008	21,171,329	21	110,322	10,512		120,855

The accompanying notes are an integral part of these consolidated financial statements

FREESEAS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

1.	Basis of Presentation and General Information

FreeSeas Inc., formerly known as Adventure Holdings S.A., was incorporated in the Marshall Islands on April 23, 2004, for the purpose of being the ultimate holding company of the ship-owning companies. Hereinafter, the consolidated companies listed below will be referred to as “FreeSeas,” the “Group” or the “Company.”

During the twelve-month period ended December 31, 2008, the Group owned and operated seven Handysize dry bulk carriers and two Handymax dry bulk carriers. Free Bulkers S.A., a Marshall Islands company (“Free Bulkers”), which manages the vessels, is a company owned by the chief executive officer of FreeSeas. The management company is excluded from the Group.

FreeSeas consists of the companies listed below as of December 31, 2008:

	%					Date of	Date of
Company	Owned	M/V	Type	Dwt	Built	Acquisition	Disposal

FreeSeas Inc.
Adventure Two S.A.	100%	Free Destiny	Handysize	25,240	1982	08/04/04	N/A
Adventure Three S.A.	100%	Free Envoy	Handysize	26,318	1984	09/29/04	N/A
Adventure Four S.A.	100%	Free Fighter	Handysize	38,905	1982	06/14/05	04/27/07
Adventure Five S.A.	100%	Free Goddess	Handysize	22,051	1995	10/30/07	N/A
Adventure Six S.A.	100%	Free Hero	Handysize	24,318	1995	07/03/07	N/A
Adventure Seven S.A.	100%	Free Knight	Handysize	24,111	1998	03/19/08	N/A
Adventure Eight S.A.	100%	Free Jupiter	Handymax	47,777	2002	09/05/07	N/A
Adventure Nine S.A.	100%	Free Impala	Handysize	24,111	1997	04/02/08	N/A
Adventure Ten S.A.	100%	Free Lady	Handymax	50,246	2003	07/07/08	N/A
Adventure Eleven S.A	100%	Free Maverick	Handysize	23,994	1998	09/01/08	N/A

2.	Significant Accounting Policies

Principles of Consolidation:  The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). All significant inter-company balances and transactions have been eliminated. The consolidated financial statements represent a consolidation of the entities within the legal structure of FreeSeas, as listed in Note 1.

Use of Estimates:  The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation:  The functional currency of the Group is the U.S. Dollar. Transactions involving other currencies during the year are converted into U.S. Dollars using the exchange rates in effect at the time of the transactions. At the balance sheet date, monetary assets and liabilities, which are denominated in other currencies, are translated to reflect the current exchange rates. Resulting gains or losses are separately reflected in the accompanying consolidated statements of operations.

Trade Receivables:  The amount shown as Trade Receivables at each balance sheet date includes estimated recoveries from charterers for hire, freight and demurrage billings, net of allowance for doubtful debts. An estimate is made of the allowance for doubtful debts based on a review of all outstanding amounts

FREESEAS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

at year end, and an allowance is made for any accounts which management believes are not recoverable. Bad debts are written off in the year in which they are identified.

Inventories:  Inventories, which are comprised of bunkers and lubricants, remaining on board the vessels at year end, are valued at the lower of cost, as determined on a first-in, first-out basis, or market.

Insurance Claims:  Insurance claims comprise claims submitted and/or claims in the process of compilation for submission (claims pending) relating to Hull and Machinery or Protection and Indemnity insurance coverage. They are recorded as incurred on the accrual basis and represent the claimable expenses incurred, net of deductibles, the recovery of which, from the insurers, is believed by management to be probable. Any non-recoverable amounts are included in accrued liabilities and are classified as operating expenses in the statement of operations. The classification of insurance claims (if any) into current and non-current assets is based on management’s expectations as to their collection dates.

Vessels’ Cost:  Vessels are stated at cost, which consists of the contract purchase price and any material expenses incurred upon acquisition (improvements and delivery expenses) and during the period before they commence operations. Subsequent expenditures for conversions and major improvements are also capitalized when they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels. Otherwise, these expenditures are charged to expense as incurred.

Vessels’ Depreciation:  The cost of the Group’s vessels is depreciated on a straight-line basis over the vessels’ remaining economic useful lives from the acquisition date, after considering the estimated residual value. Management estimates the useful life of the Group’s vessels to be 27 years from the date of construction. Depending on the condition of a vessel, the Board of Directors may decide to change the useful economic life of that vessel.

Restricted Cash:  Cash kept with banks as part of the security required under the respective loan agreements.

Impairment of Long-lived Assets:  The Group reviews long-lived assets to be held and used or to be disposed of for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the future net undiscounted cash flows from the assets are less than the carrying values of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and its fair value. As of December 31, 2008, the Group concluded that events occurred and circumstances had changed, which triggered the existence of potential impairment of its long-lived assets. These indicators included a significant decline in the Company’s stock price, deterioration in the spot market and the potential impact the current marketplace may have on the Group’s future operations. As a result, the Group performed an impairment assessment of its long-lived assets by comparing the undiscounted projected net operating cash flows for each vessel to its respective carrying value. The Group’s strategy is to charter its vessels under fixed rate period charter that range from two to thirty-six months, providing the Group with contracted stable cash flows. The significant factors and assumptions the Group used in each undiscounted projected net operating cash flow analysis included, among others, operating revenues, off-hire revenues, dry-docking costs, operating expenses and management fee estimates. Revenue assumptions were based on contracted time charter rates up to the end of life of the current contract of each vessel as well as historical average time charter rates for the remaining life of the vessel after the completion of the current contracts. In addition, the Group used annual operating expenses escalation factor and an estimate of scheduled and unscheduled off-hire revenues based on historical experience. All estimates used and assumptions made were in accordance with the Group’s internal budgets and historical experience of the shipping industry.

The Group’s assessment concluded that step two of the impairment analysis was not required and no impairment of vessel existed as of December 31, 2008, as the undiscounted projected net operating cash flows per vessel exceeded the carrying value of each vessel.

FREESEAS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

Accounting for Special Survey and Dry-docking Costs:  The Group follows the deferral method of accounting for special survey and dry-docking costs, whereby actual costs incurred are deferred and are amortized over a period of five and two and a half years, respectively. If special survey or dry-docking is performed prior to the scheduled date, the remaining un-amortized balances are immediately written-off. Indirect costs and/or costs related to ordinary maintenance, carried out while at dry dock, are expensed when incurred as they do not provide any future economic benefit.

Financing Costs:  Fees incurred for obtaining new loans are deferred and amortized over the loans’ respective repayment periods, using the effective interest rate method. These charges are included in the balance sheet line item Deferred Charges. Any unamortized balance of costs relating to loans repaid or refinanced is expensed in the period the repayment or refinancing is made, if the refinancing is deemed to be a debt extinguishment under the provision of EITF 96-19.

Accounting for Revenue and Expenses:  Revenue is recorded when services are rendered, the Company has a signed charter agreement or other evidence of an arrangement, the price is fixed or determinable, and collection is reasonably assured.

Voyage revenues for the transportation of cargo are recognized ratably over the estimated relative transit time of each voyage while the related voyage expenses are recognized as incurred. A voyage is deemed to commence when a vessel is available for loading and is deemed to end upon the completion of the discharge of the current cargo. Estimated losses on voyages are provided for in full at the time such losses become evident. Under a voyage charter, the Group agrees to provide a vessel for the transportation of specific goods between specific ports in return for payment of an agreed upon freight rate per ton of cargo.

Revenues from time chartering of vessels are accounted for as operating leases and are thus recognized on a straight line basis as the average revenue over the rental periods of such charter agreements, as service is performed, except for loss generating time charters, in which case the loss is recognized in the period when such loss is determined. A time charter involves placing a vessel at the charterers’ disposal for a period of time during which the charterer uses the vessel in return for the payment of a specified daily hire rate. Short period charters for less than three months are referred to as spot charters. Charters extending three months to a year are generally referred to as medium term charters. All other charters are considered long term. Under time charters, operating cost such as for crews, maintenance and insurance are typically paid by the owner of the vessel.

Unearned Revenue:  Unearned voyage revenue primarily relates to cash received from charterers prior to it being earned. These amounts are recognized as revenue over the voyage or charter period.

Deferred Revenue and Back-log assets:  When a vessel is acquired with an assumed remaining time charter, the Company records any below or above market value of the time charter assumed. The difference between market and assumed below-market charter value is discounted using the weighted average cost of capital method and is recorded as deferred revenue or a back log asset and amortized, on a straight line basis, to revenue over the remaining life of the assumed time charter.

Profit Sharing Arrangements:  From time to time, the Company has entered into profit sharing arrangements with its charterers, whereby the Company may have received additional income at an agreed percentage of net earnings earned by such charterer, where those earnings are over the base rate of hire and settled periodically, during the term of the charter agreement. Revenues generated from the profit sharing arrangements are recorded in the period they are earned.

Repairs and Maintenance:  All repair and maintenance expenses, including major overhauling and underwater inspection expenses, are charged against income as incurred and are included in vessel operating expenses in the accompanying Consolidated Statements of Income.

FREESEAS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

Interest Rate Swaps:  Realized gains or losses from interest rate swaps are recognized as incurred concurrently with cash settlements. At December 31, 2008, none of the Company’s interest rate swaps qualified for hedge accounting, therefore, they are “marked to market” to determine the fair values which generate unrealized gains or losses and are recorded as Change in Fair Value in the statement of operations. Interest rate swap contract valuations could lead to material fluctuations in the Company’s reported results from operations on a period to period basis.

Financial Instruments:  Financial instruments carried on the balance sheet include cash and cash equivalents, trade receivables and payables, other receivables and other liabilities and long-term debt. The particular recognition methods applicable to each class of financial instrument are disclosed in the applicable significant policy description of each item, or included below as applicable.

Financial Risk Management:  The Company’s activities expose it to a variety of financial risks including fluctuations in future freight rates, time charter hire rates, and fuel prices, credit and interest rates risk. Risk management is carried out under policies approved by executive management. Guidelines are established for overall risk management, as well as specific areas of operations.

Credit Risk:  The Company closely monitors its exposure to customers and counter-parties for credit risk. The Company has policies in place to ensure that it trades with customers and counter-parties with an appropriate credit history. Derivative counter-parties and cash transactions are limited to high quality credit financial institutions.

Interest Rate Risk:  The Company is party to interest rate swap agreements. The purpose of the agreements is to reduce exposure to fluctuations in interest rates relative to variable rate debt. Any differential to be paid or received on an interest rate swap agreement is recognized as a component of other income or expense over the period of the agreement. Gains and losses on early termination of interest rate swaps are taken to the consolidated statement of operations.

Liquidity Risk:  Prudent liquidity risk management implies maintaining sufficient cash and marketable securities, the availability of funding through an adequate amount of committed credit facilities and the ability to close out market positions. Management believes that the Company monitors cash balances adequately to meet working capital needs.

Foreign Exchange Risk:  Foreign currency transactions are translated into the measurement currency rates prevailing at the dates of transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies are recognized in the statement of operations. Foreign currency transactions represent a minor part of the Company’s expenses which are regularly reviewed to avoid significant exposure.

Stock-Based Compensation:  The Company accounts for stock-based compensation under Statement of Financial Accounting Standards (“SFAS”) No. 123(R) “Share-Based Payment,” which requires the measurement and recognition of compensation expense based on estimated fair values for all share-based payment arrangements including employee and director stock option and restricted stock awards.

Segment Reporting:  The Group reports financial information and evaluates its operations by total charter revenues. The Group does not have discrete financial information to evaluate the operating results for each type of charter. Although revenue can be identified for these types of charters, management does not identify expenses, profitability or other financial information for these charters. As a result, management, including the chief operating decision makers, reviews operating results solely by revenue per day and operating results of the fleet and thus the Group has determined that it operates under one reportable segment.

FREESEAS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

Comprehensive Income:  SFAS No. 130 “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive income and its components. For the years ended December 31, 2008, 2007 and 2006 comprehensive income was the same as net income.

Earnings per Share:  Basic earnings per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding during the periods presented. Diluted earnings per share reflect the potential dilution that would occur if securities or other contracts to issue common stock were exercised. Dilution has been computed by the treasury stock method whereby all of the Company’s dilutive securities (the warrants and options) are assumed to be exercised and the proceeds used to repurchase common shares at the weighted average market price of the Company’s common stock during the relevant periods. The incremental shares (the difference between the number of shares assumed issued and the number of shares assumed purchased) are included in the denominator of the diluted earnings per share computation unless such inclusion would be anti-dilutive.

Recent Accounting Developments:

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157 “Fair Value Measurement.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. The provisions of SFAS No. 157 should be applied prospectively as of the beginning of the fiscal year in which it is initially applied except for certain cases where it should be applied retrospectively. In February 2008, the FASB issued the FASB Staff Position (“FSP”) No. 157-2 which delays the effective date of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). For purposes of applying FSP No. 157-2, nonfinancial assets and nonfinancial liabilities would include all assets and liabilities other than those meeting the definition of a financial asset or financial liability as defined in paragraph 6 of SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” FSP No. 157-2 defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008, and the interim periods within those fiscal years for items within the scope of this FSP. Those portions of SFAS 157 that were effective for FreeSeas for the fiscal year beginning on January 1, 2008 did not have a material effect on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 permits the entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. This statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The adoption of SFAS 159 did not have an effect on FreeSeas’ consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R) “Business Combinations,” which amends principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquiree. The statement also amends guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) will be effective for

FREESEAS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

any business combinations commenced after January 1, 2009. Accordingly, any business combinations the Company engages in will be recorded and disclosed following existing U.S. GAAP until December 31, 2008.

In December 2007, the FASB issued SFAS No. 160 “Non-controlling Interests in Consolidated Financial Statement-Amendments of ARB No. 51.” SFAS 160 states that accounting and reporting for minority interests will be re-characterized as non-controlling interests and classified as a component of equity. SFAS No. 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding non-controlling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS No. 160 is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008, which corresponds to our year beginning January 1, 2009. We are currently evaluating the expected impact, if any, of the adoption of SFAS No. 160 on our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133.” SFAS No. 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why any entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. SFAS No. 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption. We are currently evaluating the expected impact, if any, of the adoption of SFAS No. 161 on our consolidated financial statements.

In April 2008, FASB issued FSP No. 142-3 “Determination of the useful life of intangible assets.” This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets.” The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141, “Business Combinations,” and other U.S. GAAP. This FSP will be effective for FreeSeas for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The adoption of FSP 142-3 is not expected to have a material effect on the consolidated financial statements of FreeSeas.

In May 2008, the Financial Accounting Standards Board issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” The new standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. GAAP for nongovernmental entities. SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The adoption of SFAS No. 162 is not expected to have a material effect on the consolidated financial statements of FreeSeas.

In October 2008, the FASB issued the FSP No. 157-3, which clarifies the application of SFAS No. 157, “Fair Value Measurements” in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that asset is not active. This FSP applies to financial assets within the scope of accounting pronouncements that require or permit fair value measurements in accordance with SFAS No. 157. The FSP shall be effective upon issuance, including prior periods for which financial statements have not been issued. Revisions resulting from a change in the valuation technique or its

FREESEAS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

application shall be accounted for as a change in accounting estimate (“FASB Statement No. 154 “Accounting changes and Error Corrections,” paragraph 19). The disclosure provisions of SFAS No. 154 for a change in accounting estimate are not required for revisions resulting from a change in valuation technique or its application. The application of FSP No. 157-3 does SFAS No. not have a material effect on the consolidated financial statements of FreeSeas.

3.	Fixed Assets

		Accumulated	Net
	Vessel Cost	Depreciation	Book Value

January 1, 2006	$28,273	$(4,425)	$23,848
Depreciation for the year		(4,479)	(4,479)

December 31, 2006	$28,273	$(8,904)	$19,369
Additions new vessels	100,721		100,721
Depreciation for the year		(4,435)	(4,435)
Disposal of vessel	(11,213)	3,579	(7,634)

December 31, 2007	$117,781	$(9,760)	$108,021

Depreciation for the year		(13,349)	(13,349)
Additions new vessels	180,733		180,733

December 31, 2008	$298,514	$(23,109)	$275,405

During the twelve month period ended December 31, 2008, the Group purchased the M/V Free Knight on March 19, 2008 for a cash purchase price of $39,250 and related purchase costs of $400, the M/V Free Impala on April 2, 2008 for a cash purchase price of $37,500 and related purchase costs of $420, the M/V Free Lady on July 7, 2008 for a cash purchase price $65,200 and related purchase costs $157 and the M/V Free Maverick on September 1, 2008 for a cash purchase price of $39,600 and related purchase costs of $12, which were allocated to the vessel cost ($37,806) and a back log asset ($1,806). The M/V Free Knight, the M/V Free Impala and the M/V Free Lady were purchased from parties affiliated to F.S. Holdings, Ltd., one of the Company’s major shareholders. The M/V Free Maverick was purchased from an unrelated third party.

FREESEAS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

4.	Deferred Charges

	Dry-	Special	Financing
	Docking Costs	Survey Costs	Costs	Total

January 1, 2006	$321	$235	$150	$706
Additions	715	1,354	71	2,140
Written-off			(32)	(32)
Amortization	(306)	(136)	(72)	(514)

December 31, 2006	$730	$1,453	$117	$2,300
Additions	147	760	2,396	3,303
Written-off	(350)	(1,252)	(1,083)	(2,685)
Amortization	(285)	(209)	(263)	(757)

December 31, 2007	$242	$752	$1,167	$2,161
Additions	737	1,880	774	3,391
Written-off			(639)	(639)
Amortization	(273)	(515)	(353)	(1,141)

December 31, 2008	$706	$2,117	$949	$3,772

For the twelve month period ended December 31, 2008, the amortization of vessels’ dry-docking and special survey costs was $788 compared to $494 during the same period of 2007. The amortization of financing costs was $353 compared to $263 during the same period of 2007. During the twelve-month period ended December 31, 2008, deferred dry-docking and special survey costs incurred were $2,617 and the corresponding twelve-month period ended on December 31, 2007, the amount for the deferred dry-docking and special survey costs incurred was $907. The deferred financing fees incurred in connection with credit facilities used for vessel acquisitions during the twelve-month period of 2008 amounted to $774 and related to the partial financing of the acquisitions of the M/V Free Knight, the M/V Free Impala, the M/V Free Lady, the M/V Free Maverick and the refinancing of the M/V Free Jupiter by Credit Suisse. During the same period in 2007, the deferred financing fees incurred were $2,396. In conjunction with the M/V Free Jupiter refinancing on April 14, 2008, the Company wrote off $639 of unamortized finance costs incurred in 2007 for the refinancing of the $28,000 remaining portion of the HSH Nordbank senior loan. Similarly, in the twelve-month period ended December 31, 2007, the Company wrote off deferred charges related to financing costs of $2,570 which was recorded as Loss on Debt Extinguishment and $115 of unamortized special survey dry-docking and financing costs, respectively, upon the sale of the M/V Free Fighter.

5.	Accounts Payable

Accounts payable are comprised of the following amounts:

	December 31,	December 31,
	2008	2007

Suppliers	$10,484	$3,065
Agents	93	68
Insurers	339	48

Total	$10,916	$3,181

FREESEAS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

6.	Accrued Liabilities

Accrued liabilities are comprised of the following amounts:

	December 31,	December 31,
	2008	2007

Accrued interest	$1,386	$96
Accrued insurance and related liabilities	9,556	16,089
Accrued financial advisory costs	196	26
Other accrued liabilities	209	502

Total	$11,347	$16,713

7.	Deferred Revenue/Back-log Assets

The Company obtains valuations from brokers for any below or above market time charters assumed when a vessel is acquired. The difference between market and assumed below or above market charter value is discounted using the weighted average cost of capital method and is recorded as deferred revenue or a back-log asset and amortized, on a straight line basis, to revenue over the remaining life of the assumed time charter. The Company amortized $368 of deferred revenue during the twelve-month period ended December 31, 2008. For the corresponding period of 2007, the deferred revenue amortized was $1,516. The Company amortized $899 of the back-log asset during the twelve — month period ended December 31, 2008. There were no back-log assets during 2007.

The M/V Free Jupiter is subject to a three-year time charter through February 2011 at $32,000 per day for the first year, $28,000 per day for the second year and $24,000 per day for the third year. The Company records monthly revenue based on the daily weighted average revenue of the aforementioned charter income multiplied by the number of employment days during the month. Any difference received is recorded as deferred revenue.

8.	Derivatives at Fair Value

Derivative financial instruments are recognized in the balance sheet at their fair values as either assets or liabilities. Changes in the fair value of derivatives that are designated and qualify as cash flow hedges, and that are highly effective, are recognized in other comprehensive income. If derivative transactions do not meet the criteria to qualify for hedge accounting, any unrealized changes in fair value are recognized immediately in the income statement.

Amounts receivable or payable arising on the termination of interest rate swap agreements qualifying as hedging instruments are deferred and amortized over the shorter of the life of the hedged debt or the hedge instrument.

During the second half of 2007, in conjunction with the $68,000 HSH Nordbank senior loan, the Company entered into interest rate swap agreements that did not qualify for hedge accounting. As such, the fair value of these agreements and changes therein are recognized in the balance sheet and statements of operations, respectively. On April 14, 2008, upon completion of the refinancing of the HSH Nordbank senior loan, the aforesaid interest rate swap contracts were assumed by Credit Suisse, the refinancing bank, through the execution of novation agreements. The marking to market of the Company’s two interest rate swaps resulted in an unrealized loss of $1,061 for the twelve-month period ended December 31, 2008. There was an unrealized loss of $749 for the twelve — month period ended December 31, 2007. There were no further interest rate swaps contracted in 2008.

FREESEAS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

Effective January 1, 2008, the Company adopted SFAS No. 157. SFAS No. 157 clarifies the definition of fair value, prescribes methods of measuring fair value, establishes a fair value hierarchy based on the inputs used to measure fair value and expands disclosures about the use of fair value measurements. In accordance with FSP No. 157-2, we will defer the adoption of SFAS No. 157 for our nonfinancial assets and nonfinancial liabilities, except those items recognized or disclosed at fair value on an annual or more frequently recurring basis, until January 1, 2009. The adoption of SFAS No. 157 did not have a material impact on the Company’s fair value measurements.

The following tables present the assets and liabilities that are measured at fair value on a recurring basis and are categorized using the fair value hierarchy. The fair value hierarchy has three levels based on the reliability of the inputs used to determine fair value.

Fair Value Measurements as of December 31, 2008
Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Liabilities	Total	(Level 1)	(Level 2)	(Level 3)

Interest rate swap contracts	$1,810	$—	$1,810	$—

Total	$1,810	$—	$1,810	$—

The Company’s derivative instruments are valued using pricing models that are used to value similar instruments. Where possible, the Company verifies the values produced by its pricing models to market prices. Valuation models require a variety of inputs, including contractual terms, market prices, yield curves, credit spreads, measures of volatility and correlations of such inputs. The Company’s derivatives trade in liquid markets, and as such, model inputs can generally be verified and do not involve significant management judgment. Such instruments are typically classified within Level 2 of the fair value hierarchy.

FREESEAS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

9.	Long-Term Debt

Long-term debt as of December 31, 2008 and December 31, 2007 consists of the following bank loans:

	December 31, 2008			December 31, 2007
	Current	Long-Term		Current	Long-Term
Lender	Portion	Portion	Total	Portion	Portion	Total

First Business Bank	3,000	21,750	24,750	—	—	—
(Free Impala)(e) Hollandsche Bank — Unie N.V.	—	—	—	3,100	—	3,100
(M/V Free Destiny) Hollandsche Bank — Unie N.V.(a)	4,000	17,750	21,750	—	—	—
(M/V Free Knight) Hollandsche Bank — Unie N.V.(b)	6,200	25,900	32,100	—	—	—
(M/V Free Maverick) HSH Nordbank AG	—	—	—	3,700	24,300	28,000
(M/V Free Jupiter) Credit Suisse	6,725	36,975	43,700	5,000	20,200	25,200
(M/V Free Hero, Free Goddess and Free Jupiter)(c)
Credit Suisse (M/V Free Lady)(d)	6,775	31,275	38,050	—	—	—

Total	$26,700	$133,650	$160,350	$11,800	$44,500	$56,300

The repayment terms of the loans outstanding as of December 31, 2008 were as follows:

Lender	Vessel	Repayment Terms

(a) Hollandsche Bank — Unie N.V.	M/V FREE KNIGHT	One quarterly installment of $1,750, then followed by twenty-six installments of $750 and one installment of $500. Interest rate at 1.30% above LIBOR.
(b) Hollandsche Bank — Unie N.V.	M/V FREE MAVERICK	Two quarterly installments of $2,500 and one installment of $27,100 on August 1, 2009. Interest rate at 1.30% above LIBOR. As of March 20, 2009, this last installment has been refinanced by a new three and one-half year facility with the following schedule: thirteen quarterly installments of $600, beginning on August 1, 2009 and one balloon payment of $19,300 on November 1, 2012. Interest rate at 3.00% above LIBOR which will be increased by a “liquidity premium,” to be determined on August 01, 2009.

FREESEAS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

Lender	Vessel	Repayment Terms

(c) Credit Suisse	M/V FREE HERO, M/V FREE GODDESS, M/V FREE JUPITER	Twenty-eight quarterly installments of $1,250 each, a prepayment of $1,725 on July 31, 2009 and a balloon payment of $6,975 on final maturity. Interest rate at 1.25% above LIBOR.
(d) Credit Suisse	M/V FREE LADY	One payment of $1,250, twenty-eight consecutive quarterly installments of $750 and a prepayment of $3,275 on July 31, 2009. The balloon payment of $12,525 to be paid with the last installment. Interest rate at 1.25% above LIBOR.
(e) First Business Bank	M/V FREE IMPALA	Twenty-six quarterly consecutive installments of $750 each, plus a balloon payment in the amount of $5,250, payable together with the last installment. Interest rate at 1.375% above LIBOR.

The vessels indicated in the above table are pledged as collateral for the respective loans.

The debt agreements also include positive and negative covenants for the respective vessel-owning companies, the most significant of which are the maintenance of operating accounts, minimum cash deposits and minimum market values. The Company is further restricted from incurring additional indebtedness, changing the vessels’ flags and distributing earnings without the prior consent of the lender.

On August 12, 2008, the Company amended the credit facility of January 21, 2008 with the Hollandsche Bank — Unie (“HBU”), and was granted a new credit facility of $34,600 from HBU in addition to the then-outstanding facility of $32,125. The breakdown of the facility amount of $66,725 is as follows: (i) the pre-existing overdraft facility I in the outstanding amount of $2,500; (ii) an unused overdraft facility II in the amount of $1,375 the availability of which will be reduced quarterly by $125 beginning three months after the first draw down date; (iii) an overdraft facility III in the amount of $3,000, which can be drawn down when the overdraft facility IV has been repaid and, except for earlier alteration the limit of the overdraft facility III, will be reduced to zero on April 1, 2016; (iv) an overdraft facility IV in the amount of $34,600, which has been used to finance a portion of the purchase price of the M/V Free Maverick; and (v) the then-outstanding amount of $25,250 of the rollover eight-year loan facility, the principal amount of which was $27,000. The $27,000 was drawn on March 18, 2008 to finance a portion of the purchase price of the M/V Free Knight.

As of December 31, 2008, the outstanding loan balance of the HBU amended facility amounts to $21,750 for the M/V Free Knight, $32,100 for the M/V Free Maverick and $nil for the M/V Free Destiny. The remaining undrawn facilities as of December 31, 2008 amount to $1,150.

Credit Suisse has provided us with a $91,000 rollover loan facility in two tranches; (i) Tranche A of $48,700 for the refinancing of the M/V Free Hero, the M/V Free Goddess and the M/V Free Jupiter, which replaced previous financings of $68,000 by HSH Nordbank under its senior loan and by BTMU Capital Corporation under its original $21,500 junior loan; and (ii) Tranche B of $42,300 for partly financing the acquisition of the M/V Free Lady acquired on July 7, 2008. As of December 31, 2008, the aggregate amount outstanding under the Credit Suisse facility is $81,750.

FREESEAS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

We have obtained a loan of $26,250 from First Business Bank S.A. of Greece (“FBB”) to partly finance the acquisition of the M/V Free Impala, which as of December 31, 2008 had an outstanding balance of $24,750.

Loan Agreement Covenants

Our loan agreements contain various financial covenants that require us to, among other things:

•	maintain the value of the security that we provide to our lenders, generally known as value to loan, in ratios ranging from 130% to 147%, such that if the market value of our vessels or other assets pledged as security declines below the required value, we are obligated to post additional collateral within a specified period of time to cover the amount of the shortfall or prepay a portion of the outstanding loan such that the value to loan ratio is within the required ratio;

•	maintain minimum cash balances per mortgaged vessel;

•	the leverage ratio of the corporate guarantor will not at any time exceed 68%;

•	maintain the ratio of EBITDA, which is the Company’s consolidated pre-tax profits before interest, taxes, depreciation and amortization, over Net Interest Expenses, which is the interest paid net of any interest rate hedge agreements at greater than 3x;

•	maintain corporate liquidity, also known as available cash, to at least $3,000;

If we violate covenants in our loan agreements such as the ones identified above, including due to a sharp decline in the market value of our assets, such as our vessels, we may be at risk of default under our loan agreements. If we default, our lender would have the option of accelerating our loan, meaning that we could be required to immediately pay the amount due on our loan including accrued interest. If we were unable to pay the accelerated indebtedness due, or to refinance under our loan agreements, our lenders may foreclose on their liens, in which case we would lose vessels in our fleet.

We may need to seek permission from our lenders in order to engage in some corporate actions that would otherwise put us at risk of default. The current declines in the market value of our vessels and in the dry bulk charter market may increase our risk of default under the covenants described above. Our lenders’ interests may be different from ours and we may not be able to obtain our lenders’ permission or waivers when needed. This may limit our ability to continue to conduct our operations, pay dividends to you, finance our future operations, make acquisitions or pursue business opportunities.

As of December 31, 2008, the Company was not in compliance with certain loan covenants. The Company has obtained the following waivers:

On March 17, 2009, FBB agreed to waive any breach of the 130% value to loan covenant for the mortgaged vessel and any breach of our ratio of total liabilities to total assets from January 1, 2009 until January 1, 2010. Further, FBB has confirmed that no event of default had occurred as of December 31, 2008. Effective as January 1, 2009, the interest payable increased from 1.375% above LIBOR to 2.00% above LIBOR.

On March 20, 2009, HBU agreed to waive any breach of the 70% loan to value ratio in our existing credit agreements during the period from October 1, 2008 through July 1, 2010. A new value to loan covenant will be added in the existing credit agreement, as well as the credit agreement for the new $27,100,000 loan, and will be as follows:

•	100% commencing July 1, 2010

•	110% commencing July 1, 2011

FREESEAS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

•	120% commencing July 1, 2012

•	125% commencing December 31, 2012

In addition, commencing March 1, 2009, interest due on the continuing term loan and overdraft facilities will increase from 1.30% above LIBOR to 2.25% above LIBOR. Interest will decrease to 1.30% above LIBOR at such time as we meet the originally agreed loan to value ratio of 70%.

On March 23, 2009, Credit Suisse agreed to waive any breach of the 135% value to loan covenant from October 1, 2008 until March 31, 2010. In consideration of the waiver, we have agreed to a prepayment of $5,000,000 on July 31, 2009. In addition, from March 23, 2009 until March 31, 2010, the interest payable on the loan shall increase to 2.25% above LIBOR from 1.25% above LIBOR.

Based upon receipt of the waivers described above, all of the debt continues to be classified as long-term, except the current portion due in 2009.

The annual repayments of the above loans at December 31, 2008 are:

Year	Amount

2009	$26,700
2010	16,400
2011	16,400
2012	35,100
2013	14,000
2014	14,000
2015	24,475
2016	13,275

Total	$160,350

10.	Commitments and Contingencies

Agreement with financial advisor

FreeSeas entered into an agreement with a financial advisor whereby the terms of compensation required the Company to pay $200 upon closing of the merger (the “Transaction”) with Trinity Partners Acquisition Co., Inc. (“Trinity”) (December 15, 2005) and $400 payable in 20 equal monthly installments commencing upon closing of the Transaction. In addition, for a period of one year from the date of the closing of the Transaction, the financial advisor provided certain financial and consulting services and advice, for which the Company will pay up to $400, payable in amounts equal to 5% of each $1,000 received by FreeSeas from the exercise of FreeSeas warrants. The amount outstanding in Accrued Liabilities (see Note 6) as of December 31, 2008 is $8.

Shares, warrants and options committed to HCFP Brenner Securities LLC

In connection with Trinity’s initial public offering (the “IPO”), HCFP was paid a fee of $75, and received 7,500 shares of common stock and five-year warrants to purchase 15,000 shares of common stock at $5.00 per share. Trinity paid HCFP $75 at the closing of the Transaction and FreeSeas issued HCFP the shares and warrants referred to previously in accordance with the terms of the Transaction.

Upon the consummation of the Transaction on December 16, 2005, FreeSeas assumed Trinity’s obligations under a purchase option sold to HCFP. Under that purchase option, HCFP has the right to purchase

FREESEAS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

up to 12,500 Series A Units at a price of $17.325 per unit and up to 65,000 Series B Units at a price of $16.665 per unit. Each Series A Unit consists of two shares of FreeSeas’ common stock, five Class W warrants and five Class Z warrants. Each Series B Unit consists of two shares of FreeSeas’ common stock, one Class W warrant and one Class Z warrant. The exercise price of the warrants included in the units is $5.50 per share. The purchase option expires on July 29, 2009.

In addition, FreeSeas has assumed an obligation to pay HCFP a fee equal to 5% of the warrant price for the solicitation of the exercise of FreeSeas warrants by HCFP under certain circumstances. The amount paid during the twelve-month period ended December 31, 2008 was $18. There were no amounts paid during the same periods in 2007.

Warrants and Options

In connection with Trinity’s IPO, Trinity issued two classes of warrants, Class W warrants and Class Z warrants. Pursuant to the Transaction, the warrant holders’ rights to purchase Trinity common stock have been converted into rights to purchase FreeSeas common stock. Each Class W warrant entitles the holder to purchase one share of FreeSeas’ common stock at an exercise price of $5.00 per share, commencing on December 16, 2005. The Class W warrants will expire on July 29, 2009, or earlier upon redemption. Each Class Z warrant entitles the holder to purchase from FreeSeas one share of common stock at an exercise price of $5.00 per share, commencing on December 16, 2005. The Class Z warrants will expire on July 29, 2011, or earlier upon redemption. FreeSeas may redeem the outstanding Class W warrants and/or Class Z warrants in whole and not in part, at a price of $0.05 per warrant at any time upon a minimum of 30 days’ prior written notice of redemption, if, and only if, the last sale price of FreeSeas’ common stock equals or exceeds $7.50 per share for a Class W warrant or $8.75 per share for a Class Z warrant for any 20 trading days within a 30-trading-day period ending three business days before FreeSeas sends the notice of redemption.

During the twelve-month period ended December 31, 2008, a total of 127,873 Class W and 50,000 Class A warrants were exercised for shares of common stock. For the same twelve-month period in 2007, a total of 914,612 Class W, 188,744 Class Z and 700,000 Class B warrants were exercised for shares of common stock. As of December 31, 2008 and 2007, there were 2,441,271 and 2,569,144, respectively, of Class W and Class Z warrants outstanding in the aggregate.

The Company has also granted 200,000 Class A warrants and options to purchase 420,000 shares of common stock to its executives, of which 50,000 and 250,000, respectively, were exercised during the twelve-month period ended December 31, 2008, at an exercise price of $5.00 per share (See Note 14 — Stock-based Compensation).

Claims

As of December 31, 2008, in connection with the M/V Free Jupiter grounding casualty on September 21, 2007, cargo interests in China had claimed that the Company is liable for certain nickel-ore cargo tonnage off-loaded during the re-floating salvage process and eventually abandoned. On July 3, 2008, the cargo claim advanced by the receivers in China was settled for $296 by the Company’s P&I insurers.

The accrued expenses and receivables categories shall be correspondingly reduced as a consequence to the payments to the Salvors.

On September 15, 2008, the charterers commenced arbitration against the Company for an off-hire/damages claim and under performance claim for the M/V Free Envoy. A preliminary assessment of the off-hire/damages claim suggests that the Company has reasonable prospect of successfully defending the majority of the claim although it may be liable to compensate charterers for part of the claim. A preliminary view is that the

FREESEAS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

Company’s liability should not exceed $80 although further information and supporting documentation will be required from the charterers in order to enable the Company to confirm this.

11.	Related Party Transactions

Purchases of services

All vessels listed in Note 2 (except the vessel sold, the M/V Free Fighter) receive management services from Free Bulkers, pursuant to ship management agreements between each of the ship-owning companies and Free Bulkers. Each agreement calls for a monthly technical management fee of $15 (based on $1.30 per Euro). FreeSeas also pays Free Bulkers a fee equal to 1.25% of the gross freight or hire from the employment of FreeSeas’ vessels and a 1% commission to be paid to Free Bulkers on the gross purchase price of any new vessels acquired or the gross sales price of any vessels sold by FreeSeas with the assistance of Free Bulkers. FreeSeas also reimburses, at cost, the travel and other personnel expenses of the Free Bulkers staff, including the per diem paid by Free Bulkers to its staff, when they are required to attend FreeSeas’ vessels at port. FreeSeas believes that it pays Free Bulkers industry standard fees for these services. In turn, Free Bulkers has entered into an agreement with Safbulk Pty Ltd., a company controlled by one of the Group’s affiliates, for the outsourcing of the commercial management of the fleet.

Commencing on January 1, 2008, an annual fee of $500 was paid to Free Bulkers quarterly as compensation for services related to FreeSeas’ accounting and financial reporting obligations and implementation of Sarbanes-Oxley internal control over financial reporting procedures. On October 1, 2008, we entered into an amended and restated services agreement. In connection, with the amendment of the services agreement, Free Bulkers is also now responsible for executing and supervising all of our operations based on the strategy devised by the board of directors and subject to the approval of our board of directors. Free Bulkers is responsible, among other things, for with general administrative, office and support services necessary for our operations and our fleet, including technical and clerical personnel, communication, accounting, and data processing services; advising our board of directors when opportunities arise to purchase, including through newbuildings, or to sell any vessels; and negotiating all borrowings, deposits and lending arrangements for us. In connection with Free Bulkers undertaking to provide additional services under the amended services agreement, the annual fee of $500 was increased to $1,200. An additional fee of $300 was paid to Free Bulkers as partial contribution for the refurbishment of the office space used by the Company.

The expenses related to the technical management fee and the amended and restated services agreement from Free Bulkers are reflected in the accompanying consolidated statement of operations as “Management and other Fees to a Related Party.” The total amounts paid for the twelve-month period ended December 31, 2008, 2007 and 2006 amounted to $2,634, $875 and $540, respectively.

The balance due from or (to) related party as of December 31, 2008 and December 31, 2007 was $1,622 and $1,037, occupied by the Company, respectively. The amount paid to related parties for office space during the twelve-month period ended December 31, 2008 was $206 and for the same periods in 2007 and 2006 the amounts were $67 and $nil respectively.

The loan of $26,250 which has been used to partly finance the acquisition of the M/V Free Impala, which as of December 31, 2008 has an outstanding balance of $24,750, has been granted by First Business Bank S.A. of Greece (“FBB”) in which one of our major shareholders holds a substantial interest.

Mr. Constantinos Varouxakis, the brother of Mr. Ion Varouxakis, our chairman, chief executive officer and president, is associated with a ship-brokering company. Free Bulkers and Safbulk use such brokering company, from time to time, as one of the shipping brokers for our fleet. This shipping brokerage firm received commissions of approximately $112 during the twelve month period ended December 31, 2008, which represents 3.4%, respectively, of the $3,300 of total commissions paid in the same period. This compares to

FREESEAS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

$36,000 of commissions paid to this firm during the same period in 2007 which represent 10.40% of the $1,095,000 of total commissions paid in the same period. During the twelve month period ended December 31, 2006 the total commissions paid to this firm were $ nil.

Employment agreements

Upon consummation of the Transaction (see Note 14), FreeSeas entered into employment agreements with three directors. The agreements are for initial three-year terms, with additional two-year renewal terms. Under the agreements, each officer’s annual base salary was $150, which was subject to increases as may be approved by FreeSeas’ Board of Directors. Each officer was also entitled to receive performance or merit bonuses as determined from time to time by FreeSeas’ Board or a committee of the Board and to reimbursement of expenses and other employee benefits as may be implemented.

On January 7, 2007, two of the Company’s above mentioned directors resigned voluntarily. Mr. Ion Varouxakis became president and chief executive officer with no change to his employment agreement.

In May 2007, Mr. Dimitrios Papadopoulos was contracted to act as the Company’s Chief Financial Officer. His employment agreement provided for a two-year term, with additional one-year renewals. His annual base salary amounted to €85.2, which was subject to increases as may be approved by FreeSeas’ Board of Directors. During the year ended December 31, 2007, base salary paid was $80.1. In December 2008, Mr. Dimitrios Papadopoulos resigned and Mr. Dimitrios Filippas was appointed as the Company’s Interim Chief Financial Officer.

Effective October 1, 2008, in connection with the execution of an amended and restated services agreement with Free Bulkers, Mr. Varouxakis’ employment agreement was terminated by mutual consent of the parties and all of Mr. Varouxakis’ and our Chief Financial Officer’s services are provided to us under the terms of such services agreement with Free Bulkers.

All officers were each entitled to receive grants of additional options to acquire shares of FreeSeas’ common stock from time to time during the terms of their respective employment as determined by FreeSeas’ Board of Directors. Under such entitlement, in December 2007, the Board of Directors granted 45,000 options and 125,000 options to non-executive directors and executive officers, respectively (see Note 14).

Shareholders’ options and warrants

In April 2005, the Company’s Board of Directors granted 750,000 options to its executive officers and approved the issuance of 200,000 Class A warrants to entities beneficially owned by its executive officers. (see Note 14).

12.	Earnings Per Share

The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. The computation of the dilutive common shares outstanding does not include the 12,500 Series A and 65,000 Series B Unit options, for 150,000 shares and 260,000 respectively, as their exercise price was greater than the average market price and 170,000 options for common shares under the Company’s stock compensation plan of which 140,000 are vested as of December 31, 2008.

FREESEAS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

The components of the denominator for the calculation of basic earnings per share and diluted earnings per share are as follows:

	For the Year Ended	For the Year Ended	For the Year Ended
	December 31, 2008	December 31, 2007	December 31, 2006

Numerator:
Net income (loss) — basic and diluted	$19,192	$(156)	$(3,324)
Basic earnings per share denominator:
Weighted average common shares outstanding	21,006,497	8,786,827	6,290,100
Diluted earnings per share denominator:
Weighted average common shares outstanding	21,051,963	8,786,827	6,290,100
Dilutive common shares:
Options	17,229	—	—
Warrants	28,237	—	—

Dilutive effect	45,466	—	—

Weighted average common shares — diluted	21,051,963	8,786,827	6,290,100
Basic income/(loss) per common share	$0.91	$(0.02)	(0.53)
Diluted income/(loss) per common share	$0.91	$(0.02)	(0.53)

The potential proceeds to the Company of all exercisable options and warrants as of December 31, 2008 totaling 3,141,271 amounts to $16,814.

13.	Stock Option Plan

FreeSeas’ 2005 Stock Incentive Plan (the “Plan”) became effective on April 26, 2005. An aggregate of 1,500,000 shares of the Company’s common stock were reserved for issuance under the Plan. In accordance with the Plan, in April 2005, the Company’s Board of Directors granted 750,000 options, with an exercise price of $5.00, to its executive officers, which was subject to signing of the employment agreements and consummation of the Transaction with Trinity. The employment agreements were signed and the Transaction with Trinity consummated on December 15, 2005. On December 16, 2005, the Board of Directors ratified, adopted and approved the grant of options to the executive officers. The options vest at a rate of 1/3 per year, with the initial 1/3 vesting upon signing the employment agreement, the second 1/3 vesting on the first anniversary of the employment agreement, and the final 1/3 vesting on the second anniversary of the employment agreement. The options expire on December 16, 2010.

In December 2007, the Company’s Board of Directors granted 45,000 options to directors and 125,000 options to executives, of which 140,000 will vest in one year, 15,000 will vest in two years and 15,000 in three years, all at an exercise price of $8.25 per share.

Further, in April 2005, FreeSeas’ Board of Directors approved the issuance of Class A warrants to entities who immediately prior to the closing of the Transaction owned 100% of the outstanding FreeSeas’ common stock. The beneficial owners of these entities were the executive officers of FreeSeas. The terms of the warrants provided that these warrants become exercisable on the later of July 29, 2005, or consummation of the Transaction. The warrants otherwise expire on July 29, 2011 and are not callable. These warrants, the issuance of which was ratified, adopted and approved by the Board on December 16, 2005, entitle the holders to purchase an aggregate of 200,000 shares of the Company’s common stock at an exercise price of $5.00 per share and expire on July 29, 2011. These warrants were exercisable immediately upon the closing of the Transaction.

FREESEAS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

As of December 31, 2008, the recognized stock based compensation expense is $107. The total unrecognized compensation cost related to non vested option-based compensation arrangements granted under the Plan is $25. The cost is expected to be recognized over a weighted-average period of 2 years. 140,000 options were vested during the period ended December 31, 2008.

The Company’s stock-based compensation expense for the twelve-month periods ended December 31, 2008, 2007 and 2006 was $107, $96 and $651, respectively.

Presented below is a table reflecting the activity in the options (including the warrants described above and referred hereto as “Options”) from January 1, 2006 through December 31, 2008:

				Exercise	Options	Warrants		Exercise
	Options	Warrants	Total	Price	Exercisable	Exercisable	Total	Price

January 1, 2006	750,000	200,000	950,000	$5.00	250,000	200,000	450,000	$5.00

Options vested					250,000			$5.00
December 31, 2006	750,000	200,000	950,000	$5.00	500,000	200,000	450,000	$5.00

Options granted to directors	45,000		45,000	$8.25
Options granted to officers	125,000		125,000	$8.25
Options forfeited	(165,000)		(165,000)	$5.00
Options cancelled	(335,000)		(335,000)	$5.00	(335,000)			$5.00
Options vested					85,000			$5.00
December 31, 2007	420,000	200,000	620,000	$5.83	250,000	200,000	450,000	$5.00

Options exercised	(250,000)	(50,000)	(300,000)	$5.00	(250,000)	(50,000)	(300,000)	$5.00
Options vested					140,000		140,000	$8.25
December 31, 2008	170,000	150,000	320,000	$6.73	140,000	150,000	290,000	$6.57

The Company did not grant any stock options during the twelve-month period ended on December 31, 2008. During the year ended December 31, 2007, the Company granted 170,000 stock options. The assumptions utilized in the Black-Scholes valuation model for these stock options included expected dividend yield of 0%, expected volatility of 26.7%, risk-free interest rate of 3.21% and an expected life of five years. No stock options were granted during the year ended December 31, 2006.

The weighted average fair value of the Company’s options granted during the year ended December 31, 2007, calculated using the Black-Scholes option pricing model, was $0.11 per share.

For the years ended December 31, 2008 and 2007, respectively, 140,000 and 85,000 (prior to forfeiture) options vested and became exercisable.

As of December 31, 2008, the remaining contractual life for the 140,000 fully vested options and 30,000 non-vested options is four years and for the 150,000 fully vested warrants is two and a half years.

As of December 31, 2008, the 290,000 fully vested and exercisable options and warrants have no intrinsic value since the difference between the underlying stock’s price and the strike price is negative.

Stock-based compensation expense related to stock options recognized under SFAS No. 123(R) for the years ended December 31, 2008, 2007 and 2006 was $107, $96 and $651, respectively. As of December 31, 2008, 2007 and 2006, total unrecognized compensation cost, net of estimated forfeitures, was $25, $121 and $96, respectively. The unrecognized compensation cost is expected to be recognized over the next two years.

FREESEAS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

14.	Shareholders’ Equity

On April 27, 2005, the Company filed amended Articles of Incorporation in the Marshall Islands, whereby the name of the Company was changed from Adventure Holdings S.A. to FreeSeas Inc.

The authorized number of shares was increased to 45,000,000, of which 40,000,000 would be common stock with a par value of $.001 per share and 5,000,000 blank check preferred stock with a par value of $.001 per share.

On March 28, 2005, the Company executed a definitive agreement, which contemplated the merger of Trinity into FreeSeas. On December 15, 2005, Trinity shareholders approved the Transaction whereby Trinity was merged into FreeSeas. Upon the consummation of this Transaction and in accordance with the terms of the Transaction, Trinity shares, warrants and options were exchanged for the right to receive an equal number of FreeSeas shares, warrants and options.

Trinity had issued 100 shares of its common stock prior to its IPO. At Trinity’s IPO, 287,500 shares of common stock and 1,495,000 shares of Class B common stock were issued. Therefore, the additional common stock of FreeSeas that was issued to Trinity shareholders, in exchange for the Trinity shares, at the consummation of the Transaction was 1,782,600 shares of FreeSeas’ common stock.

Trinity shareholders also received 1,828,750 Class W warrants and 1,828,750 Class Z warrants of FreeSeas. Each Class W warrant entitles the holder to purchase one share of FreeSeas’ common stock at an exercise price of $5.00 per share, commencing on December 16, 2005. The Class W warrants will expire on July 29, 2009, or earlier upon redemption. Each Class Z warrant entitles the holder to purchase from FreeSeas one share of common stock at an exercise price of $5.00 per share, commencing on December 16, 2005. The Class Z warrants will expire on July 29, 2011, or earlier upon redemption.

Trinity entered into an agreement with HCFP pursuant to which HCFP was engaged to act as Trinity’s non-exclusive investment banker in connection with a business combination and would receive 7,500 shares of the Trinity’s common stock and 15,000 Class Z warrants to purchase Trinity’s common stock at an exercise price $5.00 per share. On December 15, 2005, Trinity was merged with and into the Company and the Company has assumed Trinity’s obligation to HCFP. Further, the Company’s transfer agent issued the respective shares and warrants on August 21, 2006.

On August 7, 2007, the Company filed a Registration Statement on Form F-1 under the Securities Act in connection with a public offering of the Company’s common stock. On October 30, 2007, the Company completed the sale of 11,000,000 shares of common stock at $8.25 per share. Credit Suisse and Cantor Fitzgerald & Co. served as the joint book running managers and Oppenheimer & Co. and DVB Capital Markets served as the co-managers. On November 6, 2007, the underwriters exercised their over-allotment option to purchase an additional 1,650,000 shares of common stock at the price of $8.25 per share. Total net proceeds from the stock offering, after deducting underwriting discounts, commissions, and expenses, are $95,153 which is reported in the consolidated statement of shareholders’ equity.

Furthermore, during the year ended December 31, 2007, a total of 914,612 Class W, 188,744 Class Z and 700,000 Class B warrants were exercised at a price of $5.00 per share, resulting in net proceeds to the Company of $8,667, which is reported in the consolidated statement of shareholders’ equity.

The Company had 6,290,100 shares, 1,843,750 Class Z warrants and 1,828,750 Class W warrants outstanding as of December 31, 2006. Following the issuance of the shares pursuant to the completed offering on October 30, 2007 described above, as well as the exercise of 1,803,356 of Class W, Class Z and Class B warrants, the aggregate number of outstanding shares of common stock as of December 31, 2007 was 20,743,456.

FREESEAS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

During the twelve-month period ended December 31, 2008, an additional 127,873 Class W, 50,000 Class A and 250,000 options for common stock were exercised, all at a price of $5.00 per share, for aggregate net proceeds to the Company of $2,086. As of December 31, 2008, there were 21,171,329 shares of common stock, 786,265 Class W and 1,655,006 Class Z warrants issued and outstanding. As of December 31, 2007, the issued and outstanding shares of common stock were 20,743,456, Class W warrants were 914,138 and Class Z warrants were 1,655,006. On March 27, 2008, the Company filed with the U.S. Securities and Exchange Commission a universal shelf registration statement on Form F-3 for the purpose of undertaking possible capital raises in the future. Included in this universal shelf registration statement are various securities of the Company, including common stock, preferred stock, debt securities, warrants, rights, purchase contracts and units, which the Company may determine to offer in the future, from time to time, based on market conditions and the Company’s capital needs. The Company received a limited waiver, from the underwriters of its October 2007 public offering, for the lock-up covenant of the underwriting agreement for purposes of filing the Form F-3 and confirmed that no offers or sales of “lock-up securities” (as defined in the underwriting agreement) would be made before April 21, 2008, the date the lock-up period expired. Though waived, the covenant was honored.

Common Stock Dividends

On each of February 7, 2008 and May 12, 2008, the Company declared a $0.175 per share of common stock quarterly dividend amounting to $3,630 and $3,705, respectively. The dividend was paid on February 28, 2008 and May 30, 2008, respectively, to shareholders of record as of February 18, 2008 and May 20, 2008, respectively. As of the declaration dates, the Company was in an accumulated deficit position and no earnings were available to distribute to shareholders. Therefore, the dividend payments were charged to additional paid-in capital. On July 31, 2008, the Company declared an increased dividend of $0.20 per share of common stock to shareholders as of record as of August 20, 2008, payable on August 29, 2008. The dividend was paid on August 29, 2008 to shareholders amounting to $4,234.

On November 13, 2008, the Company declared a dividend of $0.075 per share of common stock to shareholders of record as of November 24, 2008 payable on December 3, 2008. The dividend was paid on December 3, 2008 to shareholders amounting to $1,588.

The July 31st and November 13th dividends were declared from cash flow available to the Company. As of the declaration date, the Company’s retained earnings position was such that allowed the dividend payments to be charged against the retained earnings.

15.	Taxes

Under the laws of the countries of the Group’s incorporation and/or vessels’ registration, the Group is not subject to tax on international shipping income; however, they are subject to registration and tonnage taxes, which have been included in vessel operating expenses in the accompanying consolidated statements of operations.

Pursuant to the Internal Revenue Code of the United States (the “Code”), U.S. source gross transportation income is subject to certain income taxes (section 887), with exemption from such tax allowed under certain conditions (section 883). All the Group’s ship-operating subsidiaries satisfy the initial criteria for such exemption. It is not clear, however, whether they will be entitled to the benefits of Section 883 for the twelve-month period ended December 31, 2008. The Company does not anticipate, nevertheless, that a material amount of United States federal tax would be owed in the event that the Company does not qualify for the benefits of Section 883 for the years 2008 and beyond.

FREESEAS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

16.	Financial Instruments

The principal financial assets of the Group consist of cash in hand and at bank, trade receivables and due from related party. The principal financial liabilities of the Group consist of long-term bank loans, accounts payable and accrued liabilities paid directly by the Group.

Interest rate risk:  The Group’s interest rates and long-term loan repayment terms are described in Note 9.

Concentration of credit risk:  Financial instruments that potentially subject the Group to significant concentrations of credit risk consist principally of cash and trade receivables. Credit risk with respect to trade accounts receivable is high due to the fact that the Group’s total income is derived from few charterers.

Fair value:  The carrying amounts reflected in the accompanying consolidated balance sheet of financial assets and liabilities, excluding long-term bank loans, approximate their respective fair values due to the short maturity of these instruments. The fair values of long-term bank loans approximate the recorded values, generally due to their variable interest rates.

17.	Revenue from Voyages

Revenue from significant customers for the year ended December 31, 2008, 2007 and 2006 are as follows:

Operating Revenues
Charterer	December 31, 2008

MUR Shipping FZCO	38%
Korea Line Corporation	13%
Navision Shipping Co. A/S	10%
Premuda S.p.A.	Under 10%
AWB Limited	Under 10%

Operating Revenues
Charterer	December 31, 2007

Seaside Navigation ApS	30%
Armada Pacific Bulk Carriers	19%
Navision Shipping Co. A/S	Under 10%
Oldendorff	Under 10%

Operating Revenues
Charterer	December 31, 2006

Oldendorff	20%
Seaside Navigation ApS	12%
Cargill	Under 10%
Copenship	Under 10%

FREESEAS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

The Group operates on a worldwide basis in one operating segment — the shipping transportation market. The geographical analysis of revenue from voyages based on point of destination is presented as follows:

	Operating Revenues
	December 31, 2008	December 31, 2007	December 31, 2006

Europe	$13,026	$2,855	$3,031
North America	7,050	2,715	—
South America	4,572	2,674	1,803
Asia	25,912	6,811	4,758
Africa	14,536	5,092	2,135
Oceania	1,593	—	—

Total	$66,689	$20,147	$11,727

18.	Subsequent Events

Waivers

A. On March 17, 2009, FBB agreed to waive any breach of the 130% value to loan covenant for the mortgaged vessel and any breach of our ratio of total liabilities to total assets from January 1, 2009 until January 1, 2010. Further, FBB has confirmed that no event of default had occurred as of December 31, 2008. Effective as January 1, 2009, the interest payable increased from 1.375% above LIBOR to 2.00% above LIBOR. This waiver restricts our ability to pay dividends during the waiver period that is until January 1, 2010.

B. On March 20, 2009, HBU agreed to waive any breach of the 70% loan to value ratio in our existing credit agreements during the period from October 1, 2008 through July 1, 2010. A new value to loan covenant will be added in the existing credit agreement, as well as the credit agreement for the new $27,100 loan, and will be as follows:

•	100% commencing July 1, 2010

•	110% commencing July 1, 2011

•	120% commencing July 1, 2012

•	125% commencing December 31, 2012

In addition, commencing March 1, 2009, interest due on the continuing term loan and overdraft facilities will increase from 1.30% above LIBOR to 2.25% above LIBOR. Interest will decrease to 1.30% above LIBOR at such time as we meet the originally agreed loan to value ratio of 70%.

C. On March 23, 2009, Credit Suisse agreed to waive any breach of the 135% value to loan covenant from October 1, 2008 until March 31, 2010. In consideration of the waiver, we have agreed to a prepayment of $5,000 on July 31, 2009. In addition, from March 23, 2009 until March 31, 2010, the interest payable on the loan shall increase to 2.25% above LIBOR from 1.25% above LIBOR.

Refinancing of Loan

D. In March 2009, we and HBU entered into a term sheet pursuant to which HBU agreed to refinance the balloon payment due on August 1, 2009 on the overdraft facility IV amounting to $27,100 with a new 3.5 year facility which is payable as follows: 13 installments of $600 beginning on August 1, 2009 and one balloon payment of $19,300 on November 1, 2012. The new facility bears interest at the rate of 3.00% above

FREESEAS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

LIBOR which will be increased by a “liquidity premium,” to be determined on August 1, 2009. The existing conditional HBU overdraft facility III amounting to $3,000 described has been cancelled upon the refinancing of the balloon payment. In addition, as described above, HBU has amended the existing value to loan covenants to be set forth in the loan agreement that we and HBU will enter into in accordance with the term sheet.

Insurance receivable

E. On February 9, 2009, the Company entered into an agreement with the Salvors and Hull & Machinery Insurers pursuant to which a settlement in the amount of $9,500 has been agreed as the compensation amount under the Lloyd’s Open Form services in connection with the salvage operation of the M/V Free Jupiter grounding casualty on September 21, 2007 off Dinagaz Sound district in the Philippines. Of the $9,500 settlement amount, Hull & Machinery Underwriters have agreed to pay $8,500 and the remaining $1,000 balance represents the amount which is recoverable from the P&I Club. During the first quarter of 2009 the outstanding balance of our claim receivables will be reduced from $17,807 to $8,298 as a result of insurance proceeds received.

Series A Preferred Shares

F. The Company has entered into a shareholders rights agreement with American Stock Transfer & Trust Company, LLC effective January 14, 2009 and declared a dividend of one purchase right, or a Right, to purchase one one-thousandth of the Company’s Series A Participating Preferred Stock, par value $0.001 per share, for each outstanding share of the Company’s Common Stock. The dividend was paid on January 23, 2009 to the Company’s shareholders of record on that date. Each Right entitles the registered holder, upon the occurrence of certain events, to purchase from the Company one one-thousandth of a share of Preferred Stock at an exercise price of $18.00, subject to adjustment.

Charter extensions

G. On March 23, 2009, in order to secure cash flow for a longer period, the Company announced that has agreed to extend the charters on two of its vessels, which had been scheduled to expire over the next few months.

The charter on the M/V Free Envoy was extended until July/August 2009 and the rate was reduced to $20,000 per day until the new expiration date.

The charter on the M/V Free Goddess was extended until January/February 2010 on the following terms:

A lump-sum amount of $500,000 has been paid by the charterer on February 15, 2009 as an upfront non-refundable performance guarantee; Charter rate of $8,000 per day to September 15, 2009, with an additional 50% profit sharing for any amounts earned by the Company’s charterers in excess of $10,000 per day; and Charter rate of $10,500 per day starting September 15, 2009 (until January/February 2010), with an additional 50% profit sharing for amounts earned by the Company’s charterers in excess of $12,500 per day.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers.

The Amended and Restated By-Laws of the Registrant provide that any person who is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another, partnership, joint venture, trust or other enterprise, shall be entitled to be indemnified by the Registrant upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the Business Corporations Act (Part I of the Associations Law) of the Republic of the Marshall Islands, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 60 of the Business Corporations Act (Part I of the Associations Law) of the Republic of the Marshall Islands provides as follows:

Indemnification of directors and officers.

(1) Actions not by or in right of the corporation.  A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2) Actions by or in right of the corporation.  A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3) When director or officer is successful.  To the extent that director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4) Payment of expenses in advance.  Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5) Indemnification pursuant to other rights.  The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6) Continuation of indemnification.  The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7) Insurance.  A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 7.	Recent Sales of Unregistered Securities.

During the past three years, FreeSeas has sold the following shares of common stock without registration under the Securities Act:

In May 2007 and June 2007, we drew down the amount of $14,000,000 under an unsecured two-year loan from one of our principal shareholders in order to partially finance the purchase the M/V Free Hero, the M/V Free Jupiter and the M/V Free Goddess. This loan accrued interest at the annual rate of 12.0%, payable upon maturity of the loan. Pursuant to the terms of the loan, we issued to the note holder 50,000 Class B warrants for every $1,000,000 drawn down under the loan. The warrants expire in five years and had an exercise price of $5.00 per share. In May 2007 and June 2007, therefore, we issued to the note holder 700,000 Class B warrants described above in connection with such draw downs. On November 14, 2007, all of the foregoing 700,000 Class B warrants were exercised at a price of $5.00 per share, resulting in net proceeds to us of $3,500,000.

In December 2007, our Board of Directors granted 45,000 options to purchase shares of our common stock to directors and 125,000 options to purchase shares of our common stock to executive officers, of which 140,000 vested in one year, 15,000 will vest in two years and 15,000 will vest in three years, all at an exercise price of $8.25 per share.

During the year ended December 31, 2008, 50,000 Class A warrants and 250,000 options to purchase common stock were exercised by our chief executive officer at a price of $5.00 per share, for aggregate net proceeds to us of $1,500,000.

We have entered into a shareholders rights agreement with American Stock Transfer & Trust Company, LLC effective January 14, 2009 and declared a dividend of one purchase right, or a Right, to purchase one one-thousandth of our Series A Participating Preferred Stock, par value $0.001 per share, for each outstanding share of our Common Stock. The dividend was paid on January 23, 2009 to our shareholders of record on that date. Each Right entitles the registered holder, upon the occurrence of certain events, to purchase from us one one-thousandth of a share of Preferred Stock at an exercise price of $18.00, subject to adjustment.

Item 8.	Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this Registration Statement:

Exhibit	Exhibit
No.	Description	Where Filed

1.1	Form of Underwriting Agreement	To be filed by amendment
3.2	Amended and Restated Articles of Incorporation of FreeSeas Inc. (formerly known as Adventure Holdings S.A.)	Exhibit 3.1 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on May 11, 2005 and incorporated herein by reference
3.2	Amended and Restated By-Laws of FreeSeas Inc. (formerly known as Adventure Holdings S.A.)	Exhibit 3.2 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on May 11, 2005 and incorporated herein by reference
3.3	First Amendment to the Amended and Restated Bylaws of FreeSeas Inc.	Exhibit 3.3 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on July 22, 2005 and incorporated herein by reference
3.4	First Amendment to the Amended and Restated Articles of Incorporation of FreeSeas Inc.	Exhibit 99.3 to Registrant’s 6-K filed on October 22, 2009
4.1	Specimen Common Stock Certificate	Exhibit 4.1 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on July 22, 2005 and incorporated herein by reference
4.2	Form of Class A Warrant	Exhibit 4.2 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on July 22, 2005 and incorporated herein by reference
4.3	Warrant dated as of May 8, 2007 issued to FS Holdings Limited	Exhibit 4.3 to Registrant’s Registration Statement on Form F-3 filed on August 3, 2007 and incorporated herein by reference
4.4	Warrant dated as of June 22, 2007 issued to FS Holdings Limited	Exhibit 4.4 to Registrant’s Registration Statement on Form F-3 filed on August 3, 2007 and incorporated herein by reference
4.4	Form of Class W Warrant	Exhibit 4.3 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on July 22, 2005 and incorporated herein by reference
4.6	Form of Class Z Warrant	Exhibit 4.4 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on July 22, 2005 and incorporated herein by reference
4.7	Warrant Clarification Agreement dated May 10, 2007 between FreeSeas Inc. and American Stock Transfer & Trust Company	Exhibit 4.27 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2006 and incorporated herein by reference
4.8	Form of Management Stock Option Agreement	Exhibit 4.5 to Amendment No. 2 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on October 11, 2005 and incorporated herein by reference
4.9	Shareholder Rights Agreement entered into effective as of January 14, 2009 by and between FreeSeas Inc. and American Stock Transfer & Trust Company, LLC	Exhibit 2.9 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2008

Exhibit	Exhibit
No.	Description	Where Filed

5.1	Opinion of Reeder & Simpson P.C., Marshall Islands counsel to the Registrant, as to the validity of the shares of common stock	To be filed by amendment
8.1	Opinion Regarding Tax Matters	To be filed by amendment
10.1	Employment Agreement between Ion G. Varouxakis and FreeSeas Inc.	Exhibit 10.2 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on July 22, 2005 and incorporated herein by reference
10.2	Employment Agreement between Dimitris D. Papadopoulos and FreeSeas Inc.	Exhibit 10.2 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on July 22, 2005 and incorporated herein by reference
10.3	Amended and Restated 2005 Stock Incentive Plan	Annex A to Registrant’s Form 6-K filed on December 1, 2006 and incorporated herein by reference
10.4	First Preferred Marshall Islands Vessel Mortgage dated August 4, 2004 by Adventure Two S.A. in favor of Corner Banca S.A.	Exhibit 10.5 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on July 22, 2005 and incorporated herein by reference
10.5	Deed of Pledge of Shares in Adventure Two S.A. dated August 4, 2004 by Adventure Holdings S.A. (now known as FreeSeas Inc.) to Corner Banca S.A.	Exhibit 10.6 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on July 22, 2005 and incorporated herein by reference
10.6	Credit Agreement dated June 24, 2004 between Adventure Three S.A. and Hollandsche Bank — Unie N.V.	Exhibit 10.7 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on July 22, 2005 and incorporated herein by reference
10.7	Mortgage dated September 29, 2004 by Adventure Three S.A. in favor of Hollandsche Bank — Unie N.V.	Exhibit 10.8 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on July 22, 2005 and incorporated herein by reference
10.8	Deed of Assignment dated September 29, 2004 between Adventure Three S.A. and Hollandsche Bank — Unie N.V.	Exhibit 10.9 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on July 22, 2005 and incorporated herein by reference
10.9	Short-Term Loan Agreement in Euros and Optional Currencies dated July 8, 2004 between Adventure Three S.A. and Hollandsche Bank — Unie N.V.	Exhibit 10.10 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on July 22, 2005 and incorporated herein by reference
10.10	Standard Ship Management Agreement dated July 1, 2004 between Free Bulkers S.A. and Adventure Two S.A.	Exhibit 10.11 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on May 11, 2005 and incorporated herein by reference
10.11	Amendment No. 1 of July 22, 2005 to the “Shipman 98” Agreement dated July 1, 2004 between Adventure Two S.A. and Free Bulkers S.A.	Exhibit 10.20 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on July 22, 2005 and incorporated herein by reference
10.12	Standard Ship Management Agreement dated July 1, 2004 between Free Bulkers S.A. and Adventure Three S.A.	Exhibit 10.12 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on May 11, 2005 and incorporated herein by reference

Exhibit	Exhibit
No.	Description	Where Filed

10.13	Amendment No. 1 of July 22, 2005 to the “Shipman 98” Agreement dated July 1, 2004 between Adventure Three S.A. and Free Bulkers S.A.	Exhibit 10.13 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on July 22, 2005 and incorporated herein by reference
10.14	Loan Agreement dated August 2, 2004 among Adventure Holdings S.A. (now known as FreeSeas Inc.), G Bros S.A., and V Capital S.A., regarding the M/V Free Destiny	Exhibit 10.13 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on July 22, 2005 and incorporated herein by reference
10.15	First Amendment to Loan Agreement dated effective as of April 25, 2005 among Adventure Holdings S.A. (now known as FreeSeas Inc.), G Bros S.A., and V Capital S.A., regarding the M/V Free Destiny	Exhibit 10.14 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on July 22, 2005 and incorporated herein by reference
10.16	Loan Agreement dated September 20, 2004 among Adventure Holdings S.A. (now known as FreeSeas Inc.), G Bros S.A., and V Capital S.A., regarding the M/V Free Envoy	Exhibit 10.15 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on July 22, 2005 and incorporated herein by reference
10.17	First Amendment to Loan Agreement dated effective as of April 25, 2005 among Adventure Holdings, S.A. (now known as FreeSeas Inc.), G Bros S.A., and V Capital S.A., regarding the M/V Free Envoy	Exhibit 10.16 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on July 22, 2005 and incorporated herein by reference
10.18	Credit Agreement dated September 23, 2005 between Adventure Two S.A. and Hollandsche Bank — Unie N.V.	Exhibit 10.22 to Amendment No. 2 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on October 11, 2005 and incorporated herein by reference
10.19	Credit Agreement dated September 23, 2005 between Adventure Three S.A. and Hollandsche Bank — Unie N.V.	Exhibit 10.23 to Amendment No. 2 of Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on October 11, 2005 and incorporated herein by reference
10.20	Second Amendment to Loan Agreement dated effective as of October 7, 2005 among FreeSeas Inc., G. Bros S.A., and V Capital S.A. regarding the M/V Free Destiny	Exhibit 10.24 to Amendment No. 2 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on October 11, 2005 and incorporated herein by reference
10.21	Second Amendment to Loan Agreement dated effective as of October 7, 2005 among FreeSeas Inc., G. Bros S.A., and V Capital S.A. regarding the M/V Free Envoy	Exhibit 10.25 to Amendment No. 2 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed October 11, 2005 and incorporated herein by reference
10.22	Mortgage dated October 24, 2005 by Adventure Two S.A. in favor of Hollandsche Bank — Unie N.V.	Exhibit 4.22 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2005 and incorporated herein by reference
10.23	Deed of Assignment dated October 24, 2005 between Adventure Two S.A. and Hollandsche Bank — Unie N.V.	Exhibit 4.23 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2005 and incorporated herein by reference
10.24	Amendment dated January 23, 2006 to Credit Agreement dated September 23, 2005 between Adventure Two S.A. and Hollandsche Bank — Unie N.V.	Exhibit 4.27 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2005 and incorporated herein by reference
10.25	Amendment dated January 23, 2006 to Credit Agreement dated September 23, 2005 between Adventure Three S.A. and Hollandsche Bank — Unie N.V.	Exhibit 4.28 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2005 and incorporated herein by reference

Exhibit	Exhibit
No.	Description	Where Filed

10.26	Loan Agreement dated September 2006 between Adventure Four S.A. and First Business Bank S.A.	Exhibit 4.24 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2006 and incorporated herein by reference
10.27	Deed of Assignment dated September 2006 between Adventure Four S.A. in favor of First Business Bank S.A.	Exhibit 4.25 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2006 and incorporated herein by reference
10.28	Mortgage dated September 2006 by Adventure Four S.A. in favor of First Business Bank S.A.	Exhibit 4.26 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2006 and incorporated herein by reference
10.29	Promissory Note dated May 7, 2007 from FreeSeas Inc. in favor of FS Holdings Limited	Exhibit 4.28 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2006 and incorporated herein by reference
10.30	Loan Agreement between Adventure Eight S.A., Adventure Five, S.A., Adventure Seven, S.A. and Adventure Six, S.A. and HSH Nordbank AG	Exhibit 10.30 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1 (File No. 333-145203) filed on October 15, 2007 and incorporated herein by reference
10.31	Loan Agreement between Adventure Eight S.A., Adventure Five, S.A., Adventure Seven, S.A. and Adventure Six, S.A. and BTMU Capital Corporation	Exhibit 10.31 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1 (File No. 333-145203) filed on October 15, 2007 and incorporated herein by reference
10.32	Credit Agreement dated May 7, 2007 among Adventure Two S.A., Adventure Three S.A. and Hollandsche Bank — Unie N.V.	Exhibit 10.32 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1 (File No. 333-145203) filed on October 15, 2007 and incorporated herein by reference
10.33	Credit Suisse Offer Letter dated August 28, 2007	Exhibit 10.33 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1 (File No. 333-145203) filed on October 15, 2007 and incorporated herein by reference
10.34	Memorandum of Agreement dated May 1, 2007 for the M/V Free Hero	Exhibit 10.34 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1 (File No. 333-145203) filed on October 15, 2007 and incorporated herein by reference
10.35	Memorandum of Agreement dated May 1, 2007 for the M/V Free Jupiter	Exhibit 10.35 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1 (File No. 333-145203) filed on October 15, 2007 and incorporated herein by reference
10.36	Memorandum of Agreement dated August 29, 2007 for the M/V Free Goddess	Exhibit 10.36 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1 (File No. 333-145203) filed on October 15, 2007 and incorporated herein by reference
10.37	Supplemental Agreement with HSH Nordbank dated .December 28, 2007	Exhibit 4.34 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2007 and incorporated herein by reference
10.38	Memorandum of Agreement dated January 22, 2008 for the M/V Free Impala	Exhibit 4.35 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2007 and incorporated herein by reference
10.39	Memorandum of Agreement dated January 22, 2008 for the M/V Free Knight	Exhibit 4.36 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2007 and incorporated herein by reference
10.40	Supplemental Agreement dated October 2007 to Loan Agreement between FreeSeas Inc., and HSH Nordbank AG	Exhibit 4.37 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2007 and incorporated herein by reference

Exhibit	Exhibit
No.	Description	Where Filed

10.41	Memorandum of Agreement dated March 10, 2008 for M/V Free Lady	Exhibit 4.38 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2007 and incorporated herein by reference
10.42	Facility Agreement dated December 24, 2007 between FreeSeas Inc. and Credit Suisse	Exhibit 4.39 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2007 and incorporated herein by reference
10.43	First Preferred Mortgage on the M/V Free Hero in favor of Credit Suisse	Exhibit 4.40 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2007 and incorporated herein by reference
10.44	First Preferred Mortgage on the M/V Free Goddess in favor of Credit Suisse	Exhibit 4.41 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2007 and incorporated herein by reference
10.45	First Preferred Mortgage on the M/V Free Jupiter in favor of Credit Suisse	Exhibit 4.42 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2007 and incorporated herein by reference
10.46	Loan Agreement dated March 31, 2008 between Adventure Nine and First Business Bank	Exhibit 4.43 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2007 and incorporated herein by reference
10.47	First Preferred Mortgage on the M/V Free Impala in favor of First Business Bank	Exhibit 4.44 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2007 and incorporated herein by reference
10.48	Deed of Covenants dated April 2, 2008 between Adventure Nine and First Business Bank	Exhibit 4.45 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2007 and incorporated herein by reference
10.49	Credit Agreement dated January 21, 2008 among Adventure Two, Adventure Three and Adventure Seven with Hollandsche Bank — Unie N.V.	Exhibit 4.46 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2007 and incorporated herein by reference
10.50	Short Term Loan Agreement among Adventure Two, Adventure Three, Adventure Seven and Hollandsche Bank--Unie N.V.	Exhibit 4.47 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2007 and incorporated herein by reference
10.51	Rollover Loan Agreement dated April 3, 2008 among Adventure Two, Adventure Three, Adventure Seven and Hollandsche Bank — Unie N.V.	Exhibit 4.48 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2007 and incorporated herein by reference
10.52	First Preferred Mortgage dated March 19, 2008 on the M/V Free Knight in favor of Hollandsche Bank — Unie N.V.	Exhibit 4.49 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2007 and incorporated herein by reference
10.53	Deed of Covenants between Adventure Seven and Hollandsche Bank — Unie N.V	Exhibit 4.45 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2007 and incorporated herein by reference
10.54	Second Preferred Mortgage on the M/V Free Destiny in favor of Hollandsche Bank — Unie N.V.	Exhibit 4.51 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2007 and incorporated herein by reference
10.55	Second Preferred Mortgage on the M/V Free Envoy in favor of Hollandsche Bank — Unie N.V.	Exhibit 4.52 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2007 and incorporated herein by reference
10.56	Memorandum of Agreement dated August 7, 2008 for the M/V Free Maverick	Exhibit 4.53 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2008
10.57	First Preferred Mortgage on the M/V Free Maverick in favor of Hollandsche Bank — Unie N.V	Exhibit 4.54 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2008

Exhibit	Exhibit
No.	Description	Where Filed

10.58	Amended Credit Agreement dated August 12, 2008 among Adventure Two, Adventure Three, Adventure Seven and Adventure Eleven with Hollandsche Bank — Unie N.V.	Exhibit 4.55 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2008
10.59	Supplemental Agreement dated June 26, 2008 to the Facility Agreement dated December 24, 2007 between FreeSeas Inc. and Credit Suisse	Exhibit 4.56 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2008
10.60	Supplemental Agreement dated March 23, 2009 to the Facility Agreement dated December 24, 2007 between FreeSeas Inc. and Credit Suisse	Exhibit 4.57 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2008
10.61	First Supplemental Agreement dated March 17, 2009 to Loan Agreement dated March 31, 2008 with First Business Bank S.A.	Exhibit 4.58 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2008
10.62	Deed of Amendment dated March 17, 2009 of the Deed of Covenant dated April 2, 2008 between Adventure Nine S.A. and First Business Bank S.A.	Exhibit 4.59 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2008
10.63	Term Sheet dated March 2009 between HBU and FreeSeas	Exhibit 4.60 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2008
10.64	Amended and Restated Services Agreement dated October 1, 2008 between FreeSeas Inc. and Free Bulkers S.A.	Exhibit 4.61 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2008
10.65	Memorandum of Agreement dated August 5, 2009 for the M/V Free Neptune	Exhibit 99.4 to Registrant’s 6-K filed on October 22, 2009
10.66	Amendment and Restatement Agreement dated September 1, 2009 among Adventure Two, Adventure Three, Adventure Seven, Adventure Eleven, FreeSeas and New HBU II N.V.	Exhibit 99.5 to Registrant’s 6-K filed on October 22, 2009
10.67	Facility Agreement dated September 1, 2009 among Adventure Two, Adventure Three, Adventure Seven, Adventure Eleven, FreeSeas and New HBU II N.V.	Exhibit 99.6 to Registrant’s 6-K filed on October 22, 2009
10.68	Deed of Release of Whole dated September 15, 2009 by New HBU II N.V. in favour of Adventure Two, Adventure Three, Adventure Seven and Adventure Eleven	Exhibit 99.7 to Registrant’s 6-K filed on October 22, 2009
10.69	Deed of Assignment dated September 15, 2009 between Adventure Two and New HBU II N.V.	Exhibit 99.8 to Registrant’s 6-K filed on October 22, 2009
10.70	Deed of Assignment dated September 15, 2009 between Adventure Three and New HBU II N.V.	Exhibit 99.9 to Registrant’s 6-K filed on October 22, 2009
10.71	Deed of Assignment dated September 15, 2009 between Adventure Seven and New HBU II N.V.	Exhibit 99.10 to Registrant’s 6-K filed on October 22, 2009
10.72	Deed of Assignment dated September 15, 2009 between Adventure Eleven and New HBU II N.V.	Exhibit 99.11 to Registrant’s 6-K filed on October 22, 2009
10.73	Addendum No. 1 dated September 17, 2009 to the Amended and Restated Services Agreement dated October 1, 2008 by and between FreeSeas Inc. and Free Bulkers S.A.	Exhibit 99.12 to Registrant’s 6-K filed on October 22, 2009
10.74	Form of Standard Ship Management Agreement by and between Free Bulkers S.A. and each of Adventure Five S.A. through Adventure Twelve S.A.	Exhibit 99.13 to Registrant’s 6-K filed on October 22, 2009

Exhibit	Exhibit
No.	Description	Where Filed

10.75	Form of Addendum to BIMCO Management Agreement by and between Free Bulkers S.A. and each of Adventure Two S.A. through Adventure Twelve S.A.	Exhibit 99.14 to Registrant’s 6-K filed on October 22, 2009
21.1	Subsidiaries of the Registrant	Exhibit 99.15 to Registrant’s 6-K filed on October 22, 2009
23.1	Consent of Reeder & Simpson P.C.	Included in its opinion filed as Exhibit 5.1, to be filed by amendment
23.2	Consent of PricewaterhouseCoopers S.A.	Filed herewith
24.1	Power of Attorney	Included on signature page of the Registration Statement
99.1	Letter Regarding Change in Certifying Accountant	Filed herewith

Item 9.	Undertakings.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933, or the Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes that:

1. For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1)( or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Piraeus, Country of Greece on October 22, 2009.

FREESEAS INC.

By:	/s/ Ion G. Varouxakis
Ion G. Varouxakis,
Chairman of the Board, Chief Executive Officer
and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Ion G. Varouxakis and Alexis Varouxakis, each in their individual capacity, as his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Ion G. Varouxakis Ion G. Varouxakis	Chairman of the Board of Directors, Chief Executive Officer and President (Principal executive officer)	October 22, 2009

/s/ Alexandros Mylonas Alexandros Mylonas	Chief Financial Officer (Principal financial and accounting officer)	October 22, 2009

/s/ Kostas Koutsoubelis Kostas Koutsoubelis	Director, Vice President and Treasurer	October 22, 2009

/s/ Didier Salomon Didier Salomon	Director	October 22, 2009

/s/ Focko H. Nauta Focko H. Nauta	Director	October 22, 2009

/s/ Dimitrios Panagiotopoulos Dimitrios Panagiotopoulos	Director	October 22, 2009

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of FreeSeas Inc. has signed this registration statement or amendment thereto in Miami, Florida on October 22, 2009.

Authorized U.S. Representative

/s/  A. Jeffry Robinson
A. Jeffry Robinson